As filed with the Commission on January 11, 2002           File No. ___________

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                              DBS INDUSTRIES, INC.
                 (Name of small business issuer in its charter)



             Delaware                                7389                             84-1124675
  (State or other jurisdiction of        (Primary Standard Industrial              (I.R.S. Employer
   incorporation or organization)            Classification Code)                Identification No.)


                        100 Shoreline Highway, Suite 190A
                          Mill Valley, California 94941
                             Telephone: 415-380-8055
          (Address and telephone number of principal executive offices)

                       Fred W. Thompson, President and CEO
                              DBS Industries, Inc.
                        100 Shoreline Highway, Suite 190A
                          Mill Valley, California 94941
                             Telephone: 415-380-8055
            (Name, address and telephone number of agent for service)

                                 With copies to:

                               Eric J. Stiff, Esq.
                              Bartel Eng & Schroder
                          300 Capitol Mall, Suite 1100
                          Sacramento, California 95814
                             Telephone: 916-442-0400
                                _________________

Approximate date of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ x ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

Pursuant to Rule 429, this registration statement also relates to 545,000 shares of Common Stock previously registered on Form SB-2 (Commission File No. 333-77687), 856,300 shares of Common Stock previously registered on Form SB-2 (Commission File No. 333-63513) and 4,178,051 shares of Common Stock previously registered on Form SB-2 (Commission File No. 333-41690).

                         CALCULATION OF REGISTRATION FEE

===============================================================================================

                                                      Proposed       Proposed
                                                      maximum         maximum      Amount of
      Title of each class of         Amount to be     offering       aggregate    registration
    securities to be registered     registered (1)   price per    offering price      fee
                                                     share (2)          (2)
-----------------------------------------------------------------------------------------------
Common Stock to be offered by         7,911,621       $ 0.24 (3)     $1,898,789      $  454
selling security holders

Common Stock (4)                      2,380,952(4)    $ 0.24 (3)     $  571,428      $  137
Common Stock (5)                      2,035,364(5)    $ 0.24 (3)     $  488,487      $  117

Common Stock (6)                      5,364,461(6)  $ 0.17 - $2.50   $2,992,408      $  715

Common Stock (7)                        545,000(7)

Common Stock (8)                        856,300(8)

Common Stock (9)                      4,178,051(9)

Total Registration Fee                                                               $1,423
===============================================================================================



(1) In the event of a stock split, stock dividend, or other transaction involving our Common Stock, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended ("Securities Act").

(2)  Estimated  for  the  sole  purpose  of   calculating   the  amount  of  the
     registration fee pursuant to Rule 457(c).

(3) Fee calculated in accordance with Rule 457(c) of the Securities Act. Based upon the average quotation of the bid and asked price per share of the registrant's Common Stock on January 7, 2002, as reported on the OTC Bulletin Board.

(4) Issuable upon the conversion of a convertible debenture in the principal amount of $500,000. The debenture is convertible into shares of Common Stock based on the five day average closing price immediately prior to the conversion date.

(5) Issuable upon the conversion of series B convertible preferred stock. Each share of preferred stock is convertible based on the three lowest closing bid prices of our Common Stock for the 20-day trading period immediately prior to the conversion date.

(6) Issuable upon the exercise of warrants to purchase Common Stock. The exercise prices range from $0.017 per share to $2.50 per share.

(7) These shares have previously been registered on Form SB-2 (Commission File No. 333-77687) and a fee of $2,741.00 was previously paid.

(8) These shares have previously been registered on Form SB-2 (Commission File No. 333-63513) and a fee of $6,482.00 was previously paid.

(9) These shares have previously been registered on Form SB-2 (Commission File No. 333-41690) and a fee of $3,004.00 was previously paid.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS                                               Subject to Completion
                                                              January __, 2002


                              DBS INDUSTRIES, INC.


                                  Common Stock
                                ________________


     This prospectus relates to the resale by the selling security holders of up to 23,271,749 shares of Common Stock. The selling security holders may sell the Common Stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions.

     We will not receive any proceeds from the sale of shares by the selling security holders. However, we have received proceeds from the sale of shares that are presently outstanding and we will receive proceeds upon the exercise of any warrants that may be exercised by the selling security holders.

     Our Common Stock is traded in the over-the-counter market and quoted on the OTC Bulletin Board under the symbol "DBSS.OB." On January 7, 2002 the average of the bid and asked price of our Common Stock was $0.24 per share, as reported on the OTC Bulletin Board.

     Investing in the Common Stock involves a high degree of risk. You should invest in the Common Stock only if you can afford to lose your entire investment. See "Risk Factors" beginning on page 7 of this prospectus.

     Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                             ______________________

                The date of this prospectus is January __, 2002.

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.



                                TABLE OF CONTENTS



Forward-looking Statements.....................................................3
Prospectus Summary.............................................................3
Risk Factors...................................................................7
The Offering..................................................................16
Use of Proceeds...............................................................19
Price Range of Common Stock...................................................19
Dividend Policy...............................................................20
Management's Discussion and Analysis of Financial
  Condition and Results of Operations.........................................21
Business......................................................................27
Management....................................................................43
Selling Security Holders......................................................55
Plan of Distribution..........................................................59
Certain Relationships and Related Transactions................................60
Description of Securities.....................................................61
Certificate of Incorporation..................................................63
Legal Proceedings.............................................................63
Legal Matters.................................................................63
Experts.......................................................................63
Where You Can Find Information................................................63

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors," that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

     As used in this prospectus, the terms "we," "us," "our," and "DBSI" mean DBS Industries, Inc. and its subsidiaries, unless otherwise indicated.


                               PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information and consolidated financial statements and notes thereto appearing elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider before investing in the Common Stock. You should read the entire prospectus carefully, including the "Risk Factors" section.

The Company

     DBS Industries, Inc. is a development stage company dedicated to providing low-cost and secure satellite/telecommunications solutions for remote infrastructure monitoring and control of energy and its transportation. Through our ownership interest in E-SAT, Inc., we are the only company currently licensed by the Federal Communications Commission, or "FCC," to provide commercial two-way data messaging using code division multiple access technology and low-earth-orbiting Little LEO satellites. We plan to begin providing our data messaging services on a commercial basis by early 2002, utilizing satellite capacity we have contracted from Iridium Satellite, LLC for a period of seven years. At the same time, we plan to continue to pursue development of our E-SAT satellite system as a more permanent source of satellite capacity.

     Financial difficulties in the satellite sector and sharp declines in telecommunications and technology sectors have made it difficult for us to attract the necessary system construction financing to complete the E-SAT system. As a result, in 2001 we initiated a "show me" strategy, taking advantage of the telecommunications downturn to purchase low-cost satellite capacity and combine it with the energy communications technologies and expertise we developed over the past ten years. To date, we have not recognized any significant revenue and do not have any customers; however, our objective is to both produce revenue and prove market demand for our services in early 2002.

     In June 2001, we completed a seven-year operator-to-operator agreement with Iridium Satellite LLC, the purchaser of the Iridium system out of bankruptcy, gaining low rates on satellite capacity and limited exclusivity through a revenue sharing arrangement.

     Also in June 2001, following the first successful demonstration of turning on and off a 60-ton shopping mall air conditioner by satellite, before representatives of the California governor's office and the media, we entered into negotiations with the State of California to provide satellite-based energy management services. In August 2001 we submitted a proposal to the California State Consumer Power and Conservation Financing Authority, referred to as the "Power Authority," for the use of a satellite-based voluntary command conservation program designed to conserve significant electrical usage on demand at peak or emergency times. Discussions are continuing as of the date of this filing, and there can be no guarantee that the State of California will actually enter into such an agreement with us . (See "Risk Factors--State of California Contract").

     To aid us in our ability to deliver load curtailment services, we have engaged Arthur D. Little, Inc. to provide engineering services, Bechtel Corporation to provide program management services for deployment, as well as Iridium Satellite LLC for the satellite capacity.

     We believe that our use of Iridium's L-Band satellite capacity will be complementary to our ultimate VHF-Band E-SAT system. This is primarily because the E-SAT system operates in the VHF spectrum that does not require a sky view from the satellite to the remote device. The Iridium system operates in the L-Band spectrum and does require a sky view, which prohibits the placement of the devices inside buildings or in other locations where there is no direct view of the satellite.

     Both of these systems are low-earth-orbiting, or "LEO," satellite systems that we believe offer significant advantages over competing systems and alternative customer solutions, including:

     Global coverage: Using a Little LEO  satellite-to-internet  system, we will
     be  able  to  provide   reliable,   global,   two-way  data  and  messaging
     communications services.

     Low cost: Unlike terrestrial systems, no incremental communications network infrastructure is required for new locations, regardless of how remote they are. In addition, both the Iridium System and the planned E-SAT system require fewer ground stations than other satellite solutions. In Iridium's case, this is because the system supports inter-satellite communications; in E-SAT's case, this is because the system is store-and-forward which allow satellites to store the information until a ground station is reached.

     Security: Our usage of both the Iridium system, which is also used by the U.S. Department of Defense, and the planned E-SAT System should provide security benefits through a virtual private network implementation--that is, neither will utilize a public switched phone system. One of the reasons this can be done is the restricted gateway structure described above.

     Low-cost ground transceiver: As compared to geostationary satellites operating at over 22,000 miles from earth, the Iridium and E-SAT LEO systems operate less than 500 miles from earth and therefore can utilize smaller and less expensive transceivers. In addition, in the case of the E-SAT System, the use of spread spectrum, or "CDMA," communications technology and an application specific integrated circuit, or "ASIC," technology, should allow us to produce smaller and lower-cost ground transceivers than competing systems.

     Our principal executive offices are located at 100 Shoreline Highway, Suite 190A, Mill Valley, California, 94941 and our phone number is 415-380-8055.


                              The Offering Summary



Total shares of Common Stock outstanding as of
December 31, 2001                                24,810,817

Shares of Common Stock being offered for
resale by the selling security holders           Up to 2,380,952 shares, assuming the
                                                 conversion of $500,000 principal amount of
                                                 convertible debentures and 2,035,364 shares
                                                 of Common Stock upon conversion of the
                                                 series B preferred and 18,855,433 shares
                                                 assuming the sale of all of the shares
                                                 registered in connection with the Common
                                                 Stock purchase agreements and exercise of
                                                 all warrants by the selling security
                                                 holders.  Of the shares registered for
                                                 resale, 5,579,351 were previously registered
                                                 and are included to allow their resale under
                                                 this prospectus.

Offering price                                   Market price or negotiated prices at the
                                                 time of resale.

Use of proceeds                                  We will not receive any of the proceeds of
                                                 the shares offered by the selling security
                                                 holders.  Any proceeds we receive from the
                                                 exercise of warrants will be used primarily
                                                 for costs associated with the construction
                                                 and launch of our satellite system, for
                                                 working capital and other general corporate
                                                 purposes.

OTC Bulletin Board Symbol                        DBSS.OB


                       Summary Consolidated Financial Data


     This summary of consolidated financial data has been derived from our annual and interim consolidated financial statements included elsewhere in this prospectus. You should read this information in conjunction with those financial statements, and notes thereto, along with the section entitled "Management's Discussion and Analysis of Financial Condition."


                                                                 Nine months     April 25, 1990
                                            Year Ended              ended        (Inception) to
                                           December 31,         September 30,     September 30,
                                         1999         2000           2001              2001
                                      -----------  -----------  -------------     -------------
                                                                 (Unaudited)       (Unaudited)

Revenue                              $         -    $         -    $         -    $    161,420

Loss from Operations                  (6,027,229)    (6,496,009)    (2,590,102)    (26,707,908)

Net Loss                              (5,915,493)    (6,557,549)    (2,689,147)    (22,294,811)

Net Loss attributable to
  Common Stockholders                 (5,915,493)    (6,557,549)    (2,966,025)    (22,571,690)

Loss per Share
       Basic                               (0.45)         (0.44)         (0.15)              -
       Diluted                             (0.45)         (0.44)         (0.15)              -

Working Capital (deficiency)          (1,736,295)    (2,216,321)    (1,900,141)              -

Total Assets                          15,562,586     15,078,085     15,353,768               -

Stockholders' Equity                  14,223,675     12,067,096     12,623,578               -



                                                  As of September 30, 2001
                                                  ------------------------
                                                        (Unaudited)

Consolidated Balance Sheet Data:

    Cash and cash equivalents                            $   136,484

    Working capital (deficiency)                          (1,900,141)

    Total assets                                          15,353,768

    Total liabilities                                      2,248,312

    Stockholders' equity                                  12,623,578

                                  RISK FACTORS


An investment in shares of our Common Stock is very risky. You should carefully consider the risks described below in addition to other information in this filing. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. The trading price of the shares of our Common Stock could decline due to any of these risks, and you could lose all or part of your investment.

We are a development stage company and we do not have any customers.

     We are a development stage company and as of December 31, 2001, we had no customers. Although we previously recorded gains from the sale of interests in entities which own direct broadcast satellites licenses, we have not earned any significant operating revenues since our formation. Given our limited operating history and lack of revenues, we cannot assure you that we will be able to obtain customers for the Iridium system or any other system, or to construct and implement the E-SAT system, and, if implemented, to develop a sufficiently large customer base to be profitable.

The State of California may not contract for the Voluntary Command Conservation Program.

     We have been in discussions with the State of California for a satellite-based load curtailment program, called the "Voluntary Command Conservation Program," since June 2001. However, the California energy situation is complex and involves significant political, regulatory and economic issues, and we cannot assure you that the State will ultimately agree to such a contract. Further, the State could agree to a contract but could be ultimately unable to pay for services due to financial difficulties or regulatory issues. In addition, the terms ultimately offered by the State may be substantially less desirable than those currently under discussion.

We may be unable to sign up participants for the Voluntary Command Conservation System, and our success in attracting participants may be harmed if blackout exemptions are not provided by the State to the participants.

     Even if we are successful in completing a contract with the State of California, we may be unable to sign up participants who will voluntarily allow us to curtail their electricity usage. We have received a preliminary indication from the trade association representative for retail shopping mall participants that are interested in joining our program. We believe that this is at least partially based upon our belief that the State will exempt participants from rolling blackouts in return for their participation. However, there is no assurance that the State or Public Utilities Commission will concur with this view or agree to provide this exemption from blackouts, and the failure to provide an exemption from blackouts would make it difficult for us to sign up participants.

The design, construction, and testing of the Voluntary Command Conservation System has numerous risks.

     The Voluntary Command Conservation System is a new application of the Iridium system and a new approach to electricity load curtailment. The remote curtailment units are new and will be subject to outside rooftop conditions including heat, cold, and inclement weather, for which the failure rate of these units cannot be assured. In addition, in using the Iridium system for data transfer, we are using it in a manner different from voice telephony, which was the intention of the original design. Further, the Iridium system may encounter significant problems or the software controlling the exchange of data and control instructions may fail. In addition, we may encounter unexpected delays and expenses due to technical problems we have not foreseen. Should the system fail or encounter significant deficiencies, our business and future success will be adversely affected.

We may be unable to raise sufficient capital for implementation of the Voluntary Command Conservation System.

     We currently estimate that we may require up to approximately $18 million to complete the engineering and deployment of the California Voluntary Command Conservation System. Given the risks and uncertainties in this undertaking, we cannot assure you that actual cash requirements will not exceed our estimates. Further, the current state of capital markets is uncertain, and is even more difficult for telecommunications companies, and we cannot assure you that we will be able to raise the funds required to complete the development and installation of the system, or that the timing and terms of any such financing will be favorable to us. If we are unable to obtain a sufficient amount of financing necessary to complete the system on commercially acceptable terms, our business and future success will be severely and adversely affected. Unless and until we begin to generate revenues, we will continue to generate further operating losses and negative net cash flow both for engineering the system and for our daily operations.

Future financings and strategic alliances will be required and will likely result in significant stockholder dilution and/or significant liabilities and may have restrictive conditions.

     Our current plans are to raise capital through a combination of debt and equity financing. Should we sell debt securities this would increase our liabilities and future cash commitments and may subject us to restrictive conditions on our growth and operations. However, we may be unable to obtain debt financing, and we would then depend principally on equity financings to pay for our systems, or even if we obtain debt financing, we may be required to provide some form of equity in addition.

     In order to execute our business plans, we plan to seek strategic alliances with entities that can provide communications systems, engineering, deployment, and distribution services and assets. Such alliances will likely require that we provide such entities the ability to participate in our growth. Examples of such participation may be, but are not limited to, revenue and profit-sharing and the issuance of equity securities in us or our subsidiaries.

     The issuance of additional equity securities by us may result in significant dilution to the equity interests of the current stockholders. Other types of growth participation arrangements may significantly lower the value of the equity interests of our current stockholders by reducing the revenue, profits, or other elements of the market value of the Company.

     Regardless of how we structure our financings and strategic alliances, we may be required to pledge our assets, including our ownership interest in E-SAT. Other restrictive conditions may also be imposed on the conduct of our business. In the event of a default on such pledges or conditions, it would be unlikely that there will be any assets remaining to be distributed to our stockholders.

We have incurred significant losses to date and could continue to do so. Without profit from delivery of services using the Iridium system, current circumstances continue to raise substantial doubt about our ability to continue as a going concern.

     Without contracts for services utilizing the Iridium system, we will continue to incur operating losses while we seek to construct our E-SAT system.

We recorded operating losses of approximately $6.6 million for 2000 and approximately $6.0 million for 1999 and, without customers for services utilizing the Iridium system, we do not anticipate any revenues during fiscal 2001 or 2002. Without significant revenue from the Iridium system, we will continue to incur substantial and increasing operating losses and negative net cash flows until our satellite system is developed, deployed and operating in a profitable manner. As of September 30, 2001, we had current liabilities of $2.1 million and current assets of $200,000.

     These circumstances raise substantial doubt about our ability to continue as a going concern as discussed in the report of our independent accountants.

     We currently estimate that we will require approximately $18.0 million in additional capital for engineering and deployment of our Voluntary Command
Conservation System in California, and $60.0 million in additional capital related to the construction and launch costs associated with our E-SAT satellite system. Given the risks in undertakings of this nature, we cannot assure you that actual cash requirements will not exceed our estimates. In particular, additional capital, over and above amounts anticipated, will be required in the event that we:

     o incur unexpected costs in completing the design of our systems or encounter any unexpected technical or regulatory difficulties;

     o find that the power utilization of participants in our Voluntary Command Conservation System is significantly lower than our estimates and, as a result, additional participants are necessary;

     o incur delays and additional expenses as the result of a E-SAT system launch or satellite failure;

     o are unable to enter into marketing agreements with third parties to sell our services; or

     o    incur any other significant unanticipated expenses.

     The occurrence of any of these events would adversely affect our ability to meet our business objectives. If we are unable to obtain a sufficient amount of financing to complete our systems and on commercially acceptable terms, our business and future success will be adversely affected.

We are subject to development contract commitments for the E-SAT system.

     In order to comply with development milestones required by E-SAT's FCC license, we have entered into various development contracts including satellite construction contracts with Alcatel Space Industries and Surrey Satellite and a satellite launch contract with Eurockot. Entering into these and other development and service contracts are critical to the overall development of the E-SAT system. The Alcatel satellite construction and launch contract requires progress payments of approximately $60.0 million over a 12 month period. We do not, at this time, anticipate making these progress payments. Failure to maintain these contracts would ultimately render them void and, if we are unable to arrange acceptable alternatives, would adversely affect our ability to construct the E-SAT system.

The contract with our prime contractor for the E-SAT system could be declared void.

     We have not made the necessary payments to our prime contractor, Alcatel, and, as a result, that contract could be declared void. The agreement with Alcatel required a payment at the end of 1999 of approximately $9.1 million in cash and the equivalent of $5 million shares of our Common Stock. This payment was necessary for Alcatel to continue work and to trigger an effective date for the full system development schedule. As of December 31, 2001, this payment has not been made, and Alcatel therefore has the right to consider this contract void. Although Alcatel has verbally indicated that it does not intend to terminate the contract, it has the right to do so. Until the effective date of contract, or "EDC", we continue to have a direct satellite construction contract with Surrey Satellite Technology Limited. At EDC, this contract would be assigned to Alcatel. Any cancellation or termination of these contracts could cause delay in construction of the E-SAT system which could result in the loss of the FCC license. (See also "Risk Factor--The E-SAT system may experience unscheduled delays that could harm our business or lead to the loss of the FCC license.")

The technology, design and construction of our E-SAT system are subject to numerous risks.

     The design and construction of the E-SAT system are subject to a number of risks associated with space-based communications systems. Although we believe that the E-SAT system is based on sound technology, its design will contain certain technology that has not been used in a commercial application. Although we intend to engage contractors that are experienced in the satellite and communications industry, we have no experience in developing, constructing, and operating a satellite based data communications system. The failure of the E-SAT system to be constructed, or to function as designed, or the failure of system components to function with other components or to specification could result in delays, unanticipated costs, and loss of system performance, thereby rendering the E-SAT system unable to perform at the quality and capacity levels we anticipate.

The E-SAT system may experience unscheduled delays that could harm our business or lead to the loss of the E-SAT FCC license.

     Our business is subject to both United States and international regulations and licensing. The E-SAT license has several FCC milestones, including:

     o    the  completion of  construction  of the first two satellites by March
          2002,

     o    the launch of those satellites by September 2002, and

     o    the  construction and launch of the remaining four satellites by March
          2004.

     Particularly the first milestone will be extremely difficult for us to meet, however we intend to seek an extension to these milestone requirements if one is necessary. However, we have very little control over whether any extension will be provided and the failure to obtain an extension or meet the milestones could result in the loss of E-SAT's FCC license.

     The next milestones under the E-SAT license are to construct two satellites by March 2002 and launch two satellites by September 2002. Given the delays in construction due to our inability to obtain sufficient financing, these milestones will be extremely difficult for us to meet. In addition, delays and related increases in costs in the construction, launch and implementation of the E-SAT system could result from a variety of causes, including:

     o delays encountered in the construction, integration and testing of the E-SAT system;

     o    launch delays or failures;

     o delays caused by design reviews in the event of a launch vehicle failure or a loss of satellites or other events beyond our control;

     o further modification of the design of all or a portion of the E-SAT system in the event of, among other things, technical difficulties or changes in regulatory requirements;

     o our failure to enter into agreements with marketing providers on terms acceptable to us; and

     o the failure to develop or acquire effective applications for use with the E-SAT system.

     While we intend to seek an extension to the time periods in our milestones, as described above, we have no assurance that any extension will be granted. A significant delay in the completion of our milestones could therefore erode our competitive position and could result in cancellation of the FCC license, which would have a material adverse effect on our financial condition and results of operations.

We will face many risks associated with the launching of E-SAT satellites.

     Satellite launches are subject to considerable risks, including the possible failure of the launch vehicle, which may result in the loss or damage to the satellite or its deployment into an incorrect or unusable orbit. Each launch is expected to carry three Little LEO satellites. Consequently, an unsuccessful launch could adversely affect one-half of our planned satellite constellation. We intend to obtain a certain amount of insurance to cover some of our potential losses in this area, but we cannot assure you that we will be able to obtain adequate insurance to cover all incidents or in a sufficient amount to cover the losses.

     We have entered into a launch services agreement with Eurockot Launch Services GmbH, headquartered in Bremen, Germany to provide for two payload launches from a launch site in Plesetzk, Russia during specified periods. Eurockot has limited experience in launching commercial satellites. Further, it is anticipated that any launch must be approved by a governmental agency of the Russian Federation. We do not know whether the launches will be approved by the Russian Federation or if the launches will take place as planned. Various political and military considerations, including as yet unknown factors resulting from the September 2001 terrorist attacks on the United States, could impact these launches. The failure of the launches or the occurrence of any significant problems generally associated with satellite launches would have an adverse effect on us and our ability to provide the services contemplated.

Our E-SAT satellites may malfunction or fail prematurely.

     A number of factors  will  affect the  useful  lives of the E-SAT  system's
Little LEO satellites, including the quality of construction, the expected gradual environmental degradation of solar panels, the amount of fuel on board and the durability of component parts. Random failure of satellite components could result in damage to or loss of a satellite. In rare cases, satellites could also be damaged or destroyed by electrostatic storms, high levels of radiation or collisions with other objects in space. Any premature loss of satellite performance or capacity could have a material and adverse effect on the efficiency of the overall system and the operation of the E-SAT system.

We will only be able to obtain a limited amount of satellite insurance for our E-SAT system.

     We expect to obtain launch insurance for each of our satellite launches and have engaged Frank Crystal & Co. and its subsidiary, International Space Brokers, Inc. to provide risk management counsel in obtaining insurance coverage for our planned Little LEO satellite constellation. This insurance would, in the event of a launch failure, provide funds for replacement launch satellites. In addition, we expect to obtain satellite replacement insurance, which we hope will provide sufficient funds for rebuilding satellites damaged in construction, shipment or launch. In the event a covered loss occurs, we will need to satisfy the insurance underwriters that the technological or other problems associated with the covered loss have been addressed prior to continuing the launch process. The launch and replacement insurance marketplace is volatile and we do not know whether launch or replacement insurance, or both, will be available to us, or if available, will be available on terms acceptable to us. We will continue to evaluate the insurance marketplace to determine the level of risk we are willing and able to absorb internally as well as the amount of risk we may be able to transfer to third parties.

Our E-SAT system is subject to governmental regulation that can be difficult to satisfy.

     We will need to secure "landing rights" in various countries where we hope to do business. Failure to secure foreign landing rights would preclude us from offering our full services in such countries, which would adversely affect our anticipated results of operation. In addition, our international license, LEOTELCOMM-2, is sponsored by the United States, and should we fail to maintain our FCC license, our international license rights may be subject to challenge. Further, we will be subject to varying export and communications regulatory requirements for the U.S. and internationally, not only for construction and launch of the E-SAT system, but also for the continuing operation of the system.

The services we intend to provide must be acceptable to the energy industry.

     Our success is largely dependent on whether governments, utilities and other related entities will contract for services utilizing the Iridium and/or E-SAT systems. We cannot assure you that we will be successful in completing the development and commercial implementation of our services. Governments and utility companies typically go through numerous steps before making final decisions. This process can be time consuming and take up to several years to complete.

     Further, utilizing satellite data messaging services is a relatively new and evolving business. It is difficult to predict the future growth of the market or the potential size of the market. There are a number of competing products from entities providing various types of communication technologies. The use of low-earth-orbiting satellites provides only one of many possible solutions for data communications with remote sites, and potential customers may choose other competing solutions. In the event that customers do not adopt our technology, or do so less rapidly than expected, our future results, including our ability to achieve profitability, will be materially and adversely affected.

Future advances in the industry could make our services obsolete.

     Future advances in the telecommunications industry could lead to new technologies, products or services competitive or superior to the products or services we intend to provide. Such technological advances could also lower the costs of other products or services that may compete with our systems, resulting in pricing pressures on our proposed products and services, which could adversely affect our business and results of operations.

Intense competition from existing and new entities could adversely affect our business.

     We will encounter competition from other satellite systems, as well as from competitive terrestrial-based communication companies. The market for collection and transmission of data from fixed devices and the potential market for other applications of data messaging services have led to substantial and increasing competition. Many of our present and future competitors using Little LEO satellites have begun to address the collecting and transmitting of data from fixed devices and at least one of these competitors has substantially greater marketing, technical and manufacturing resources, name recognition, and experience.

     Such competitors may be able to respond more quickly to new or emerging advancements in the industry and to devote greater resources to the development, promotion and sale of their products and services. Our technology must be competitive so that the systems can provide the data transmission service at a cost lower than most of our competitors' systems. We cannot assure you that such competitors will not succeed in developing better or more cost-effective data transmission systems.

We face increased competition as a result of strategic alliances and other consolidation in the industry.

     Our current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties that could increase their ability to reach commercial customers or subscribers of data messaging services. Further, terrestrial-based wireless communication systems are already providing data messaging services to the utility industry. Such existing and future competition could affect our ability to form and maintain agreements with utility companies and other customers. We cannot assure you that we will be able to compete successfully against our current and future competitors, and our failure to do so would have a material adverse effect on our business.

The price of ground transceivers will affect the success of our service.

     The development of low-cost ground transceivers to collect and transmit data from fixed devices will be important in the development of a broad market for our services. Ground transceivers must be manufactured and operated at a low cost in order to make our data messaging services attractive to potential commercial customers. It is expected that the cost of ground transceivers will decline as the volume of units produced increases. We must develop a low-cost ground transceiver which requires less power to operate and will be attractive to utility and other companies. However, we cannot assure you that ground transceivers can be developed at a cost and with the capabilities that will attract a large enough commercial subscriber base for us to receive significant revenues or achieve profitability.

We are dependent on third party vendors and consultants.

     We have relied on, and will continue to rely on, vendors and consultants that are not our employees to complete the design, construction and implementation of ours services, to market and deploy our data messaging services and for representation on regulatory issues. These vendors and consultants must continue to provide the expertise necessary. We cannot assure you that suitable vendors and consultants will be available in the future, and if available, will be available on terms deemed acceptable to us.

     We cannot assure you that these manufacturers of parts and equipment for our systems such as transceivers, antennas, load curtailment equipment and other devices, will be able to meet our needs in a satisfactory and timely manner or that we will be able to obtain additional manufacturers when and if necessary. A significant price increase, a quality control problem, an interruption in supply or other difficulties with third party manufacturers could have a material and adverse effect on our ability to successfully provide our proposed services. Further, the failure of third parties to deliver the products, components, necessary parts or equipment on schedule, or the failure of third parties to perform at expected levels, could delay our deployment of our services. Any such delay or increased costs could significantly harm our business and operating results.

Failure to effectively manage our growth would harm our future business results.

     As we seek to proceed from a development stage company to an operational company, we may experience significant and rapid growth in the scope and complexity of our business. We may need to rapidly engineer and deploy new services across wide geographic areas and engage in significant and complex business development and strategic alliance efforts. We will likely have an increased need and opportunity to market our services, manage operations, control the operations of our proposed systems, handle sales and marketing efforts and perform finance and accounting functions. This growth is likely to place a strain on our small management team and limited operational resources, and there is a risk that we may not effectively manage this growth. To lessen this requirement, and assist us in executing our business plan, we recently signed agreements with Arthur D. Little, Inc. for engineering services, and with Bechtel Corporation to provide program management services for the installation and deployment of the proposed Voluntary Command Conservation System. However, these organizations may terminate their contracts with us on short notice, and further there is no assurance that we will effectively manage the subcontractors. The failure to develop and implement effective systems, or the failure to hire or subcontract and train sufficient personnel for the performance of all of the functions necessary to effectively grow and manage our potential customer base and business, or the failure to manage growth effectively, could have a material adverse effect on our business and financial condition.

We are dependent on key personnel.

     Our success is substantially dependent on the performance of our executive officers and key personnel and on our ability to retain and motivate our personnel. The loss of any of our key personnel, particularly Fred W. Thompson, our president, would harm our ability to manage operations and development of our systems, and could have a material and adverse effect on our business, financial condition, and operating results.

Substantially all of our assets consist of our capitalized satellite construction costs and acquisition costs relating to the E-SAT license and these assets may be significantly impaired if we are unable to obtain the necessary financing or to maintain our FCC license.

     We cannot assure you that we will be able to obtain financing in a sufficient amount for the construction and deployment of our satellite constellation. Our failure to obtain sufficient and timely financing will likely result in our conclusion that the carrying amounts of the capitalized satellite construction costs and the investment in E-SAT are not recoverable. Under generally accepted accounting principles relating to the impairment of assets, we would then be required to write off all or a portion of the capitalized satellite construction costs and our acquisition costs relating to the E-SAT license which would have a material and adverse effect on our business, results of operations and financial position.

Our certificate of incorporation and Delaware law contain certain provisions that could deter takeovers which may prevent you from receiving a premium for your shares.

     Provisions of our certificate of incorporation and Delaware law could delay, defer or prevent a change in our control. Our certificate of incorporation contains a fair price provision that requires a certain threshold approval by our board of directors in the event of a merger, sale of assets or other types of business combinations. In addition, our board consists of members who serve staggered three year terms so that only a portion of our board can be removed at the annual meeting of stockholders. Further, the board is authorized to issue preferred stock, the classes and terms of which may be determined by the board. We are also subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation law, which prohibits us from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner, under Delaware law. These provisions in our certificate of incorporation and Delaware law could have the effect of delaying, deferring or preventing a change in control, even if doing so would be beneficial to our stockholders.

We have not paid dividends and are not likely to pay dividends on our Common Stock in the future.

     We have not declared or paid any dividends on our Common Stock, and do not anticipate paying any dividends for the foreseeable future. In addition, the holders of our shares of series A preferred stock and series B preferred stock are entitled to receive, out of any legally available funds, annual cumulative dividends equal to five percent and ten percent, respectively, of the liquidation preference of their shares. All dividends must be paid on the series A preferred stock and series B preferred stock before any may be declared or paid on the Common Stock. It is also anticipated that if we obtain bond financing or other financing facilities, we will be restricted in our ability to declare future dividends on our Common Stock.

Our stock price is volatile.

     Our Common Stock is quoted on the OTC Bulletin Board and is thinly traded. In the past, our trading price has fluctuated widely, depending on many factors that may have little to do with our operations or business prospects. In addition, the OTC Bulletin Board is not an exchange and, because trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on an exchange, such as NASDAQ, you may have difficulty reselling any of the shares that you purchase.

The exercise of outstanding convertible securities may adversely affect our Common Stock price and your percentage of ownership.

     As of December 31, 2001, there were outstanding warrants and options to purchase an aggregate of 14,287,262 shares of our Common Stock, of which approximately 13 million are vested. Of these approximately 13 million vested warrants and options, approximately 9 million have exercise prices of $1.00 or less. In addition, the series B preferred stockholders have the option to convert their shares into Common Stock at approximately 80% of the then current market price. Further, if we do not redeem the convertible debenture in the principal amount of $500,000 , then the holder has the option to convert the debenture into shares of Common Stock. The debenture is initially convertible, at the option of the holder, at a rate of $0.98 per share. After August 31, 2001, the conversion rate adjusts to 85% of the 5-day average closing price of our Common Stock, but in no case may be less than $0.21 per share. Conversion of both the series B preferred stock and the convertible debenture or the exercise of the outstanding options and warrants may have a detrimental impact on the terms under which we may obtain financing through a sale of our Common Stock in the future since they may hinder our ability to raise capital at a higher market price due to the dilutive effect to new investors. For these reasons, any evaluation of the favorability of market conditions for a subsequent stock offering must take into account any outstanding convertible securities.

                                  THE OFFERING

     The selling security holders are offering for resale up to 7,911,621 shares of Common Stock and up to 9,780,777 shares of Common Stock assuming the conversion of a debenture, the conversion of preferred stock and the exercise of outstanding warrants. The manner and terms of the securities through which the holders may receive Common Stock are described below.

Securities Purchase Agreement

     Of the shares of Common Stock offered through this prospectus, 2,380,952 shares are registered for resale assuming the conversion of a convertible debenture in the principal amount of $500,000, with interest accruing at the rate of 6% per year, and 250,000 shares assuming the exercise of warrants. The convertible debenture and warrants were issued together pursuant to a Securities Purchase Agreement.

     On August 31, 2001, we issued the convertible debenture along with the warrant in a private placement to one accredited investor. The debenture is initially convertible, at the option of the holder, at a rate of $0.98 per share. The conversion rate adjusts to 85% of the 5-day average closing price of our Common Stock, but in no case may be less than $0.21 per share. We may redeem the debenture, in whole or in part, for 120% of the principal amount plus any accrued and unpaid interest. Our right to redeem the debenture is subject to the holder's right to convert the debenture into shares of our Common Stock within ten days of our notice to redeem. This prospectus covers the resale of the shares of Common Stock underlying the convertible debenture and the warrant.

     Pursuant to a registration rights agreement, we are required to register the shares of Common Stock underlying the debenture and the warrant. Further we were required to file our registration statement with the SEC by October 15, 2001. The security holders have a right to assess liquidated damages for failure to file the registration statement by October 15, 2001 and if the registration fails to become effective by December 29, 2001. These liquidated damages are in an amount equal to approximately 3% for each 30 days (pro-rata as to a period of less than 30 days) of the outstanding principal amount of the debenture. The maximum total liquidated damages penalty is $100,000. In addition, in the event the registration statement is not declared effective by December 31, 2001, we are required to pay liquidated damages in an amount equal to 3% for each 30 days (pro-rata as to a period of less than 30 days) the registration statement is not declared effective or the effectiveness of such registration statement or related prospectus is suspended because such prospectus includes an untrue statement of material fact or omits to state a material fact required to be stated.

Series B Convertible Preferred Stock

     Of the shares being registered, 2,035,364, shares of Common Stock are being registered for resale upon conversion of our outstanding series B convertible preferred stock and up to 787,322 shares of Common Stock assuming the exercise of warrants that were issued at the same time as the series B convertible preferred stock.

     On October 6, 2000, we issued an aggregate of 400 units in a private placement to two accredited investors. Each unit consisted of one share of our series B convertible preferred stock and three warrants. The first two warrants provides the holders with the right to purchase 418.31 shares of Common Stock at $0.17 per share for each preferred share held and the third warrant provides the holders with the right to purchase 1,250 shares of Common Stock at $0.17 per share for each preferred share held. The shares of preferred stock have a liquidation preference of $1,000 per share and are initially convertible, at the option of the holder, into either (1) 1,045.75 shares of our Common Stock, or at a rate of $0.95625 which was the closing bid price at the time of the purchase or (2) 80% of the average of the three lowest closing bid prices of the Common Stock for the 20-day trading period prior to the conversion date. The holders of series B convertible preferred stock are also entitled to receive annual cumulative dividends equal to ten percent of the liquidation preference. After 360 days following October 6, 2000, we may redeem the preferred stock, in whole or part, for 108% of the purchase price plus any accrued and unpaid dividends. Our right to redeem the preferred stock is subject to the holder's right to convert their shares of preferred stock into shares of our Common Stock within twenty-four days of our notice to redeem. This prospectus covers the resale of the shares of Common Stock underlying the shares of preferred stock.

     Pursuant to a registration rights agreement, we are required to register the shares of series B convertible preferred stock and the shares of Common Stock to be issued upon the conversion of the series B convertible preferred stock and exercise of the warrants. We were required to file a registration statement with the SEC by August 4, 2001. Our failure to file the registration in a timely manner requires us to record a monthly accretion of 5% of the series B preferred stock's liquidation amount of $400,000 beginning August 4, 2001 for as long as the filing is delinquent. Further, the preferred stockholders have the right to require redemption of the series B preferred stock amounts, including accretions, beginning November 2, 2001, in the event that the registration statement is not declared effective at that time.

     In connection with the private placement of the series B convertible preferred stock, we issued 40 units to the placement agent consisting of 40 shares of our series B convertible preferred stock and warrants to purchase 120,000 shares of our Common Stock at an exercise price of $0.17 per share. The resale of the Common Stock issuable upon the conversion of the Series B convertible preferred stock and warrants is included in this prospectus.

Units of Common Shares and Warrants

     The selling security holders are also offering for resale up to 7,911,621 shares of Common Stock and up to 4,327,139 shares of Common Stock assuming the exercise of outstanding warrants.

     5,570,188 shares of Common Stock and warrants to purchase 1,331,846 shares were issued in connection with our private placements of units. The units consisted of shares of Common Stock and warrants with exercise prices ranging from $0.29 per share to $1.00 per share.

     Also included are warrants to purchase an aggregate of 880,000 that were issued to three (3) finders in connection with our private placements of units, consisting of shares of Common Stock and warrants to purchase Common Stock.

Other Shares Included in this Prospectus

     This prospectus also relates to an aggregate of 5,579,351 shares which were previously registered and are included to allow their resale under this prospectus. Of these shares, 2,819,169 shares are registered in connection with our Common Stock purchase agreement with Torneaux Ltd.

     On June 2, 2000, we entered into a Common Stock purchase agreement and related agreements with Torneaux Ltd., a private equity fund organized under the laws of The Bahamas. Subject to the fulfillment of certain conditions, the agreements provide us with a facility through which we may sell shares of our

Common Stock, at our option, to Torneaux Ltd. periodically over a 24-month period. Our ability to request a draw down under the Common Stock purchase agreement is subject to the continued effectiveness of a resale registration statement filed with the Securities and Exchange Commission to cover the shares to be issued. The amount of Common Stock to be sold at each draw down will not be less than $100,000 nor more than $2.45 million. We have agreed to sell our shares to Torneaux Ltd. at a price equal to the then current market price of our Common Stock during the draw down period, less a discount of between 7.5% and 13% specifically determined based upon a formula related to the then current market price of the stock. The number of shares that we may sell to Torneaux Ltd. varies depending on certain factors, including the market price of the Common Stock and the then current ownership interest of our Common Stock by Torneaux Ltd. We have also agreed to issue to Torneaux Ltd. warrants to purchase from 20% to 50% of the number of shares of Common Stock being purchased at the time of each draw down. Torneaux Ltd. will either resell its shares of our Common Stock in the open market, resell its shares of our Common Stock to other investors in negotiated transactions or hold shares of our Common Stock in its portfolio. This prospectus covers the resale by Torneaux Ltd. of Common Stock purchased by Torneaux Ltd. and issuable upon exercise of the related warrants either in the open market or to other investors.

     In connection with the Common Stock purchase agreement, we issued a warrant to purchase an aggregate of 250,000 shares of our Common Stock as a finder's fee to a third party not affiliated with us or Torneaux Ltd. The warrant is exercisable at an exercise price equal to the lesser of $1.5625 per share or the fair market value of one share of our Common Stock on the date the registration statement is declared effective by the SEC. The resale of the shares issuable upon exercise of the warrant are included in this prospectus.


                                 USE OF PROCEEDS

     We will not receive any proceeds from the resale of shares of Common Stock by the selling security holders. We will receive proceeds from any sales of shares pursuant to the Common Stock purchase agreement with Torneaux Ltd., and upon any exercise of warrants. In addition, we will receive relief from liabilities on our books upon the conversion of the convertible debenture and the conversion of the series B convertible preferred stock. We intend to use the proceeds from such sales of shares to Torneaux or the exercise of warrants primarily to pay for the costs associated with the construction and implementation of our systems, for working capital and other general corporate purposes.

                           PRICE RANGE OF COMMON STOCK

     The following table sets forth the high and low bids quoted for our Common Stock during each quarter for the past two fiscal year ends and until the quarter ended December 31, 2001, as quoted on the OTC Bulletin Board. The following quotations represent interdealer prices, without retail mark-ups, mark-downs, or commissions, and may not represent actual transactions. The information was obtained from Yahoo-Finance at http://finance.yahoo.com.

                                                    Common Stock
                                                    ------------
Quarter Ended                                     High         Low
--------------                                    ----         ---

December 31, 2001                                $0.25        $0.22
September 30, 2001                                1.07         0.38
June 30, 2001                                     0.63         0.20
March 31, 2001                                    0.80         0.31

December 30, 2000                                 1.06         0.31
September 30, 2000                                1.69         0.81
June 30, 2000                                     3.06         1.09
March 31, 2000                                    5.45         1.66


     As of December 31, 2001, we had 24,810,817 shares of Common Stock outstanding and 427 stockholders of record. The number of stockholders does not include those who hold our securities in street name.

                                 DIVIDEND POLICY

     We have not declared or paid any cash dividends on our Common Stock since our inception. The holders of our shares of series A preferred stock and series B preferred stock are entitled to receive, out of any legally available funds, annual cumulative dividends equal to five percent and ten percent, respectively, of the liquidation preference of their shares. All dividends must be paid on the series A preferred stock and series B preferred stock before any may be declared or paid on the Common Stock. We currently intend to retain any additional future earnings for use in the operation and expansion of our business. We do not intend to pay any cash dividends on our Common Stock in the foreseeable future.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

     We were formed in Delaware in 1989 and our principal executive offices are located in Mill Valley, California. We completed a share exchange reorganization with DBS Network in 1992. Since 1994, our focus has been to pursue business opportunities in satellite telecommunications. We began this pursuit originally by purchasing interests in direct broadcast satellite licensees. During 1997, we sold our last indirect interest in a direct broadcast satellite license.

     We formed E-SAT, Inc., a Colorado corporation, in partnership with EchoStar Communications Corp. in November 1994 for purposes of applying for a Little LEO FCC license. On March 31, 1998, the FCC issued a license to E-SAT to launch and operate a Little LEO satellite system. Pursuant to the agreement entered into with EchoStar in July 1999, we now hold 80.1% of the capital stock of E-SAT and EchoStar holds the remaining 19.9%.

     On June 2, 2001 we signed a seven year operator-to-operator agreement with Iridium Satellite LLC to provide remote monitoring and control services to the energy industry. Through this agreement, we hope to begin providing specialized satellite-based data services using Iridium's commercially available satellite network by early 2002, significantly ahead of our planned satellite launch in late 2002.

     On June 14, 2001 we demonstrated to California state officials how a satellite-based energy control system could curtail electricity consumption by temporarily deactivating air conditioning units located on the rooftops of California shopping malls. Shortly thereafter, we commenced negotiations with the State of California to provide satellite-based energy management services.

     If we are successful in our discussions with the State of California, we hope to begin generating revenues as early as the first quarter of fiscal 2002. Until then, and on a continuing basis if we are not successful, we will seek to satisfy our short term cash requirements by raising new equity and debt capital, as well as by seeking the exercise of previously issued third-party warrants and stock options.

Plan of Operations

     Bankruptcies in the satellite sector and sharp declines in telecommunications and technology sectors have impeded our financing efforts and required us to modify our business strategy. Our current strategy is to take advantage of the telecommunications downturn to secure low-cost capacity on existing satellite systems and combine it with the energy communications technologies we developed over the past ten years, with an objective of achieving profitability and proving our market potential in fiscal 2002.

     Throughout the year, we have focused on this strategy, reducing operating expenses and concentrating our efforts on raising short-term and strategic financing, while establishing a current operating business utilizing the existing satellite capacity held by Iridium.

     At the same time, we have continued our efforts to reduce the overall cost of the E-SAT system and to identify and commence negotiations with strategic partners who may serve as both customers and financial partners for our proposed satellite-based energy management systems. We continue our plan to construct and deploy a low-cost global satellite system utilizing our E-SAT FCC and international licenses.

     The current circumstances in the satellite and telecommunications industry, as well as in the financial markets, particularly in relation to technology stocks, have led to delays in our ability to raise short-term operating capital. Our right to raise capital by selling common shares to the Torneaux Fund has been limited by our stock price, which, during the first three quarters of fiscal 2001, has been below the contractual minimum threshold price of $1.00 per share. Any sale of shares to the Torneaux Fund at prices below that threshold price requires Torneaux's approval. As a result of deficiencies in short-term capital raising, we have delayed payment to many of our vendors, and certain of our employees. As of September 30, 2001, our cash and cash equivalents amounted to $136,484 while our current liabilities, including amounts owed to employees, amounted to $2,099,753. Throughout the year, we have continued to focus on reducing operating expenses while concentrating our efforts on raising short-term and strategic financing and establishing a current operating business utilizing the existing satellite capacity held by Iridium.

     Until we have begun to generate positive cash flow through our operations, we will continue to seek to satisfy our cash requirements by raising new equity and debt capital, as well as by seeking the exercise of previously issued third-party warrants and stock options. The issuance of additional equity securities by us will result in significant dilution of the equity interests of the current stockholders.

Results of Operations

Three and Nine Months Ended September 30, 2001 Compared To The Three and Nine Months Ended September 30, 2000

Revenues

     We remain in the development stage and did not generate revenues in the three and nine-month periods ended September 30, 2001 and September 30, 2000.

Operating Expenses

     Total operating expenses for the quarters ended September 30, 2001 and 2000, were $1,206,049 and $2,800,420, respectively. Total operating expenses for the nine months ended September 30, 2001 were $2,590,102 as compared to $6,355,388 for the nine months ended September 30, 2000. The decrease is attributable to the cost reduction plan put into effect in October 2000 and continued through October 2001. This plan included the reduction of our marketing and our research and development staff in November 2000 as well as a significant reduction in general and administration expenses.

Marketing and Sales Expenses

     Marketing and sales expenses are primarily the costs of personnel (including non-cash stock compensation), consulting and travel. Marketing and sales expenses for the three months ended September 30, 2001 and 2000 were $79,463 (6.6% of operating expenses) and $235,288 (8.4% of operating expenses), respectively. Marketing and sales expenses for the nine months ended September 30, 2001 and 2000 were $166,224 (6.4% of operating expenses) and $902,260 (14.2%
of operating expenses), respectively. The decrease of $736,036 was due to the reduction of our marketing and sales group in the fourth quarter of fiscal 2000 in order to reduce our cash expenditures.

General and Administrative Expenses

     General and administrative expenses include the costs of finance, legal, administrative and general management functions of DBSI. General and administrative expenses for the three months ended September 30, 2001 and 2000 were $1,126,586 (93.4% of operating expenses) and $2,383,578 (85.1% of operating expenses), respectively. General and administrative expenses for the nine months ended September 30, 2001 and 2000 were $2,422,746 (93.5% of operating expenses) and $5,033,771 (79.2% of operating expenses), respectively. The decrease of $2,611,025 was primarily due the cost reduction plan put in place in October
2000. The cost-savings measures adopted by us resulted in a decrease in personnel and travel costs of $602,000, a decrease in legal fees of $184,000, and a decrease in consulting fees of $1,850,000 during the nine months ended September 30, 2001.

Research and Development Expenses

     Research and development expenses represent the non-capitalized costs incurred to develop our system. Research and development expenses for the quarters ended September 30, 2001 and 2000 were $0 and $181,554, respectively. Research and development expenses for the nine months ended September 30, 2001 and 2000 were $1,132 and $419,357, respectively. The decrease of $418,225 was a result of the cost reduction plan put in place in October 2000.

Non-Cash Employee Stock Compensation

     Prior to January 1, 2000, in order to attract and retain personnel, we granted options to purchase 2,033,106 shares of Common Stock at exercise prices ranging from $0.39 to $2.81 to several employees. Some of the exercise prices were below the fair market value of the Common Stock at the time of grant, resulting in deferred stock compensation of $2,490,337. This amount is being amortized over the vesting periods of the granted options, and as a result, $112,532 and $195,790 were recognized as non-cash employee stock compensation expense in the quarters ended September 30, 2001 and 2000, respectively. For the nine months ended September 30, 2001 and 2000, we recognized non-cash stock compensation costs of $337,596 and $690,345, respectively.

     In August 2001, in order to continue to retain and motivate employees, non-plan, non-qualified stock options were granted to employees to purchase a total of 2,362,505 shares of Common Stock at $0.77 per share. Because these options were granted at an exercise price equal to the then current market value, no non-cash stock compensation costs were recognized.

Net Loss

     Our net loss for the quarters ended September 30, 2001 and 2000 was $1,280,141 and $2,800,150, respectively. Net loss for the nine months ended September 30, 2001 was $2,689,147 compared to a net loss of $6,354,912 for the nine months ended September 30, 2000. The decrease in net loss was due to cost reductions made by us while we continue to seek system construction financing.

Year Ended December 31, 2000 Compared to December 31, 1999

Revenues

     We did not generate revenues in either the year ended December 31, 2000 or the year ended December 31, 1999.

Operating Expenses

     Total operating expenses for fiscal 2000 and fiscal 1999 were $6,496,009 and $6,027,229, respectively. These costs are related to marketing and sales expenses, general and administrative expenses, and research and development expenses.

Marketing and Sales Expenses

     Marketing and sales expenses are primarily the costs of personnel (including non-cash stock compensation), consulting and travel. Marketing and sales expenses totaled $1,721,725 (26.5% of operating expenses) and $922,623 (15.3% of operating expenses) in fiscal 2000 and fiscal 1999, respectively. This increase in expenses is due to the establishment of our dedicated marketing and sales group in June 1999. The marketing group was terminated in the fourth quarter of fiscal 2000 in order to reduce our cash expenditures.

General and Administrative Expenses

     General and administrative expenses include the costs of finance, legal, administrative and general management functions of DBSI. General and administrative expenses for fiscal 2000 and 1999 were $4,037,509 (62.2% of operating expenses) and $4,059,310 (67.4% of operating expenses), respectively.

Research and Development Expenses

     Research and development expenses represent non-capitalized costs incurred to develop our system. Research and development expenses for fiscal 2000 and fiscal 1999 were $736,775 (11.3% of operating expenses) and $1,045,296 (17.3% of operating expenses), respectively. Our research and development staff was located in Toulouse, France. During the fourth quarter of fiscal 2000 we terminated our research and development office in France in order to reduce our operating expenses.

Non-Cash Stock Compensation

     In order to attract and retain qualified personnel, we have granted options to purchase Common Stock to several employees. Some of the exercise prices were below the trading price of the Common Stock at the time of grant, resulting in deferred stock compensation. The deferred stock compensation is being amortized over the vesting periods of the granted options. We recognized a total of $1,078,857 as non-cash stock compensation expense in fiscal 2000 compared to $957,755 in fiscal 1999.

Other Income (Expense)

     We experienced a non-operating loss of $59,940 during fiscal 2000 as compared to a gain of $113,336 during fiscal 1999. The loss incurred in 2000 was a result of increased interest expense due to ongoing cash shortages during the year.

Net Loss

     Our net loss for fiscal 2000 was $6,557,549 compared to $5,915,493 for fiscal 1999.

Liquidity and Capital Resources

     We have been in the development stage since inception and have not recognized any significant revenues. Our monthly cash expenditures averaged approximately $309,000 per month during the year ended December 31, 2000 and $179,000 per month during the nine months ended September 30, 2001. However, if we succeed in raising sufficient financing to implement our long-term business strategies, our expenses will increase with the demands of increased efforts in both systems and business development. Additional capital will be necessary to expand operations or continue current operations, which will result in further dilution to our stockholders.

     During fiscal 2000, we received proceeds from the sale of common and preferred stock totaling $3,225,442 before stock issuance costs of $636,576. These transactions included a private placement of 35,897 shares of the our Series A preferred stock at $30 per share for an aggregate amount of $1,076,910 before stock issuance costs of $226,809, a private placement of 166,298 shares of our Common Stock at $1.00 per share for an aggregate of $166,298 before stock issuance costs of $11,641, a private placement of 133,333 shares of our Common Stock at $0.75 per share for an aggregate of $100,000, a draw down of Equity 1-A for 84,490 shares of our Common Stock at $0.9863 for an aggregate of $83,333, a draw down of Equity 1-B for 63,092 shares of our Common Stock at $0.88 for an aggregate of $55,556, and proceeds in the amount of $254,530 from the exercise of 271,870 options and warrants.

     In addition to the above, we also received $10,851 from the sale of 7,451 shares of Common Stock to employees pursuant to the 1999 Employee Stock Purchase Plan for the offering periods ended December 31, 1999 and June 30, 2000.

     During the nine months ended September 30, 2001, we received proceeds from the sale of Common Stock totaling approximately $1,967,000 before stock issuance costs of approximately $88,200. These transactions included private placements of 3,481,107 shares of our Common Stock for an aggregate amount of $1,510,000, draw down of the equity line facility with the Torneaux Fund of 1,459,458 shares of the Company's Common Stock for a total of $365,000, and proceeds in the amount of approximately $64,000 from the exercise of 117,500 options and warrants. The proceeds from these transactions were used primarily to fund our ongoing operations and investing activities.

     Also during the nine months ended September 30, 2001, we received proceeds from the issuance of convertible debentures in the amount of $500,000.

     We had cash and cash equivalents of $389,320 as of December 31, 2000 and $282,945 as of December 31, 1999, and $136,484 as of September 30, 2001. We had negative working capital of $2,216,321 as of December 31, 2000, $941,527 as of December 31, 1999, and $1,900,141 as of September 30, 2001.

     Net cash used in operating activities for the year ended December 31, 2000 was $2,385,941, as compared to $3,681,956 for the year ended December 31,1999, and $2,181,801 for the nine months ended September 30, 2001. The net cash used in operating activities in fiscal 2000 resulted from a net loss of $6,557,549 offset by depreciation costs of $16,866, the issuance of shares of Common Stock for services rendered equal to $216,000, non-cash stock compensation of $1,078,857, non-cash warrants issues of $1,694,718, an increase in accounts payable and accrued liabilities of $1,324,107 due primarily to difficulties in raising capital financing and a decrease in accounts receivable and other current assets of $57,061 due to a reduction in prepaid insurance and employee receivables. Net cash used in operating activities in fiscal 1999 resulted primarily from a net loss of $5,915,493, offset by non-cash stock compensation of $957,755, the issuance of options and warrants for services equal to

$774,298, the issuance of shares of Common Stock equal to $621,391 in connection with the settlement of litigation and an increase in accounts payable of $204,675. Net cash used in operating activities for the nine months ended September 30, 2001 resulted from a net loss of $2,689,147 offset primarily by Common Stock issued for consulting services in the amount of $460,000, non-cash stock compensation of $337,596, warrants issued for services rendered in the amount of $351,658, and increased by a reduction in accounts receivable and other assets of $30,627 and a reduction in accounts payable and accrued liabilities of $618,266.

     Net cash used in investing activities for the year ended December 31, 2000 was $96,551 compared to $12,413,265 for fiscal 1999. This decrease of $14,316,714 was as a result of a decrease in satellite construction costs. Approximately $157,000 of the net cash used in investing activities during fiscal 2000 was related to satellite construction payments made to our satellite contractors in Europe. Net cash used in investing activities for the nine months ended September 30, 2001 was $504,876. This resulted primarily from costs incurred to develop the load curtailment system amounting to approximately $500,000.

     Net cash provided by financing activities for fiscal 2000 was $2,588,867 compared to $15,086,455 for fiscal 1999. Net cash provided by financing activities during fiscal 2000 was related primarily to the net proceeds from the sale of units of preferred stock and the exercise of options and warrants by our stockholders. Net cash provided by financing activities for the nine months ended September 30, 2001, was $2,433,842. Net cash provided by financing activities during the nine months ended September 30, 2001 was related to the net proceeds from the sale of units of our Common Stock, the exercise of options and warrants by our stockholders, and to the issuance of convertible debentures in the amount of $500,000.

     In 1996, we received milestone payments under the terms of a $1.2 million purchase order for 10,000 satellite radio units from ABB. Under this agreement, we were eligible to receive up to $500,000 towards development costs upon meeting the milestone requirements of the contract. We met the first four milestones of the contract and have received $400,000 in cash. The parties agreed to suspend all development under this agreement due to the expiration of our agreement for the use of the Argos System on December 31, 1997, and the subsequent limits placed on future commercial use of the Argos System.
Therefore, such milestone payments could be subject to refund, in whole or in part.

     While we continue the strategic fund-raising efforts (see "Plan of Operations") that are necessary to our ultimate success, our continued cost of operations significantly exceeds our short-term capital. We currently estimate that we may require up to approximately $18 million to complete the engineering and deployment of the system currently under discussion with the State of California. Given the risks and uncertainties in this undertaking, we cannot assure you that actual cash requirements will not exceed our estimates. Further, the current state of capital markets is uncertain, and is even more difficult for telecommunications companies, and we cannot assure you that we will be able to raise the funds required to complete the development and installation of the system, or that the timing and terms of any such financing will be favorable to us. If we are unable to obtain a sufficient amount of financing necessary to complete the system on commercially acceptable terms, our business and future success will be severely and adversely affected. Unless and until we begin to generate revenues, we will continue to generate further operating losses and negative net cash flow both for engineering the system and for our daily operations.

                                    BUSINESS

Overview

The Company

     DBS Industries, Inc. is a development stage company dedicated to providing low-cost and secure satellite/telecommunications solutions for remote infrastructure monitoring and control of energy and its transportation. Through our ownership interest in E-SAT, Inc., we are the only company currently licensed by the Federal Communications Commission, "FCC", to provide commercial two-way data messaging using code division multiple access technology and low-earth-orbiting Little LEO satellites. We plan to begin providing our data messaging services on a commercial basis by the end of 2001, utilizing satellite capacity contracted from Iridium Satellite, LLC for a period of up to seven years. At the same time, we plan to continue to pursue development of our E-SAT satellite system as a complementary source of satellite capacity.

     Financial difficulties in the satellite sector and sharp declines in telecommunications and technology sectors have made it difficult for us to attract the necessary system construction financing to complete the E-SAT system. So in 2001 we initiated a "show me" strategy, taking advantage of the telecommunications downturn to purchase low-cost capacity satellites and combine it with the energy communications technologies and expertise we developed by the Company over the past ten years. To date, we have not recognized any significant revenue and do not have any customers. Our objective has been to both produce revenue and to prove market demand for our services in 2001.

     In June 2001, DBSI completed a seven-year operator-to-operator agreement with Iridium Satellite LLC, the purchaser of the Iridium system out of bankruptcy, gaining low rates on satellite capacity and limited exclusivity through a revenue sharing arrangement.

     Following the first successful demonstration in June 2001 of turning on and off a 60-ton shopping mall air conditioner by satellite before representatives of the California governor's office and the media, the Company entered negotiations with the State of California to provide satellite-based energy management services. In August 2001, we submitted a proposal to the California State Consumer Power and Conservation Financing Authority (the "Power Authority") for the use of a satellite-based Voluntary Command Conservation Program designed to conserve significant electrical usage on demand at peak or emergency time. Discussions are continuing as of the date of this filing, and there can be no guarantee that the State of California will actually enter into such an agreement with us. (See "Risk Factors--State of California Contract").

     To aid us in entering into the agreement with the Power Authority we have engaged Arthur D. Little, Inc. to provide engineering services, Bechtel Corporation to provide program management services for deployment, as well as Iridium Satellite LLC for the satellite capacity.

     We believe that our use of Iridium's L-Band satellite capacity will be complementary to our ultimate VHF-Band E-SAT system. This is primarily because the E-SAT system operates in the VHF spectrum that does not require a sky view from the satellite to the remote device. The Iridium system operates in the L-Band spectrum and does require a sky view, which prohibits the placement of the devices inside buildings or in other locations where there is no direct view of the satellite.

     Both of these systems are low-earth-orbiting satellite systems that we believe offer significant advantages over competing systems and alternative customer solutions, including:

     Global coverage: Using a Little LEO  satellite-to-internet  system, we will
     be  able  to  provide   reliable,   global,   two-way  data  and  messaging
     communications services.

     Low cost: Unlike terrestrial systems, no incremental communications network infrastructure is required for new locations, regardless of how remote they are. In addition, both the Iridium System and the planned E-SAT system require fewer ground stations than other satellite solutions. In Iridium's case, this is because the system supports inter-satellite communications; in E-SAT's case, this is because the system is store-and-forward and so satellites can store the information until a ground station is reached.

     Security: Our usage of both the Iridium system, which is used by the U.S. Department of Defense, and the planned E-SAT System should provide security benefits through the virtual private network implementation--that is, neither will utilize the public switched phone system. One of the reasons this can be done is the restricted gateway structure described above.

     Low-cost ground transceiver: As compared to geostationary satellites operating at over 22,000 miles from earth, the Iridium and E-SAT LEO systems operate less than 500 miles from earth and therefore can utilize smaller and less expensive transceivers. In addition, in the case of the E-SAT System, the use of spread spectrum (CDMA) communications technology and an Application Specific Integrated Circuit, or "ASIC" technology, should allow us to produce smaller and lower-cost ground transceivers than competing systems.

     Our principal executive offices are located at 100 Shoreline Highway, Suite 190A, Mill Valley, California, 94941 and our phone number is 415-380-8055.

Our Strategy

     To achieve our business objectives, we have identified the following key components to our business strategy:

     Minimizing risk and entering into early commercial service by obtaining communication capacity on existing satellite platforms. We believe such a "show me" strategy can both reduce the initial capital required for the Company to become operational, provide an ability for the Company to build a customer base and market credibility, and demonstrate the market opportunity to potential investors for the purpose of raising capital to complete construction of its E-SAT system.

     Providing a reliable, worldwide, two-way data communications network based on existing technologies. We believe that the Iridium system, which is used by the Department of U.S., has proven its technology. With regard to our E-SAT system, we are incorporating existing and proven technologies such as CDMA communications technology and a store-and-forward design. The distribution of our E-SAT satellite constellation in low-earth polar orbits is designed to provide us access to all of the earth's populated land mass approximately every hour with each satellite, reducing the potential risks from the loss or outage of one or more satellites.

     Offering a low-cost service. We believe that low cost is of fundamental importance to our clients. By obtaining existing satellite capacity from a firm that has been purchased out of bankruptcy, we have been able to obtain service at a significantly lower cost than we believe would otherwise have been possible. With regard to our E-SAT system, we believe the relatively lower costs involved in design, construction, launch and operations, together with lower-powered, relatively inexpensive ground transceivers, will allow us to provide data messaging services to customers in hard-to-access or remote locations at substantially lower rates than competing systems. We have designed the E-SAT system specifically for the two-way communication of short messages, using fewer satellites than competing near-real time low earth orbit systems and less complex and less expensive components than those required for larger satellite systems designed to carry voice, video and high-intensity data traffic. Competing Little LEO systems using the older TDMA communications technology will require more satellites and more gateway earth stations than the E-SAT System.

     Capitalizing on not being the first to market. We have learned a great deal from earlier commercial satellite operators whose services have not developed as they may have anticipated. We believe that this experience has confirmed our focus on low-cost solutions for clearly targeted niche markets.

     Capitalizing on the barriers to entry for potential competitors to our E-SAT System. The primary barrier to entry into the Little LEO satellite service market in the United States is the acquisition of an operating license from the FCC. Before the FCC issues any additional licenses, it must allocate an additional portion of the frequency spectrum for use, which we do not expect to happen in the near future.

     Directly marketing to large industrial customers and governmental entities. We believe that marketing directly to large industrial customers and governmental entities will ensure greater customer service and support in each geographic region or targeted market than will value-added resellers, and will reduce our selling and administrative expenses for bringing the E-SAT System to market. Outside of the United States, it will also aid us in securing any necessary local regulatory and other approvals.

     Capitalizing on the commitment and expertise of our strategic partners. We have successfully allied ourselves with companies and investors who we believe are highly qualified strategic partners. For our initial service we have contracted with Iridium Satellite for satellite services, Arthur D. Little Inc. for engineering, and Bechtel Corporation for program management. For our E-SAT system, we have received a total investment totaling $10 million from Eurockot Launch Services, our launch service provider, and Surrey Satellite Technology Limited, our satellite manufacturer.

Development Milestones - Voluntary Command Conservation Program

     To develop the Voluntary Command Conservation Program, we have achieved the following milestones to date:

     Executed a seven-year operator-to-operator agreement with Iridium Satellite LLC. In June 2001, DBSI completed a seven-year operator-to-operator agreement with Iridium Satellite LLC, the purchaser of the Iridium system from bankruptcy, gaining low rates and limited exclusivity through a revenue sharing arrangement.

     Conducted successful demonstration of Voluntary Command Conservation Product. In June 2001, DBSI successfully demonstrated our Voluntary Command Conservation Product by turning on and off a 60-ton shopping mall air conditioner by satellite before representatives of the California governor's office and the media.

Development Milestones - E-SAT System

     The deployment of the E-SAT System's six Little LEO satellites is planned to begin in 2002. If we are unable to deploy the system in 2002, we will seek an extension on our FCC license milestones. To date, we have achieved the following milestones:

     Development of the system. We initially conducted research and testing to develop our E-SAT System design and were successful in integrating our satellite transmitter and antenna completely within a utility meter.

     Completed proof-of-concept trials. We conducted proof-of-concept demonstrations with 36 electric and natural gas utilities demonstrating Little LEO satellite technology as a viable method to collect data from hard-to-access locations. We conducted a proof-of-concept trial for Pacific Gas & Electric Company, in which data from several natural gas wellhead meters was collected and transmitted by Little LEO satellites to the customer. This trial was completed in April 1995. Subsequently, a series of proof-of-concept demonstrations were conducted in conjunction with ABB Power T&D Company, Inc., commonly referred to as ABB, in which prototype radio terminal units and electric meters were installed at 34 electric utilities in the continental United States and two international utility companies in South America and Canada. Typical trial demonstrations lasted for a 30-day period, and the demonstrations were completed in late 1997. These early trials utilized the Argos System, a satellite location and data collection system operated and controlled by the Centre National d'Etudes Spatiales (France) and the National Oceanic and Atmospheric Administration, or NOAA.

     Granting of FCC License. On March 31, 1998, E-SAT was issued a license by the FCC to provide Little LEO satellite services in the United States.

     Commenced construction of the satellites. On March 31, 1999, we signed a contract with Surrey Satellite Technology Limited for the construction of our constellation of six Little LEO satellites. Should we bring into effect our prime contract with Alcatel Space Industries (see below in this section, "Entered into an agreement with an end-to-end prime contractor for the E-SAT System"), our contract with Surrey would be assigned to Alcatel.

     Engaged a launch service provider to deliver our satellites into orbit. On March 31, 1999, we signed a contract with Eurockot Launch Services GmbH, for two launches, each for a set of three satellites.

     Entered into an agreement with an end-to-end prime contractor for the E-SAT System. On October 8, 1999, we signed a contract with Alcatel Space Industries for the final design, construction and delivery to the launch site of six Little LEO satellites. This agreement also includes the final design, construction and delivery of the ground infrastructure, including the gateway earth station, mission center, satellite control center, ground communications network and ground-based transceivers to be installed into devices, like utility meters. Alcatel is also responsible for providing in-orbit testing of the E-SAT System. The total contract price for the end-to-end system is $88.5 million. Either party has the right to terminate this agreement under certain circumstances. We have paid $2 million in construction payments to Alcatel, pursuant to which Alcatel completed the preliminary engineering design review for the Company's system, including the payload design and designs for the gateway earth station and tracking facilities, as well as the satellite orbital analysis and communications link margins to and from space. The agreement with Alcatel required a payment at the end of 1999 of approximately $9.1 million in cash and the equivalent of $5 million in Common Stock. This payment was necessary for Alcatel to continue work and to trigger an effective date for our full system development schedule. As of December 31, 2001 this payment, which was originally due in November, 1999, has not been made and therefore the agreement with Alcatel is not currently in effect. (See, "Risks--The contract with our prime contractor could be declared void.")

     Negotiated equity investments in us by all of our strategic partners. We negotiated equity investments totaling $10 million by Eurockot Launch Services and Surrey Satellite Technology Ltd. We also negotiated a potential investment by Alcatel, but that is subject to making the milestone payments necessary to establish the effective date of contract.

     Organized our risk management through insurance. On July 14, 1999, we engaged Frank Crystal and Co. and its subsidiary, International Space Brokers as our exclusive risk management advisors and insurance brokers for both space and ground segments.

     Successfully launched and commissioned first satellite payload, bringing our international license into service. On June 28, 2000, we launched our first satellite payload aboard a SNAP-1 nanosatellite, and completed the in-orbit commissioning in August and September. The satellite, which is not being used for commercial service, has succeeded in its purpose of validating critical design elements that we believe will lead to the successful deployment of our E-SAT commercial satellite services in 2002. Surrey Satellite Technology Ltd. completed the payload from design to commissioning in only seven months. On October 20, 2000, the FCC informed the International Telecommunications Union that this payload brought into service the LEOTELCOM-2 international frequency license, under which the Company operates.

     Acquired controlling interest and obtained FCC approval of and completed the transfer of controlling interest of E-SAT to us. On July 31, 1999, we signed a contract with EchoStar Communications Corp. to increase our ownership in E-SAT to 80.1%. EchoStar retains 19.1% of the ownership interest in E-SAT, Inc. Pursuant to that agreement, EchoStar has the right to use 20% of the E-SAT system's communication capacity. The transfer of control was subject to FCC approval, which was subsequently granted on November 21, 2000 and on December 29, 2000, we executed documents for the formal transfer from EchoStar.

Target Markets - Voluntary Command Conservation Program

     We believe that our satellite-based energy monitoring and control technologies enable us to offer innovative solutions for protecting and conserving vital energy infrastructure throughout the world. A key project proposed and demonstrated to the State of California is a satellite-based Voluntary Command Conservation Program to automatically curtail non-essential power usage throughout California at peak usage and emergency times.

     In our discussions with the State of California and the National Rural Electric Cooperative Association, we believe that low-cost high-technology solutions exist to address major issues such as conservation, metering, and grid infrastructure. In particular, we focused upon the energy crisis in California and identified that a significant percentage of all electrical consumption is attributed to commercial air conditioning systems, and by providing automated curtailing of these systems during critical time periods, we could offer the following potential benefits:

     Prevents blackouts. Through the identification and consolidation of non-critical/ non-essential energy use across a state, a massive voluntary prospective reserve of energy can be developed for automated conservation on command. This automated conservation can be used to protect against rolling blackouts and their potentially serious health, safety and short and long-term economic consequences.

     Protects consumers/business. Provides the user with a potent tool to have much greater control over the regional energy spot market. To the extent that the user finds that temporary energy bottlenecks or purposeful energy company market manipulation or gouging of the ratepayers is taking place, it has an effective tool to ratchet down energy use during spikes to prevent excessive energy pricing. This could save retail customers, businesses and government significant amounts from their power bills.

     Energy conservation and protection of the environment. This program is the first far-reaching voluntary command conservation program implemented in the world and could be of record size when desirable/needed. This technology will in addition facilitate significant energy conservation through greater efficiency of the overall system. These increased efficiencies and the ability to control power spike usage will reduce the need to build some new generation and transmission facilities with their heavy financial and environmental costs.

     Grid infrastructure security. In the event of inadvertent or intentional damage to a portion of our grid, our ability to execute command conservation could be used to prevent a dramatic and cascading impact on the regional grid, as illustrated by the Northeast blackout of 1977.

Target Markets - E-SAT System

     We have designed the E-SAT system to provide low cost, two-way data messaging services to industrial customers throughout the world who need regular, but not real-time, information. By focusing on the non-real-time market, where some delay between data collection and transmission to the customer has insignificant business consequence, we are able to substantially lower the costs of our system, and therefore lower the price to the customer. By focusing on collecting data that is in remote or hard-to-access locations, we reduce our competition from terrestrial technologies, such as cellular communications, which cannot justify the infrastructure expense in each remote location, and we increase the value offered to the customer as a result of their higher costs in those areas.

     Energy Meters

     Our initial focus is on energy meters in remote locations. One of our target markets is the United States electric and natural gas utility industries, particularly their high-cost-to-read metering segment which historically required such "meter reading" to be conducted by utility personnel. This labor intensive activity presents logistical issues such as significant travel time to a meter site, rugged terrain, physical risk, restricted sites, environmental issues, and mis-reads requiring additional site visits, all of which can contribute to higher costs for utilities.

     Our proposed messaging services are designed to provide a reduction in the cost to gather data from hard-to-access meters. We expect to charge significantly less than the costs utility companies normally incur in sending meter reading personnel out to each of those difficult to reach locations. This provides several advantages including:

     o Planning and decision-making is improved through greater and more timely availability of their consumers' energy-related information.

     o    Estimated billing is eliminated.

     o Service connects and disconnects can be scheduled and performed automatically.

     o Value added features are available such as meter diagnostics, tamper detection, outage reporting, and power quality information.

     o Two-way communication capabilities can substantially reduce customer costs while enabling new customer applications such as initiating remote diagnostics and remote turn-on/turn-off of electric meters.

     In the United States, the emergence of automatic meter reading as an accepted technology and the deregulation of the utility industry in a number of states, which has forced utility companies to focus on all aspects of their costs and, in some cases, to compete to retain the meter reading activity, has provided a foundation for us to market our services.

     There is also a significant potential market for our services in countries that do not broadly monitor energy consumption. For those countries, implementing or expanding coverage of metering is of significant strategic and economic benefit both as a source of revenue and as a critical component of implementing their energy infrastructure. By working with these countries as they develop their services and providing them with a low-cost alternative to traditional meter reading methods, we believe we can succeed in becoming an integral part of their utility infrastructure.

     Other Markets

     We believe other significant markets for our data messaging services include:

     Propane tanks. Currently, most propane tanks are not metered and customers can be invoiced only on fuel delivery. Automated meter reading enables monthly billing based on actual consumption, which improves the distributor's cash flow and, even more important, creates an opportunity for fuel arbitrage. Since the consumer would not need to pay for fuel upon delivery, the distributor can fill customer tanks in the summer or other times, when fuel prices are lower. The consumer also avoids the inconvenience of running out of fuel and enjoys a reduction in the safety issues associated with re-lighting the pilots on their appliances.

     Oil and gas wellheads. In the energy sector, data from particularly remote and hard-to-access oil and gas wellheads can be collected electronically, providing material savings in costs per read. Some of these wellheads are located in areas that are not only extremely remote, but are also high-risk and the physical safety of the meter reader is a real concern. In addition to eliminating the personal safety risk this also will create an opportunity to aggregate data internationally, if the service provider has global coverage.

     Gas pipelines. Monitoring for cathodic protection, flow control and leakage from gas pipelines is another market appropriate for the periodic data transmission from sensors located in isolated areas. Most of the cathodic, flow control and leakage sensors around the world are read manually, which is a tedious process, frequently using helicopters for typical pipeline terrain. Given the cost of product flowing through the pipeline and the ecological impact of a pipeline failure, energy companies are motivated to quickly identify any failures as well as the sources of the problem.

     Environmental and Agriculture. The waste disposal industry, faced with increased public awareness of pollution problems, is required by federal, state, and local governments to closely monitor air and water quality at all waste disposal sites. Collecting data from these locations and reporting it to both operating and regulatory agencies is well suited to our proposed services. In addition, we believe that existing irrigation systems can become more efficient through timely monitoring of usage data.

Technology: Voluntary Command Conservation Program

     Our voluntary command conservation system is comprised of three principal components: the LEO satellite network, the ground network and the user terminal unit.

     The following illustrates our program flow diagram.

                               [GRAPHIC OMITTED]

     The Voluntary Command Conservation  system,  developed together with Arthur
D. Little, Inc., utilizes a proprietary master control system and remote controller connected to the Iridium Satellite System to remotely monitor and control roof-top air conditioning systems or other types of electricity-using devices.

     As of December 31, 2001, the Iridium satellite network consists of a constellation of 73 satellites (66 are operational plus 7 on-orbit spares) and a ground support network. The satellites are grouped into six polar planes, each having eleven satellites functioning as switching nodes in the Iridium telephony network. Each satellite weighs approximately 680 kg and travels in near-polar orbits at an altitude of 485 miles (780 km) above the earth. Each satellite is cross-linked to four other satellites; two satellites in the same orbital plane and two in an adjacent plane. This constellation ensures that every region on the globe is covered by at least one satellite at all times. The Iridium network operates in the L, K and Ka frequency bands.

     Planned aspects of our technology include:

     o Universal control of virtually any Air Conditioning system - remote operation shut-down
     o    Independent control of multiple AC units or other loads
     o    Security
     o    Automatic site identification when connection is initiated
     o Remote status monitoring of the Air Conditioning system and the remote controller
     o    Battery backup for several days without commercial power

     o Weather-proof remote control unit is designed for simple installation and trouble-free operation

Technology: The E-SAT System

     The E-SAT system is designed to minimize infrastructure investment and maximize efficiency by utilizing a small constellation of Little LEO satellites with the ability to reach markets not readily accessible by terrestrial technologies. We expect that the aggregate cost to construct and launch the E-SAT system into commercial service will be approximately $60 million, in addition to the approximately $12.2 million which has been spent through December 31, 2001.

     The E-SAT system's radio terminal units will attach to a customer's meter or other device and transmit data to the satellites using CDMA technology. From these Little LEO satellites, the data is transmitted to ground stations, which sort the data and transmit the information to our customers via the Internet. The two-way service also allows our customers to send instructions, messages, and updates to their remote meters or other devices. The following illustrates the data collection and dissemination process:

                               [GRAPHIC OMITTED]

     Space Segment

     The constellation to be launched will consist of six satellites. We plan to initially launch three satellites on a single launch vehicle in a circular, near polar orbit at an altitude of approximately 550 miles and a 99 degree inclination angle. At this altitude, there will be fourteen revolutions per satellite per day, taking about 100 minutes per orbit. After the initial three satellites are deployed and become operational, and the system is established, an additional three satellites will be deployed in a second near-polar orbital plane within FCC guidelines. These Little LEO satellites, which will weigh about 110 kg each, will be almost constantly illuminated by the sun, thereby significantly reducing battery usage. Supplemental battery power will be required only for power load leveling, occasional brief eclipse periods and contingencies. Based on the current design, we estimate that each satellite will operate for a period of five years.

     The satellites will consist of two functional segments, the platform and the payload. Put simply, the platform is the structure part of the satellite. The payload is the radio frequency equipment on board the satellite that allows it to communicate with earth-based transceivers. The platform provides the payload with power and thermal control, allowing it to operate and perform the mission. The platform provides the altitude control in order to keep the payload antenna pointing towards the earth. Orbit determination and control is performed by the platform in order to maintain the proper constellation configuration.

     The FCC license will allow us to operate from earth to the satellites in the 148.0000 - 148.905 MHz band and from the satellites to the earth in the
137.0725 to137.9275 MHz band. The communications plan for our system will utilize direct sequence spread spectrum multiple access transmission for service links, from meter to satellite, and feeder links, from ground station to satellite. This modulation technique is designed to allow the communications to distinguish between messages and the background noise emanating into space.

     Due to the continuing growth of electrical and electronic equipment, such as personal paging systems that incorporate wireless communication technology, the radio frequency spectrum has become crowded or "noisy." Commercial applications demand reliable communication systems. This objective is harder to achieve with conventional solutions because of numerous wireless systems creating more noise in the frequency bands of operation. CDMA is designed to enable our system to provide high functionality in a noisy radio frequency environment and achieve those particular data transmission objectives.

     With most conventional modulation techniques, energy concentration is maximized for a narrowband transmission channel. While narrowband solutions opt for a single carrier channel, the transmitted signal must be strong enough to be recognized over the background noise. Therefore, terminals operating in a narrowband technique must have relatively high power capability. CDMA spreads the data signal over the entire band of operations reducing the power required by a terminal unit to transmit data to a satellite. Through E-SAT, we are presently the only commercial Little LEO system operator licensed in the United States to implement CDMA in its communications protocol.

     Ground Segment

     Rather than using traditional technology that transmits the data to a ground station as soon as it is received, the non-real-time nature of our markets allows us to use a store-and-forward design. Our satellites are designed to receive the information from terminals on the ground, store it in memory and hold all of the data until they pass over a ground station. This allows us to use fewer ground stations, reducing costs and radio frequency licensing and coordination requirements. We currently intend to locate our initial ground station on Svalbard Island in Spitzbergen, Norway, and are evaluating certain sites in other countries for additional service.

     The mission control center will manage the collection and retrieval of data. It will interface with ground stations and a satellite control center. The satellite control center will communicate directly with and provide overall operational control of the satellites. The mission center location is currently in review and the satellite control center is currently planned to be located in the United Kingdom.

     Secure Internet communication with customers is a crucial part of the E-SAT System. Data collected or delivered will utilize the Internet as a global, cost-effective vehicle to disseminate data and maximally automate the customer servicing system. Data will lack meaningful descriptors or customer identification and so should have no meaning if intercepted, but may also be encrypted.

     Terminals

     The system is also comprised of remote terminal units that will connect to a device such as an electric utility meter and allow that device to send and receive signals to and from the system. The terminal will provide the communication link between the meter and our satellites. A relatively low-cost terminal is a key success factor for this business plan and, for that reason, we intend to strictly control the development and manufacturing of the terminals.

     The complete terminal unit will consist of two parts, the core engine and the fixed asset interface module. The core engine will include a programmable controller unit and will incorporate the cost-saving benefits of the ASIC technology. This will allow us to manufacture the terminals at a lower cost. The fixed asset interface module will be optimized for the specific application, such as an electric meter, vending machine or propane tank, and will contain all the application specific functions required to interface the device with the core engine. The interface will also contain any necessary power conditioning components to allow reliable communication between the terminal and the satellites.

     During 1998, we worked with SAIT Radio Holland SA to perform studies on antennas for the proposed terminal units and to develop and test prototypes. The development of terminal units was also included as an item under our agreement with Alcatel. (See "Development Milestones--Entered into an agreement with an end-to-end prime contractor for the E-SAT system".) We have not yet identified a main subcontractor for the engineering, development and provision of hardware and software for terminal units, or for the manufacture of terminals.

Regulatory Environment

     United States

     All commercial non-voice, non-geostationary mobile-satellite services, such as Little LEO satellites, in the United States are subject to the regulatory authority of the FCC. Little LEO operators must obtain authorization from the FCC to launch and operate their satellites and to provide permitted services in assigned spectrum segments.

     In November 1994, E-SAT filed an application with the FCC for a license to develop a commercial Little LEO satellite system for data collection and
transmission.   E-SAT  was  one  of  five  applicants  requesting  approval  for essentially the same frequency band but proposing a different use. The five applicants mutually agreed upon a spectrum sharing plan which requires the applicants to share an uplink and downlink frequency band with other satellite systems. In October 1997, the FCC released a report and order which concluded that with use of appropriate transmission techniques, proper system coordination, the time-sharing of frequencies and the adoption of the spectrum sharing plan, there was sufficient spectrum to license all five applicants. Thereafter, E-SAT filed an amendment conforming its application to the guidelines adopted by the FCC report and order.

     On March 31, 1998, the FCC approved E-SAT's application for a Little LEO satellite license. Under the license, E-SAT is authorized to launch and operate six Little LEO satellites to provide a two-way, low-cost messaging service in the United States in the 148 to 148.905 MHz for service and feeder uplinks, and the 137.0725 to 137.9725 MHz frequency band for service and feeder downlinks. For its uplink, E-SAT is licensed to utilize 500 kHz of contiguous spectrum in the 148 to 148.855 MHz band that is not shared with the other United States licensees. Some of this spectrum may be required to be operated co-frequency with the French S-80 system, based on inter-governmental agreements between the United States and France. In December 1998, we completed our coordination with France on this shared use. E-SAT is licensed to utilize 148.855 to 148.905 MHz for feeder uplinks. E-SAT will operate in the other 355 kHz of the 148 to
148.905 MHz band on a co-frequency basis with three other companies, Leo One USA Corporation, Final Analysis Communication Services and Orbcomm Corp. In the downlink direction, E-SAT will operate in the band 137.0725 to 137.9275 MHz co-frequency with NOAA satellites, Orbcomm and Final Analysis. E-SAT is obligated to coordinate with the other Little LEO licensees and NOAA, coordinate internationally and engage in consultations as required by Article 14 of the INTELSAT Agreement and Article 8 of the Inmarsat Convention.

     In order to maintain the validity of the FCC license, E-SAT must comply at all times with the terms of the FCC license, unless specifically waived or modified by the FCC. The terms include, among other things, system construction milestones. In order to comply with the milestone requirements of the FCC license, E-SAT was required to commence construction of the first two satellites by March 1999 and the remaining four satellites by March 2001. On March 31, 1999, we, on E-SAT's behalf, entered into an agreement with Surrey Satellite for the construction of the Little LEO satellites, and we notified the FCC on April 8, 1999, that we had met the first milestone of the license, commencement of satellite construction by March 1999. The FCC has neither confirmed nor denied our assertion. Because of the competitive nature of the Little LEO market, the other licensees may challenge in the future our timeliness or our ability to meet the conditions of the license. The terms of the FCC license also require that construction, launch and operation of the E-SAT system be accomplished in accordance with the technical specifications set forth in the FCC application and consistent with the FCC's rules, unless specifically waived. During the process of constructing the E-SAT system, there may be certain modifications to the design set forth in the FCC application that may necessitate regulatory approval.

     Assuming continued compliance, the FCC license will remain effective for ten years from the date on which we certify to the FCC that the initial satellites have been successfully placed into orbit and that the operations of the satellites conform to the terms and conditions of the FCC license.

     In addition, the FCC must approve the integration of E-SAT system's ground transceivers with the fixed devices. If received, the approval would apply to all transceivers to be operated in the United States.

     International Regulations

     Landing Rights. In addition to the FCC license for operation of the E-SAT system in the United States, we will be required to seek certain "landing rights" in each country in which our ground transceivers will be located. We intend to utilize international clients, partners or affiliates in each country we intend to operate in to obtain such authority. In the event we are unsuccessful in obtaining a foreign license in a particular country, we will be able to offer only one-way, broadcasting from the satellite, data and messaging services in that country.

     International Telecommunications Union Coordination. The E-SAT system operates in frequencies that are allocated on an international basis under the authority of the International Telecommunications Union, or ITU. The United States, on behalf of various Little LEO service providers, pursued international allocations of additional frequencies for use by Little LEO systems. In addition to cooperation through the FCC, E-SAT will be required to engage in international coordination with respect to other satellite systems, and in some cases, with terrestrial communication systems. The purpose of this coordination is to ensure, to the maximum extent feasible, that communication systems will be able to operate without unacceptable radio frequency interference from other communication systems. This process, called "satellite coordination," takes place under the auspices of the ITU and is essentially a first come, first served process. That is, earlier filings generally establish some priority over later filings although the ITU encourages applicants to cooperate to enable as many satellite systems as possible to be implemented.

Ownership Interest in E-SAT

     E-SAT was incorporated in 1994 in partnership with EchoStar. In connection with the formation agreement, we hold 80.1% of the outstanding shares of E-SAT and EchoStar holds the remaining 19.9%. E-SAT was formed for the purpose of acquiring an FCC license to develop, construct and operate a Little LEO satellite system. In March 1998 the FCC issued the license to E-SAT. In July 1999, we entered into an agreement to acquire an additional 60.1% from EchoStar, to bring our total ownership of E-SAT to 80.1%. The agreement and transfer of control of E-SAT is subject to FCC approval, which was formally requested on May 2, 2000 and approved by the FCC on November 21, 2000. The transfer agreements were executed in December 2000. The terms of the agreement granted EchoStar a 20% undivided interest in the satellite transmission capacity associated with the FCC E-SAT license.

Competition

Load Curtailment Competition

     Our Voluntary Command Conservation program falls in the general category of electricity peak load curtailment services. For decades, when utilities had a problem meeting their peak demand, they called (usually by phone) customers with large concentrated loads to obtain voluntary reductions. These customers include industrial corporations, government, and large institutions such as hospitals and universities. Such reductions were generally voluntary but unpaid. "Interruptible" electric rates emerged in the 1970s. Customers would pay low power rates most of the time, but promised to cut back load by a defined amount when called-or else pay a stiff penalty.

     In the 1980s and early 1990s, some utilities offered residential and small commercial customers lower electric rates in exchange for installing automated demand control devices on electric hot water heaters and air conditioners. The demand control devices would respond to radio signals from the utility. Many of those programs, however, were either cut back or not pursued sufficiently to make much of a difference. Since there was no easy way to verify which customers had disabled the devices, questions were also raised regarding their sustained impact.

     During the late 1990's a combination of rapid load growth caused by a sustained economic boom, a failure to build new power plants, and difficulties with retail deregulation contributed to reductions in utility spare capacity and increasing requirements for effective curtailment solutions. Curtailable load programs often featured the following types of requirements:

     o    Minimum load reduction of 100 kW per customer
     o Reduction must be available between 9 a.m. and 10 p.m. on any day of the week
     o    Notification is usually at least 4 hours prior to curtailment
     o    Reduction commitment must be met within 1 hour of curtailment
     o Customer must be able to receive and act upon the form of notification (e.g., beeper, radio signal)
     o Customer must have installed meters able to record integrated hourly values for actual net generation

     In these programs, meters measure and report load both before and after the reduction request. Samples of several such tariffs may be found at the web sites of a few utilities and some of the Independent System Operators.

     Load curtailment differs from demand-side management (often referred to as DSM), which typically focuses on permanent or continuous demand reduction, unrelated to market-based pricing.

     Many firms offer a wide variety of energy solutions for energy efficiency, demand-side-management and load curtailment, including Comverge Technologies, Retx.com, New West Energy, AES New Energy, Skytel, Silicon Energy, Circadian Information Systems, and Energy Interactive. While the energy monitoring and control marketplace is highly populated with competitors, we believe that these competitors rely dominantly on fixed or wireless mobile terrestrial communications technologies to implement their businesses. We believe that the use of low-earth-orbiting satellites will provide improved access to customers over large geographical regions at lower cost than our competitors.

     For discussion of potential satellite competitors, see "Competition for our E-SAT system," below.

Competition for our E-SAT System

     Competition in the communications industry is intense, fueled by rapid and continuous technological advances and alliances between industry participants seeking competitive advantages on an international scale to capture greater share of existing and emerging markets.

     In addition to E-SAT, three other commercial entities have been licensed by the FCC to provide Little LEO satellite services in the United States although no other entity has been issued a license to use CDMA communication protocols:
Orbcomm Global, Leo One, and Final Analysis. The FCC also granted a license in 1998 to Volunteers in Technical Assistance to transmit health, research and scientific data on a delayed basis between developing countries and the United States.

     Of the three commercial entities, only Orbcomm is currently in service. Orbcomm failed to generate revenue sufficient to cover its debt and was purchased out of bankruptcy protection in 2001. Over $800 million has been invested to date in the Orbcomm service, which was initiated in 1996 and consists of approximately thirty satellites, 5 gateway control centers, and 10 gateway Earth stations. Orbcomm aimed at serving on a near-real-time basis the broad data markets of mobile asset tracking of trailers, containers, rail cars, heavy equipment, autos, fishing vessels and barges and U.S. government assets; fixed asset monitoring of oil and gas tanks, pipelines, chemical tanks, electric utility meters, and environmental projects; two-way commercial and U.S. government messaging; home and commercial security systems; and personal messaging. Orbcomm uses time division multiple access (TDMA) narrow band communication protocols.

     Other than Orbcomm's existing TDMA based system, we do not believe that any of the other proposed Little LEO systems will be commercially operational in the near term. We believe that we hold an advantage over these potential competitors by having obtained an FCC license for the only CDMA based store-and-forward Little LEO system in the United States; by focusing on a low-cost and highly targeted market; and by achieving international coordination of our designated frequencies through the ITU. Over the course of the next several years, we expect to obtain further advantages over these potential competitors by demonstrating that a CDMA store-and-forward system can offer service at lower cost than those offered by the competition.

     Plans for Little LEO systems have also been announced in Australia, Brazil, France, Russia, South Korea, Tonga and Uganda, although we believe that, without additional allocations of spectrum in the United States, these systems will be unable to offer services in the United States, and they will have to reach coordination agreements with all countries who have prior ITU filings for the same spectrum, namely the spectrum license filed by the FCC which it awarded to us.

     We expect that potential competitors will include other Little LEO systems, certain geosynchronous or geostationary orbit, or GEO-based systems, terrestrial-based communications systems, LEO satellite systems operating above 1GHz, often called Big LEO systems, and various medium earth orbit, or MEO, systems.

     We believe further that we will compete in certain of our market segments with existing operators and users of certain GEO-based systems such as American Mobile and Qualcomm, and companies providing services using the Inmarsat system. American Mobile offers data services, both satellite only and dual-mode, satellite and terrestrial, through a public data network that can reach both densely populated urban areas and sparsely populated rural areas. In 1998, American Mobile acquired Motorola's ARDIS two-way terrestrial-based wireless messaging network, which complements American Mobile's existing satellite-based voice and data communications services. This allows American Mobile to offer a hybrid solution that has the ability, among other things, to serve urban areas and to penetrate buildings. Qualcomm designs, manufactures, distributes and operates a satellite-based, two-way mobile communications and tracking system that provides messaging, position reporting and other services for transportation companies and other mobile and fixed site customers using GEO satellites. In addition, various companies using the Inmarsat system are providing fishing vessel and other marine tracking applications. We believe that the E-SAT System will have certain advantages over these other systems, including worldwide coverage and lower equipment costs.

     The Big LEO and MEO systems mentioned earlier are expected to provide real time, uninterrupted service. These systems are designed primarily to provide two-way voice services that require larger, more complex satellites than our satellites and larger constellations to provide coverage. As a result, the cost of the Big LEO and MEO systems is significantly greater than those of the E-SAT System. However, the marginal cost on a per-message basis of providing services similar to those we will offer could be relatively low for a Big LEO or MEO system that is unable to sell its capacity for voice services. For example, the satellite system operated by Globalstar, L.P. is expected to utilize a multi-billion dollar constellation of 48 satellites--as compared with DBSI's planned system of 6 satellites with an expected construction, marketing and operating cost of approximately $110 million--with those system costs then having to be allocated into each company's pricing structure and pricing strategy.

     We also face competition from a wide range of terrestrial technologies, including paging, cellular, and power line carrier systems. Generally, our focus is not to compete with existing and planned terrestrial-based communications systems. However, in particular segments of our market, we believe we may encounter certain of these systems. While providing cost-effective services primarily in metropolitan areas where subscriber densities justify construction of radio towers, terrestrial systems generally do not have sufficient coverage outside metropolitan areas, which makes them less attractive to the hard-to-access and remote location markets that we initially targeted. In addition, we believe that the E-SAT system will present an attractive complement to tower-based services because E-SAT can provide geographic gap-filler service at affordable costs without the need for additional infrastructure investment. Because of the inherent coverage limitations of a terrestrial-based communications system, we believe that the E-SAT system will complement such systems.

     SkyTel, for example, provides paging messaging services in U.S. cities and is using its messaging network to provide fixed location services, specifically utility meter reading in urban areas. Hunt Technologies and Distribution Control Systems provide power line carriers (PLC) solutions, using very low frequencies to transmit messages over power distribution lines, typically transmit data one-way and very slowly. Phone line carriers, which use a dedicated common carrier telephone service, are constrained by industry infrastructure transaction volume and addressability limitations. Cellemetry, which operates within the control channel of common carrier cellular frequencies, and Cellular

Digital Packet Data, which uses common carrier cellular frequencies to send messages in high speed bursts during the idle time in voice transmission, require local infrastructures to operate. The triple shortcomings of these systems - namely (1) lack of instantaneous, cross-continental data collection,
(2) "black holes" and lack of ubiquitous coverage, and (3) high incremental infrastructure and per message costs outside concentrated population centers - are all competitive advantages for the E-SAT system.

Employees

     As of December 31, 2001, we had six full-time employees. None of our employees is subject to a collective bargaining agreement, nor have we experienced any work stoppages. We consider our relationship with our employees to be good.

Properties

     We have leased 3,550 square feet at a monthly rate of $12,353, for our principal offices at 100 Shoreline Highway, Suite 190A, Mill Valley, California, on a three-year lease which expires on July 31, 2003.


                                   MANAGEMENT

     Our directors and executive officers, their ages, positions held, and duration as such, are as follows:



Name                         Position                         Age       Period
----                         --------                         ---       ------
Fred W. Thompson             Chairman of the Board,            58       December 1992 - present
                             President, Chief Executive
                             Officer

Michael T. Schieber          Director                          62       December 1992 - present

Jerome W. Carlson            Director                          64       May 1997 - present

Jessie J. Knight, Jr.        Director                          50       February 1999 - present

Roy T. Grant                 Director                          45       August 1999 - present

Stanton C. Lawson            Director, Senior Vice             43       October 1999 - present
                             President of Finance, Chief
                             Financial Officer

Randy Stratt                 Senior Vice President, General    45       November 1999 - present
                             Counsel and Secretary


Frederick R. Skillman, Jr.   Vice President, Operations        40       August 1995 - present


Business Experience

     The following is a brief account of the education and business experience during at least the past five years of each director, executive officer, and key employee, indicating the principal occupation and employment during that period, and the name and principal business of the organization in which such occupation and employment were carried out.

     Fred W. Thompson has served as Chairman of the Board, President and CEO since 1992. Up until October 1999, Mr. Thompson also served as Chief Financial Officer. Mr. Thompson has over 30 years of senior management experience in the telecommunications industry, including more than 20 years with AT&T Bell Labs, Western Electric Co. and the Long Lines Dept. As founder and Chief Executive Officer of Inter Exchange Consultants, Inc., Mr. Thompson was responsible for the successful management, design and engineering of the pioneering cellular telephone operations in major world markets, including New York, San Francisco, London and Tokyo. Mr. Thompson utilized his skills and experience in bringing new communications technologies to market by founding DBS Industries, Inc. and steering it through the FCC licensing process toward the operational phase. Mr. Thompson received a BS degree in Electrical Engineering from California Polytechnic.

     Michael T. Schieber has served as a Director of the Company since December 1992. From 1987 to December 1992, Mr. Schieber was the Managing Partner of Amador Telecommunications and since 1990 has been a partner in Columbia Communications, both investors in nation-wide paging licenses. Mr. Schieber also holds minority interests in two Illinois cellular telephone licenses. He retired from the Department of Fisheries with the State of Washington in May 1993 where he had served as a civil engineer since 1984. He is also a retired Air Force Major and Command Pilot. Mr. Schieber received an MA degree in International Relations and Government from the University of Notre Dame, a BS in Engineering from the Air Force Academy, and a BA in Business from The Evergreen State College.

     Jerome W. Carlson, a Director appointed in May 1997, is currently President of Raljer, Inc., a management consulting firm, and has held that position since January 1995. Previously, from 1984 to 1995, Mr. Carlson was the Chief Financial Officer, Vice President of Finance and Corporate Secretary for Triad Systems Corporation in Livermore, California. Mr. Carlson has over twenty years experience in both finance and general management positions with Hewlett Packard. Since 1995 he has assisted a number of businesses in developing and achieving certain strategic and tactical goals in their industries. Mr. Carlson is a director of Valley Community Bank and Tri-Valley Business Council, as well as director and advisor for several private companies. He holds a BS degree from the University of California at Davis and an MBA from the Stanford Graduate School of Business.

     Jessie J. Knight, Jr., a Director appointed in February 1999, is President and Chief Executive Officer of the San Diego Regional Chamber of Commerce. He was a Commissioner of the California Public Utilities Commission from 1993 through December 1998. Appointed by former Governor Peter Wilson, he was one of five individuals responsible for economic and regulatory oversight of California's telecommunications, utility, trucking and rail industries. Before his appointment to the Commission, he was Executive Vice President of the San Francisco Chamber of Commerce, responsible for international operations, economic development and attracting businesses to San Francisco. He also served as Vice President, Marketing for the San Francisco Newspaper Agency, a publishing operation encompassing the San Francisco Chronicle and the San Francisco Examiner. Mr. Knight is a director of Blue Shield of California and serves on the board of directors of Avista, Inc. Mr. Knight holds a BA degree from St. Louis University and an MBA from the University of Wisconsin.

     Roy T. Grant has served as a Director since August 1999. Mr. Grant is currently an independent consultant. From January 2000 to April 2001, Mr. Grant was Chief Financial Officer of Wayport, Inc. Prior thereto from November 1996 through April 1999, Mr. Grant was employed by Iridium, LLC, most recently as Vice President and Chief Financial Officer. Subsequent to Mr. Grant's departure, Iridium, LLC filed for protection under the bankruptcy laws in 1999. From 1992 to 1996, Mr. Grant served as Finance Director for Edison Mission Energy, the largest independent power developer in the United States. Mr. Grant is a director of e-tel Corporation and Groxis. Mr. Grant holds a BS in Administration and Management Science, Mathematics and Economics from Carnegie Mellon University and an MBA in Finance from the University of Chicago.

     Stanton C. Lawson, a Director appointed in December 1999, has served as Senior Vice President of Finance since October 18, 1999. Mr. Lawson has over 20 years of experience in international environments as a financial professional. Before joining DBS Industries, Mr. Lawson worked for the Worldwide Information Systems Division of Autodesk, Inc., in San Rafael, CA, where he was responsible for budgeting, financial reporting and analysis, and contract management for the information systems division and for corporate human resources. He was employed by Olivetti from 1981 to 1990 managing the finance and accounting function of Olivetti's Italian and U.S. divisions as an internal auditor, Controller and Finance Director. Mr. Lawson was Finance Director from 1990 to 1992 for Jackson Publishing Group in Milan, Italy. From 1992 to 1994, he was Director of Finance for Francesco Cinzano, a world leader in the production of wines and spirits. He returned to the U.S. in 1994 to assume the position of President of Lawsons' Resort in Dillon Beach, CA. Mr. Lawson holds a BA degree in Business Economics and Italian Literature from U.C. Santa Barbara.

     Randy Stratt, Senior Vice President, General Counsel, joined the Company in November 1999. Mr. Stratt has over 20 years of in-house counsel and global business development experience with both public and private firms in the finance and high technology industries. Prior to joining the Company, Mr. Stratt was Director of Strategic Development and Communications with Dresdner RCM Global Investors, an international investment firm with over $65 billion of assets under management. From 1987 to 1993, Mr. Stratt was Senior Vice President and General Counsel of Spear Financial Services, Inc., a California-based NASDAQ NMS financial services firm with traditional and on-line broker-dealer operations. Prior to that, Mr. Stratt was an executive with Source Telecomputing Corporation, one of the first on-line consumer services, which was eventually acquired by CompuServe and ultimately acquired by America On-line. Mr. Stratt is a licensed attorney in California and three other states. He holds a BA from Cornell University and received a JD from George Washington University law school and an MS in Information Systems from George Washington University Business School.

     Frederick R. Skillman, Jr., joined the Company in August 1995 and serves as Vice President, Operations for the Company. Mr. Skillman has been working in the utility and the communication industries for 16 years. Prior to joining the Company, Mr. Skillman was a Senior Electrical Engineer for Pacific Gas &
Electric Company, San Francisco, California, where he directed contract management, engineering and construction personnel. Mr. Skillman has extensive experience in product development and managing projects having international scope. Mr. Skillman holds a BS degree in Electrical Engineering from California Polytechnic State University and an MBA degree from the University of San Francisco.

     The members of our Board serve staggered terms. Mr. Thompson and Mr. Knight will serve until the 2002 annual meeting of stockholders and Mr. Carlson, Mr. Grant and Mr. Lawson will serve until the 2003 annual meeting. Mr. Schieber will serve until our 2004 annual meeting.

     Section 145 of the General Corporation Law of Delaware provides for the indemnification of officers and directors under certain circumstances against expenses incurred successfully defending against a claim and authorizes Delaware corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director. Our certificate of incorporation and bylaws provide for indemnification of our officers and directors to the fullest extent authorized by law.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against
public  policy  as  expressed  in  the   Securities   Act  and  is,   therefore,
unenforceable.

Committees of the Board

     The Board has a Compensation Committee, an Audit Committee and a Nominating Committee.

     The Compensation Committee, consisting of Messrs. Schieber (Chairman), Carlson, Knight and Grant, administers our various stock option plans and approves compensation, remuneration and incentive arrangements for our officers of the Company. The Compensation Committee held two meetings in 2000.

     The primary functions of the Audit Committee, consisting of Messrs. Carlson (Chairman), Schieber and Grant, are to review the scope and results of audits by our independent auditors, our internal accounting controls, non-audit services performed by the independent accountants and the cost of accounting services. The Audit Committee held three meetings in 2000.

     The Nominating Committee, consisting of Messrs. Knight (Chairman), Carlson and Thompson, assists the Board in the process of officer and director nominations. No meetings were held by the Nominating Committee in 2000.

Executive Compensation

     The following table provides certain summary information concerning compensation of our Chief Executive Officer and each of our employees or the employees of subsidiaries who earned in excess of $100,000 for the year ended December 31, 2000.

     Columns regarding "Other Annual Compensation", "Restricted Stock Awards" and "Long-Term Incentive Plan (LTIP) Payouts" are excluded because no reportable payments were made to such executive officers for the relevant years.

                           SUMMARY COMPENSATION TABLE


                                    Annual Compensation                     Long-Term Compensation
                                                                       Securities
         Name and                                                      Underlying     All Other
    Principal Position      Year         Salary(1)       Bonus           Options     Compensation
-----------------------------------------------------------------------------------------------------
Fred W. Thompson            2000       $250,000          - 0 -            - 0 -      $   7,386(2)
President, CEO              1999       $215,000        $45,000         1,000,000     $  16,761(3)
                            1998       $180,000        $20,000            - 0 -      $ 245,663(4)

Stanton C. Lawson           2000       $180,000          - 0 -            - 0 -      $   1,485(5)
Sr. Vice President          1999       $ 37,500          - 0 -           180,000         - 0 -
Chief Financial Officer

Randy Stratt                2000       $165,000          - 0 -            - 0 -      $    1,017(6)
Sr. Vice President          1999       $ 24,433          - 0 -           160,000         - 0 -
General Counsel

Frederick R. Skillman, Jr.  2000       $135,000          - 0 -            - 0 -      $    5,044(7)
Vice President              1999       $120,415        $54,500           150,000     $    4,911(8)
Operations                  1998       $110,000          - 0 -            - 0 -          - 0 -

H. Tate Holt*               2000       $189,102        $60,000(9)         - 0 -      $    4,500(10)
Former President            1999       $100,000        $50,000           200,000         - 0 -
NewStar Ltd.

Gregory T. Leger*           2000       $110,000          - 0 -            - 0 -      $  155,978(11)
Former Executive VP         1999       $126,000        $20,000           125,000     $   57,583(12)
Engineering                 1998       $ 93,230        $20,000           125,000         - 0 -



*    Mr. Holt and Mr. Leger terminated their employment  effective  November 30,
     2000.

(1) In order to support the Company's financing efforts, executives elected to defer payment of salary earned in 2000 as follows: Mr. Thompson - $125,000; Mr. Lawson - $45,000; Mr. Stratt - $41,250; Mr. Skillman - $33,750; Mr.
     Holt - $89,102; Mr. Leger - $22,000. As of September 30, 2001 all fiscal 2000 salaries had been paid.
(2) Includes payment of life insurance premium of $2,586 and payment of contribution to IRA Retirement Plan of $4,800.
(3) Includes payment of life insurance premium of $9,972 and payment of contribution to IRA Retirement Plan of $6,789.
(4) Represents $27,691 of pay in lieu of vacation, payment of $208,000 of compensation deferred in 1996 and 1997, and payment of life insurance premium of $9,972.
(5) Includes payment of life insurance premium of $360 and payment of contribution to IRA Retirement Plan of $1,125.
(6) Includes payment of life insurance premium of $284 and payment of contribution to IRA Retirement Plan of $733.
(7) Includes payment of life insurance premium of $244 and payment of contribution to IRA Retirement Plan of $4,800.
(8) Includes payment of life insurance premium of $244 and payment of contribution to IRA Retirement Plan of $4,667.
(9) Mr. Holt deferred payment of $60,000 bonus earned during 2000. As of September 30, 2001 this amount had been paid.
(10) Represents payment of contribution to IRA Retirement Plan.
(11) Represents payment of French Pension of $3,506, relocation expenses of $20,234, payment of life insurance premium of $238, and $132,000 severance compensation in accordance with Mr. Leger's employment agreement. The relocation expenses of $20,234 and the $132,000 severance compensation were deferred for payment in 2001.
(12) Includes $51,000 housing/car allowance for overseas living assistance, payment of $5,259 French Pension, and payment of $1,324 life insurance premium.

Employment Agreements

     Mr. Thompson entered into an employment agreement with us on April 18, 1996, effective January 1, 1996. His annual salary under the agreement was $180,000, and included non-qualified stock options to purchase 312,500 shares of our Common Stock. In October 1998, we paid Mr. Thompson the amount of $208,000 related to his previously deferred compensation through December 31, 1997. Effective July 1, 1999, Mr. Thompson's employment agreement was extended until July 1, 2004. In connection with the extension, Mr. Thompson's annual salary was increased to $250,000, and he was granted non-qualified options to purchase 1,000,000 shares of Common Stock at an exercise price of $1.3496 based on a formula. Options to purchase 250,000 shares of Common Stock vest immediately and the remaining options to purchase 750,000 shares of Common Stock vest in 250,000 increments beginning on January 1, 2000, and each year thereafter. Effective August 1, 2001, Mr. Thompson's annual salary was increased to $280,000. If Mr. Thompson is terminated without cause during the term of his employment agreement, his salary will continue for 12 months following termination so long as he does not compete with us. Upon termination without cause or in the event of a change of control, all options granted to Mr. Thompson in connection with his employment agreement will vest immediately. We maintain a key person insurance policy on Mr. Thompson's life in the face amount of $2,000,000, and we are the sole beneficiary of such policy.

     Effective October 18, 1999, we entered into a three-year employment agreement with Mr. Stanton C. Lawson to serve as our Senior Vice President of Finance. Mr. Lawson's starting annual salary was $180,000. Mr. Lawson also received a non-qualified option to purchase 180,000 shares of Common Stock at an exercise price equal to $1.0952 per share based upon a formula. Effective August 1, 2001, Mr. Lawson's annual salary was increased to $205,000. If Mr. Lawson is terminated without cause during the term of his employment agreement, his salary will continue for 12 months following termination so long as he does not compete with us. Upon termination without cause, all options granted to Mr. Lawson in connection with his employment agreement will vest immediately.

     Effective November 18, 1999, we entered into a three-year employment agreement with Mr. Randy Stratt to serve as a Senior Vice President and our General Counsel. Mr. Stratt's starting annual salary was $165,000. Mr. Stratt also received a non-qualified option to purchase 160,000 shares of Common Stock at an exercise price equal to $1.0797 per share based upon a formula. Effective August 1, 2001, Mr. Stratt's annual salary was increased to $225,000. If Mr. Stratt is terminated without cause during the term of his employment agreement, his salary will continue for 12 months following termination so long as he does not compete with us. Upon termination without cause, all options granted to Mr. Stratt in connection with his employment agreement will vest immediately.

     Effective July 28, 1999, DBSI entered into a one-year employment agreement with Mr. Frederick R. Skillman, Jr., to serve as our Vice President, Operations. Under this employment agreement, Mr. Skillman's annual salary was established at $135,000. He also received $13,500 upon the execution of the agreement and an additional $13,500 in November 1999 as a bonus. Mr. Skillman also received a non-qualified option to purchase 150,000 shares of Common Stock at an exercise price equal to $0.7573 per share based upon a formula. Mr. Skillman's agreement was subsequently extended one year to July 28, 2001 and, effective August 1, 2001, extended two years to July 28, 2003 with an increase in annual salary to $165,000. If Mr. Skillman is terminated without cause during the term of his employment agreement, he will receive a lump sum cash payment of 12 months' salary following termination so long as he does not compete with us. Upon termination without cause, all options granted to Mr. Skillman in connection with his employment agreement will vest immediately.

Stock Purchase Plan

     We established the 1999 Employee Stock Purchase Plan, the "1999 Plan", which was approved by the stockholders in June 1999 to serve as a vehicle to attract and retain the services of key employees and to help such key employees realize a direct proprietary interest in us. Under the 1999 Plan, employees, including officers, who do not beneficially own stock and/or options totaling 5% or more of our voting power, will be eligible to participate. However, no participant may be granted rights to purchase more than $25,000 worth of Common Stock (valued at the time the purchase right is granted) for each calendar year in which the purchase rights are outstanding under any other stock purchase plans. An aggregate of 50,000 shares of our Common Stock were reserved for issuance under the 1999 Plan of which 29,378 were issued and outstanding as of December 31, 2001. Employees electing to participate in the 1999 Plan are allowed to deduct from 1% to 10% of their compensation to purchase shares of Common Stock. Twice a year, the employees' accumulated payroll deductions will be used to purchase shares of Common Stock at a price equal to 85% of the closing price of the Common Stock on either the first business day or last business day of the offering period, whichever is lower. The 1999 Plan is administered by the Board of Directors and its Compensation Committee. The 1999 Plan may be amended, suspended, or terminated by the Board, but may not increase the maximum number of shares issuable, increase the benefits accruing to participants, or modify the eligibility requirement under the 1999 Plan without stockholder approval.

Stock Option Plans

     We established the 2000 Stock Option Plan, the "2000 Plan", that was approved by the stockholders in May 2000 to serve as a vehicle to attract and retain the services of key employees and to help such key employees realize a direct proprietary interest in us. The 2000 Plan provides for the grant of up to 1,750,000 non-qualified and incentive stock options. Under the 2000 Plan, officers, directors, consultants and employees are eligible for participation. The exercise price of any Incentive Stock Option granted under the 2000 Plan may not be less than 100% of the fair market value of our Common Stock on the date of grant. The aggregate fair market value (determined as of the grant date) of the shares for which Incentive Stock Options may first become exercisable by an optionee during any calendar year under this Plan, together with that of shares subject to Incentive Stock Options first exercisable by the optionee under any other of our plans, cannot exceed $100,000. Shares subject to options under the 2000 Plan may be purchased for cash. Unless otherwise provided by the Board, an option granted under the 2000 Plan is exercisable for a term of up to ten years. The 2000 Plan is administered by the Board of Directors and its Compensation Committee, which has discretion to determine optionees, the number of shares to be covered by each option, the exercise schedule, and other terms of the options. The 2000 Plan may be amended, suspended, or terminated by the Board, but no such action may impair rights under a previously granted option. No option is transferable by the optionee other than by will or the laws of descent and distribution. As of December 31, 2001, options to acquire 1,248,381 shares of Common Stock were issued and all remain outstanding.

     We established the 1998 Stock Option Plan, the "1998 Plan", that was approved by the stockholders in May 1998 to serve as a vehicle to attract and retain the services of key employees and to help such key employees realize a direct proprietary interest in us. The 1998 Plan provides for the grant of up to 500,000 non-qualified and incentive stock options of which 227,011 were issued. Under the 1998 Plan, officers, directors, consultants and employees are eligible for participation. The exercise price of any Incentive Stock Option granted under the 1998 Plan may not be less than 100% of the fair market value of our Common Stock on the date of grant. The aggregate fair market value (determined as of the grant date) of the shares for which Incentive Stock Options may first become exercisable by an optionee during any calendar year under this Plan, together with that of shares subject to Incentive Stock Options first exercisable by the optionee under any other of our plans, cannot exceed $100,000. Shares subject to options under the 1998 Plan may be purchased for cash. Unless otherwise provided by the Board, an option granted under the 1998 Plan is exercisable for a term of up to ten years. The 1998 Plan is administered by the Board of Directors and its Compensation Committee, which has discretion to determine optionees, the number of shares to be covered by each option, the exercise schedule, and other terms of the options. The 1998 Plan may be amended, suspended, or terminated by the Board, but no such action may impair rights under a previously granted option. No option is transferable by the optionee other than by will or the laws of descent and distribution. As of December 31, 2001, options to purchase 183,261 shares of Common Stock remain outstanding.

     We previously established a 1996 Stock Option Plan, the "1996 Plan", to serve as a vehicle to attract and retain the services of key employees and to help such key employees realize a direct proprietary interest in us. The 1996 Plan provided for the grant of up to 1,650,000 non-qualified and incentive stock options of which 1,062,528 were issued. As of December 31, 2001, options to purchase 520,477 shares were outstanding. Under the 1996 Plan, officers, directors, consultants and employees are eligible for participation. The exercise price of any Incentive Stock Option granted under the 1996 Plan may not be less than 100% of the fair market value of our Common Stock on the date of grant. The aggregate fair market value (determined as of the grant date) of the shares for which Incentive Stock Options may first become exercisable by an optionee during any calendar year under this Plan, together with that of shares subject to Incentive Stock Options first exercisable by the optionee under any other of our plans, cannot exceed $100,000. Shares subject to options under the 1996 Plan may be purchased for cash. Unless otherwise provided by the Board, an option granted under the 1996 Plan is exercisable for a term of up to ten years. The 1996 Plan is administered by the Board of Directors and its Compensation Committee, which has discretion to determine optionees, the number of shares to be covered by each option, the exercise schedule, and other terms of the options. The 1996 Plan may be amended, suspended, or terminated by the Board, but no such action may impair rights under a previously granted option. No option is transferable by the optionee other than by will or the laws of descent and distribution.

     We also previously developed three stock option plans to award certain employees, directors, and consultants with the opportunity to purchase our Common Stock. Under our 1993 Incentive Stock Option Plan, "1993 ISO Plan", options to purchase up to 69,644 shares of Common Stock were issued to eligible employees. Under the Non-Qualified Stock Option Plan for Non-Employee Directors, "Director's Plan", options to purchase up to 48,750 shares of Common Stock were granted to non-employee directors. Under the Non-Qualified Stock Option Plan for Consultants, "Consultant's Plan", options to purchase up to 14,625 shares of Common Stock were granted to certain consultants. As of December 31, 2001, options to acquire 15,875, 42,500, and 14,625 shares of Common Stock were outstanding under the 1993 ISO Plan, Director's Plan and Consultant's Plan, respectively.

     From inception through December 31, 2001, we have issued 5,335,005 non-plan, non-qualified stock options to employees to attract and retain the services of key employees and to help such key employees realize a direct proprietary interest in us. As of December 31, 2001, options to purchase 5,175,005 shares remain outstanding.

     The table regarding "Options Grants in the Fiscal Year Ended December 31, 2000" is excluded because no options were granted to the named executive officers in that fiscal year.

     The following table shows, for the fiscal year ended December 31, 2000, certain information regarding options exercised by and held at year-end by the executive officers named in the Summary Compensation Table under "Executive Compensation".

                   Aggregated Option/SAR Exercises in Last FY
                          And FY-End Individual Values



                                                            Number of Securities        Value of
                                                                 Underlying           Unexercised
                                                                 Unexercised          In-the-Money
                                                               Options/SARs at       Option/SARs at
                                                                   FY-End              FY-End(1)
                              Shares          Value                   #                    $
                           Acquired on      Realized            Exercisable/          Exercisable/
Name                       Exercise (#)        ($)              Unexercisable        Unexercisable
----                       ------------     --------         -------------------     -------------

Fred W. Thompson,             6,875           $3,032           997,500/500,000            $0/$0
President, CEO
                                                               120,000/60,000             $0/$0
Stanton C. Lawson             - 0 -            - 0 -
Sr. Vice President
Chief Financial Officer

Randy Stratt                  - 0 -            - 0 -           106,666/53,334             $0/$0
Sr. Vice President
General Counsel

Frederick R. Skillman, Jr.    - 0 -            - 0 -           275,000/25,000             $0/$0
Vice President-Operations

H. Tate Holt                  - 0 -            - 0 -             270,570/-0-              $0/$0
Former President,
NewStar Ltd.

Gregory T. Leger,             - 0 -            - 0 -             220,000/-0-              $0/$0
Former Executive VP
Engineering


(1) The value of unexercised in-the-money stock options is based on a per share price of $0.375 as quoted on the OTC Bulletin Board on December 31, 2000.

Compensation of Directors

     On September 1, 1999, our board of directors adopted a directors' compensation plan. Under the compensation plan, each non-employee director shall receive an annual retainer of $12,000 plus a fee of $1,000 and reasonable travel expenses for attendance at each Board meeting. Each committee chairman shall receive $2,500 annually for each year of service as committee chairman, and each committee member shall receive $500 for attendance at each committee meeting. In lieu of cash compensation, non-employee directors may elect to receive either our Common Stock or stock options to purchase Common Stock, the value of which under either election, shall not exceed $20,000 annually. If either Common Stock or stock options are elected, the price will be determined by the average closing price for the five trading days of the Common Stock at the beginning of a six-month period ending either June 30 or December 31. Further, with respect to stock options elected as compensation, the cash equivalent number of stock options will be determined based upon a number of factors including, but not limited to, vesting periods, estimated growth rates and risk-free rates.

     In addition, each non-employee director shall receive an annual grant of non-qualified options to purchase 10,000 shares of Common Stock in accordance with the 2000 Plan. The exercise price shall be determined by the closing price of the Common Stock for the five trading days up to and including the date of our annual stockholders meeting, subject to discounting pursuant to a formula adopted by the Board. These options shall vest one year from date of grant. Further, upon either the first-time appointment or election to the Board, a new non-employee director shall receive options to acquire 10,000 shares of Common Stock, the exercise price of which will be determined by a formula adopted by the Board. These options shall vest immediately.

     In 2000, Michael T. Schieber was awarded options to purchase 10,000 shares of Common Stock at $1.1953 per share, options to purchase 5,625 shares of Common Stock at $2.5875 per share, and options to purchase 7,591 shares of Common Stock at $1.5687 per share; Jerome W. Carlson was awarded options to purchase 10,000 shares of Common Stock at $1.1953 per share, options to purchase 6,137 shares of Common Stock at $2.5875 per share, and options to purchase 6,748 shares of Common Stock at $1.5687 per share; Jessie J. Knight, Jr., was awarded options to purchase 10,000 shares of Common Stock at $1.1953 per share, options to purchase 4,347 shares of Common Stock at $2.5875, and options to purchase 8,013 shares of Common Stock at $1,5687 per share; and Roy T. Grant was awarded options to purchase 10,000 shares of Common Stock at $1.1953 per share and was also awarded 10,047 shares of Common Stock.

     The directors' compensation plan was prepared following a report by an independent compensation firm. It was recommended by the compensation committee and adopted by the Board.

     Compliance with Section 16(a) of the Exchange Act

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who own more than 10% of our Common Stock, to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities and Exchange Commission, the "SEC". Such executive officers, directors and 10% stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms they file. Based solely upon our review of copies of such forms received by us, or on written representations from certain reporting persons that no other filings were required for such persons, we believe that, during the year ended December 31, 2000, our executive officers, directors and 10% stockholders complied with all applicable Section 16(a) filing requirements.

Principal Stockholders

     The following table sets forth certain information as of December 31, 2001, with respect to the beneficial ownership of our Common Stock for each director, all directors and officers of the Company as a group, and each person known to us to own beneficially five percent (5%) or more of the outstanding shares of our Common Stock.


          Name and Address of                  Beneficially and
           Beneficial Owner                    Record Owned (1)             Percent of Class
          -------------------                  -----------------            ----------------
Fred W. Thompson (2)                             2,845,322 (3)                   10.5%

Stanton C. Lawson (2)                             696,398 (4)                     2.8%

Michael T. Schieber (2)                           507,298 (5)                     2.1%

Jerome W. Carlson(2)                              348,616 (6)                     1.4%

Jessie J. Knight, Jr. (2)                         213,595 (7)                      *

Roy T. Grant (2)                                  72,771 (8)                       *

Officers and Directors as a Group                  5,595,000                     20.0%
(8 Persons)

Bradley N. Rotter                                  2,461,462                      9.1%
1700 Montgomery Street #250
San Francisco, CA 94111

Astoria Capital Partners, L.P.                     1,480,000                      6.0%
6600 Southwest 92nd St., Suite 370
Portland, Oregon  97223

Eurockot Launch Services GMBH                      1,333,334                      5.4%
Hunefeldstrasse 1-5
D-28199 Bremen, Germany

Michael J. Apatoff                                 1,960,053                      7.4%
11 Edwards Avenue
Sausalito, CA 94965


*    Less than 1%.

(1) The persons named in the table have sole voting or investment power with respect to all of the Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.

(2) The address for each of these persons is: c/o DBS Industries, Inc., 100 Shoreline Highway #190A, Mill Valley CA 94941.

(3) Includes (i) 31,593 shares of Common Stock held by Mr. Thompson; (ii) 274,558 shares of Common Stock held in Thompson 1996 Revocable Trust; and
     (iii) options to purchase 312,500 shares of Common Stock at $0.531 per share expiring January 1, 2006, 185,000 shares of Common Stock exercisable at $0.584 per share and expiring December 31, 2002, 1,000,000 shares of Common Stock exercisable at $1.3496 per share expiring September 1, 2009, 104,166 shares of Common Stock exercisable at $0.49 per share expiring February 6, 2011, and 937,505 shares of Common Stock exercisable at $0.77 per share expiring August 7, 2011.

(4) Includes (i) 28,898 shares of Common Stock held by Mr. Lawson; and (ii) options to purchase 180,000 shares of Common Stock exercisable at $1.0952 per share expiring October 7, 2009, 37,500 shares of Common Stock exercisable at $0.49 per share expiring February 6, 2011, and 450,000 shares of Common Stock exercisable at $0.77 per share expiring August 7, 2011.

(5) Includes (i) 250,625 shares of Common Stock held jointly with spouse, Arlene Schieber, (ii) 7,505 shares of Common Stock held solely by Mr. Schieber, (iii) 4,075 shares of Common Stock held solely by Ms. Schieber, of which shares Mr. Schieber disclaims beneficial ownership, and (iv) options to purchase 13,750, 12,534 and 37,500 shares of Common Stock all exercisable at $1.4375 per share which expire on February 15, 2005, February 15, 2006 and April 30, 2006, respectively, 22,500 shares of Common Stock exercisable at $2.1875 per share which expire on May 12, 2008, 10,000 shares of Common Stock exercisable at $0.7235 per share expiring September 1, 2009, 4,391 shares of Common Stock exercisable at $2.8625 per share expiring December 31, 2009, 10,000 shares of Common Stock exercisable at $1.1953 per share expiring May 22, 2010, 5,625 shares of Common Stock exercisable at $2.5875 per share expiring June 30, 2010, 7,591 shares of Common Stock exercisable at $1.5687 expiring December 31, 2010, and 71,202 shares of Common Stock exercisable at $0.4156 per share expiring June 30, 2011; and (v) a warrant to purchase 50,000 shares of Common Stock exercisable at $0.25 per share expiring May 1, 2003.

(6) Includes (i) 85,000 shares of Common Stock held by Mr. Carlson, (ii) options to purchase 37,500 shares of Common Stock at $2.1875 per share which expire May 12, 2008, 4,391 shares of Common Stock exercisable at $2.8625 per share expiring December 31, 2009, 10,000 shares of Common Stock exercisable at $1.1953 per share expiring May 22, 2010, 6,137 shares of Common Stock exercisable at $2.5875 expiring June 30, 2010, 6,748 shares of Common Stock exercisable at $1.5687 per share expiring December 31, 2010, and 73,840 shares of Common Stock exercisable at $0.4156 per share expiring June 30, 2011, and (iii) a warrant to purchase 125,000 shares of Common Stock exercisable at $0.45 per share expiring June 29, 2003.

(7) Includes (i) 53,191 shares of Common Stock held by Mr. Knight, (ii) options to purchase 37,500 shares of Common Stock exercisable at $5.50 per share which expire February 19, 2009, 12,500 shares of Common Stock exercisable at $2.8125 per share expiring August 25, 2009, 4,160 shares of Common Stock exercisable at $2.8625 expiring December 31, 2009, 10,000 shares of Common Stock exercisable at $0.7235 per share expiring September 1, 2009, 10,000 shares of Common Stock exercisable at $1.1953 per share expiring May 22, 2010, 4,347 shares of Common Stock exercisable at $2.5875 expiring June 30, 2010, 8,013 shares of Common Stock exercisable at $1.5687 per share expiring December 31, 2010, and 68,565 shares of Common Stock exercisable at $0.4156 per share expiring June 30, 2011, and (iii) a warrant to purchase 5,319 shares of Common Stock exercisable at $0.47 per share expiring August 16, 2005.

(8) Includes (i) 41,202 shares of Common Stock held by Mr. Grant, and (ii) options to purchase 10,000 shares of Common Stock at $0.3897 per share expiring September 1, 2009, 3,236 shares of Common Stock exercisable at $2.8625 which expire December 31, 2009, 8,333 shares of Common Stock exercisable at $0.7235 per share expiring September 1, 2009, and 10,000 shares of Common Stock exercisable at $1.1953 per share expiring December 31, 2010.

Limitation of Liability and Indemnification Matters

     The General Corporation Law of the State of Delaware permits indemnification of directors, officers, and employees of corporations under certain conditions subject to certain limitations. Article XII of the our certificate of incorporation states that the we may provide indemnification of our directors, officers, employees and agents to the maximum extent permitted by the General Corporation Law. Article VI of the our bylaws provides that we shall, to the maximum extent and in the manner permitted, indemnify each of our directors, officers, employees and agents against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact any such person is or was an agent of ours.

                            SELLING SECURITY HOLDERS

     The following table sets forth certain information regarding the beneficial ownership of shares of Common Stock by the selling security holders as of December 31, 2001, and the number of shares of Common Stock covered by this prospectus. The number of shares in the table represents an estimate of the number of shares of Common Stock to be offered by the selling security holders, including shares that may be acquired upon the conversion of a debenture, in the principal amount of $500,000, the exercise of warrants or other rights to acquire shares.


                                       Number of             Number of         Number of Common
                                     Common Shares         Common Shares     Shares Beneficially
                                   Beneficially Owned         Offered          Owned Following
Name of Stockholder              Prior to the Offering       Hereby(1)          the Offering (1)
-------------------              ---------------------     -------------     --------------------
                                 # of Shares  % of Class     # of Shares     # of Shares % of Class
                                 -----------  ----------     -----------     ----------- ----------
Paul Fisher                        64,500 (2)     *              62,000          2,500        *
Ellen Coll                        170,635 (3)     *                 163        170,472        *
Linda Eisel                        46,640 (4)     *                 327         46,313        *
Roy T. Grant                       72,771 (5)     *              41,202         31,569        *
Stanton C. Lawson                 696,398 (6)    2.8%            21,898        674,500       2.8%
R. Andrew Baldwin                  75,327 (7)     *                 327         75,000        *
H. Tate Holt                      382,000 (8)    1.5%            94,763        287,237       1.2%
Francoise Johnson                   5,708 (9)     *                 708          5,000        *
James Stoutenberg                 254,166 (10)   1.0%             3,333        250,833       1.0%
Brighton Opportunity Fund         450,000        1.8%           450,000          -0-         -0-
Laurie A. Milburn                  70,571 (11)    *              70,571          -0-         -0-
Capital Access                    155,000 (2)     *             155,000          -0-         -0-
Brandon Norton                      6,000 (11)    *               6,000          -0-         -0-
Donn Tice                           6,000 (11)    *               6,000          -0-         -0-
Patrick Spada                       9,722 (2)     *               9,722          -0-         -0-
Jim Watson                         10,000 (11)    *              10,000          -0-         -0-
Stephen Wilkes                     10,000 (2)     *              10,000          -0-         -0-
LBF, Inc.                          10,000 (2)     *              10,000          -0-         -0-
Ted & Delores Landkammer           31,000 (12)    *              31,000          -0-         -0-



                                       Number of             Number of         Number of Common
                                     Common Shares         Common Shares     Shares Beneficially
                                   Beneficially Owned         Offered          Owned Following
Name of Stockholder              Prior to the Offering       Hereby(1)          the Offering (1)
-------------------              ---------------------     -------------     --------------------
                                 # of Shares  % of Class     # of Shares     # of Shares % of Class
                                 -----------  ----------     -----------     ----------- ----------

Delores Landkammer                 25,000 (2)     *              25,000          -0-         -0-
Fairhills Capital Corporation      40,000 (2)     *              40,000          -0-         -0-
Richard Smithies                   49,000 (2)     *              49,000          -0-         -0-
Regency Capital Partners           50,000 (2)     *              50,000          -0-         -0-
Lloyd & Dee Chelli                116,000 (13)    *              56,000         60,000        *
Michael T. Schieber               507,298 (14)   2.0%            62,500        444,798       1.8%
Beacon Capital Corporation        250,000 (2)    1.0%           250,000          -0-         -0-
Jerome W. Carlson                 348,616 (15)   1.5%           162,500        186,116        *
Noel Benson                       250,000 (2)     *             250,000          -0-         -0-
Joseph Regoli                     600,000 (2)    2.4%           600,000          -0-         -0-
Madison & Wall Worldwide        1,221,469 (16)   4.6%         1,221,469          -0-         -0-
Heather Graham                     75,569 (17)    *              75,569          -0-         -0-
Bradley N. Rotter               2,461,462 (18)   9.1%         2,221,718        239,744       1.0%
Camelot Capital                 1,000,000 (16)   3.9%         1,000,000          -0-         -0-
Michael Fitzsimmons               554,676 (19)   2.2%           554,676          -0-         -0-
Pacific West Management           225,900 (20)    *             225,900          -0-         -0-
Rosana & Alon Miller Fam Tr       111,600 (21)    *             111,600          -0-         -0-
Nest Ventures                      50,000 (2)     *              50,000          -0-         -0-
Michael Apatoff                 2,210,053 (22)   7.4%         2,210,053          -0-         -0-
HRT Holdings                      500,000 (23)   2.0%           500,000          -0-         -0-
Strome Hedgecap Fund              366,667 (24)   1.5%           366,667          -0-         -0-
Catalysis Partners                 18,332 (25)    *              18,332          -0-         -0-
Jessie J. Knight, Jr.             213,595 (26)    *              58,510        155,085        *
Douglas Bosco                     529,154 (27)   1.3%           529,154          -0-         -0-
Daniel D. DeSandro                  2,000 (2)     *               2,000          -0-         -0-
Gregory T. Leger                  280,000 (28)   1.1%           150,000        130,000       -0-
Michael Sahl                      250,000 (29)   1.0%           250,000          -0-         -0-
Aspen International             1,065,985 (30)   4.1%         1,065,985          -0-         -0-
Magellan International          1,863,778 (31)   7.0%         1,863,778          -0-         -0-
Intercoastal Holdings LLC         384,597 (32)   1.5            384,597          -0-         -0-
Azure Capital Holdings          2,630,952 (33)   9.6%         2,630,952          -0-         -0-
Torneaux Ltd.                       -0-          -0-          2,819,169 (34)     -0- (35)    -0-
Courtney Benham                   121,718         *             121,718          -0-         -0-
Codera Wine Group Profit
Sharing Plan                      114,227         *             114,227          -0-         -0-
Patrick Watt House
Living Trust                       29,728         *              29,728          -0-         -0-



                                       Number of             Number of         Number of Common
                                     Common Shares         Common Shares     Shares Beneficially
                                   Beneficially Owned         Offered          Owned Following
Name of Stockholder              Prior to the Offering       Hereby(1)          the Offering (1)
-------------------              ---------------------     -------------     --------------------
                                 # of Shares  % of Class     # of Shares     # of Shares % of Class
                                 -----------  ----------     -----------     ----------- ----------

Robert Michael House
Living Trust                      104,920 (36)    *             104,920          -0-         -0-
Edward Pease                       53,686 (36)    *              53,686          -0-         -0-
Gary Kremen                        28,991 (36)    *              28,991          -0-         -0-
Rolland Mark House
Living Trust                       29,728         *              29,728          -0-         -0-
Michael B. Hill, M.D.             113,868 (36)    *             113,868          -0-         -0-
Alex Steinleitner                  35,294 (36)    *              35,294          -0-         -0-
Jeanne A. Popadiuk                 30,000 (36)    *              30,000          -0-         -0-
James H. Huelskamp                 30,000 (36)    *              30,000          -0-         -0-
Paul Dupuis                        54,135 (36)    *              54,135          -0-         -0-
SJ Capital                         57,586 (2)     *              57,586          -0-         -0-
International Space Brokers       130,000 (2)     *             130,000          -0-         -0-
Barclays Bank Plc                 100,000 (2)     *             100,000          -0-         -0-
Fourteen Hill Capital             333,333 (2)    1.4%           333,333          -0-         -0-
High Peak Capital                  83,333 (2)     *              83,333          -0-         -0-
Cyrrus Consulting                  20,000 (11)    *              20,000          -0-         -0-
Cardinal Capital LLC               75,000 (2)     *              75,000          -0-         -0-
The Echelon Group                  27,092 (37)    *              27,092          -0-         -0-
Tom Lobaugh                        60,000 (2)     *              60,000          -0-         -0-
Coach House Group                 300,000 (2)    1.2%           300,000          -0-         -0-
Securities Trading
Services, LLC                     150,000 (2)     *             150,000          -0-         -0-
Bartel Eng & Schroder             166,667 (23)    *             166,667          -0-         -0-
Barbara Drew                      143,000 (17)    *             143,000          -0-         -0-
John L. Faessel                    41,300 (2)     *              41,300          -0-         -0-


*    Less than 1% of the outstanding Common Stock.

(1) Assumes the sale of the shares of Common Stock which have been offered pursuant to the prospectus.

(2)  Represents shares that may be acquired upon the exercise of warrants.

(3) Includes 170,472 shares that may be acquired upon the exercise of options. Ms. Coll has worked for the Company for the last nine years as the Manager, Corporate Administration.

(4) Includes 46,313 shares that may be acquired upon the exercise of options. Ms. Eisel worked for the Company from June 15, 1993 to April 12, 2001 as the Financial Administrator.

(5)  Includes 31,569 shares that may be acquired upon the exercise of options.

(6)  Includes 667,500 shares that may be acquired upon the exercise of options.

(7) Includes 75,000 shares that may be acquired upon the exercise of options. Mr. Baldwin worked for the Company from September 30, 1999 to October 31, 2000 as the Vice President, Sales of NewStar, Ltd.

(8) Includes 270,570 shares that may be acquired upon the exercise of options. Mr. Holt was a director of the Company from February 1996 until June 2001 and as president of NewStar, Ltd from June 1, 1999 until November 30, 2000.

(9) Includes 5,000 shares that may be acquired upon the exercise of options. Ms. Johnson worked for the Company from September 15, 1999 to September 5, 2000 as the Executive Assistant of NewStar, Ltd.

(10) Includes 250,833 shares that may be acquired upon the exercise of options. Mr. Stoutenberg has worked for the Company since May 1, 2000 as the Vice President, Global Business & Government Relations.

(11) Includes shares that may be acquired upon the exercise of options.

(12) Includes 25,000 shares that may be acquired upon exercise of warrants.

(13) Includes 50,000 shares that may be acquired upon exercise of warrants.

(14) Includes 50,000 shares that may be acquired upon exercise of warrants and 195,093 shares that may be acquired upon exercise of options.

(15) Includes 125,000 shares that may be acquired upon exercise of warrants and 138,616 shares that may be acquired upon exercise of options.

(16) Includes 200,000 shares that may be acquired upon exercise of warrants.

(17) Includes 10,000 shares that may be acquired upon exercise of warrants.

(18) Includes 811,086 shares that may be acquired upon exercise of warrants.

(19) Includes 127,338 shares that may be acquired upon exercise of warrants.

(20) Includes 25,100 shares that may be acquired upon exercise of warrants.

(21) Includes 12,400 shares that may be acquired upon exercise of warrants.

(22) Includes 731,682 shares that may be acquired upon exercise of warrants.

(23) Includes 100,000 shares that may be acquired upon exercise of warrants.

(24) Includes 33,333 shares that may be acquired upon exercise of warrants.

(25) Includes 1,666 shares that may be acquired upon exercise of warrants.

(26) Includes 5,319 shares that may be acquired upon exercise of warrants and 155,085 shares that may be acquired upon exercise of options.

(27) Includes 275,377 shares that may be acquired upon exercise of warrants.

(28) Includes 130,000 shares that may be acquired upon exercise of options. Mr. Leger was Executive Vice President of the Company from March 1, 1998 until November 30, 2000.

(29) Includes 83,333 shares that may be acquired upon exercise of warrants.

(30) Represents 245,837 shares acquired upon conversion of series B preferred stock, 569,902 shares that may be acquired upon conversion of Series B preferred stock and 250,246 shares that may be acquired upon exercise of warrants.

(31) Represents 245,837 shares acquired upon conversion of series B preferred stock, 1,200,865 shares that may be acquired upon conversion of Series B preferred stock and 417,076 shares that may be acquired upon exercise of warrants.

(32) Represents 264,597 shares that may be acquired upon conversion of Series B preferred stock and 120,000 shares that may be acquired upon exercise of warrants.

(33) Represents 2,380,952 shares that may be acquired upon conversion of 6% Convertible Debenture and 250,000 shares that may be acquired upon exercise of warrants.

(34) Includes the resale of up to 2,819,169 shares of Common Stock which we have the right to cause Torneaux Ltd. to purchase pursuant to the Common Stock purchase agreement and the resale of up to 1,250,000 shares that may be acquired upon the exercise of warrants. Under the Common Stock purchase agreement we are required to issue warrants to purchase from 20% to 50% of the number of shares we sell to Torneaux Ltd.

(35) Assumes the resale of shares to be acquired by Torneaux Ltd. pursuant to the Common Stock purchase agreement or upon the exercise of warrants.

(36) Represents shares of Common Stock that may be acquired upon conversion of series A preferred stock.

(37) Of the shares beneficially owned, one-half represents shares of Common Stock owned and one-half represents shares that may be acquired upon the exercise of warrants.

                              PLAN OF DISTRIBUTION

     The selling security holders may, from time to time, sell all or a portion of the shares of Common Stock on any market upon which the Common Stock may be quoted, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The shares of Common Stock may be sold by the selling security holders by one or more of the following methods, without limitation,

     o block trades in which the broker or dealer so engaged will attempt to sell the shares of Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction,

     o purchases by broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus,

     o an exchange distribution in accordance with the rules of such exchange,

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers,

     o    privately negotiated transactions,

     o market sales (both long and short to the extent permitted under the federal securities laws), and

     o    a combination of any such methods of sale.

     In effecting sales, brokers and dealers engaged by the selling security holders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling security holders (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling security holders to sell a specified number of such shares of Common Stock at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for the selling security holders, to purchase as principal any unsold shares of Common Stock at the price required to fulfill the broker-dealer commitment to the selling security holders. Broker-dealers who acquire shares of Common Stock as principal may thereafter resell those shares of Common Stock from time to time in transactions (which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such shares of Common Stock commissions as described above. The selling security holders may also sell the shares of Common Stock in accordance with Rule 144 under the Securities Act, subject to satisfaction of the requirements under the rule, rather than pursuant to this prospectus.

     From time to time, the selling security holders may pledge their shares of Common Stock under the margin provisions of customer agreements. Upon default by the selling security holders, the broker may offer and sell the pledged shares of Common Stock from time to time. Upon sales of the shares of Common Stock, the selling security holders intend to comply with the prospectus delivery requirements, under the Securities Act, by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event a selling security holder defaults under any customer agreement with brokers.

     To the extent required under the Securities Act, a supplemental prospectus will be filed, disclosing, the name of any broker-dealers, the number of shares of Common Stock involved, the price at which the Common Stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented, and other facts material to the transaction.

     We and the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the selling security holders are distribution participants and we, under certain circumstances, may be a distribution participant, Regulation M. All of the foregoing may affect the marketability of the Common Stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Except as otherwise indicated below, during 2001, 2000 and 1999, we have not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds $60,000, and in which, to our knowledge any director or executive officer, nominee, five percent beneficial securityholder, or any member of the immediate family of the foregoing persons have or will have a direct or indirect material interest.

     In June 2001, the Company received a six-month loan from Jerome W. Carlson, a director of the Company in the amount of $25,000. In consideration for the loan, the Company will pay interest at the rate of 6.5% per annum, and has issued a warrant to the director to purchase a total of 125,000 shares of restricted Common Stock exercisable at $0.45 per share.

     In May 2001, the Company received a six-month loan from Michael T. Schieber, a director of the Company in the amount of $30,000. In consideration for the loan, the Company will pay interest at the rate of 6.5% per annum, and has issued warrants to the director to purchase a total of 50,000 shares of restricted Common Stock exercisable at $0.25 per share.

     During Fiscal Year 2000, several of our executives deferred receipt of their salaries due. This includes our president, Fred W. Thompson ($125,000), our Sr. Vice President & Chief Financial Officer, Stanton C. Lawson ($45,000), our Sr. Vice President & General Counsel, Randy Stratt ($41,125) and our Vice Presidents, Operations, Frederick R. Skillman, Jr. ($33,750).

     On March 31, 1999, we entered into a launch services agreement with Eurockot. Pursuant to that agreement, we paid Eurockot an initial payment of $4.4 million under the launch services agreement. On April 8, 1999, Eurockot purchased 1,333,334 shares of our Common Stock for a total purchase price of $4 million.


                            DESCRIPTION OF SECURITIES

     Under our certificate of incorporation, we are authorized to issue 100,000,000 shares of Common Stock, $0.0004 par value, of which 24,810,817 were outstanding as of December 31, 2001, and 10,000,000 shares of preferred stock of which 35,897 shares have been designated as Series A Convertible Preferred Stock and 550 shares have been designated as Series B Convertible Preferred Stock. As of December 31, 2001, 25,899 shares of Series A Convertible Preferred Stock and 320 shares of Series B Convertible Preferred Stock were outstanding.

Common Stock

     The holders of Common Stock are entitled to one vote for each share held of record on all matters presented to stockholders. Holders of the Common Stock are not entitled to cumulative voting rights. The Common Stock has no preemptive or similar rights. Upon liquidation, dissolution or winding up of our affairs any assets remaining after provision for payment of creditors and preferred stockholders, if any, are distributable pro rata among the holders of Common Stock. Holders of our Common Stock are entitled to receive dividends when and as declared by the board of directors out of legally available funds. Any such dividend may be paid in cash, property or shares of Common Stock. We have not paid any dividends since our inception and do not presently anticipate that any dividends on our Common Stock will be declared or paid in the foreseeable future.

Preferred Stock

     Series A Preferred Stock

     The holders of Series A Preferred Stock are entitled to receive, out of funds legally available, cumulative dividends of $1.50 per share. As of December 31, 2000, accrued dividends on Series A Preferred Stock totaled $31,510. We have the right to redeem the Series A Preferred Stock if the average trading price for our Common Stock is $6.00 or more for 20 consecutive days. The holders of Series A Preferred Stock may choose to convert their shares within 20 days of notice of our intention to redeem the Series A Preferred Stock. The redemption price is $30 per share, plus any unpaid dividends. Each share of Series A Preferred Stock is entitled to vote on each matter submitted to shareholders equal to the number of full shares of Common Stock to which each share of Series A Preferred Stock is convertible.

     Series B Preferred Stock

     The Series B Preferred Stock is convertible into Common Stock at the lesser of (1) approximately $0.96 per share or (2) 80% of the average of the three lowest closing bid prices of the Common Stock for the 20-day trading period prior to the conversion date. Series B Preferred Stock itself is not entitled to vote on any matters submitted to our stockholders.

Convertible Debenture

     On August 31, 2001, we issued a convertible debenture in the principal amount of $500,000 and incurring interest at a rate of 6% per year. The debenture is initially convertible, at the option of the holder, at a rate of $0.98 per share of Common Stock. The conversion rate adjusts to 85% of the 5-day average closing price of our Common Stock, but in no case may be less than $0.21 per share. We may redeem the debentures, in whole or in part, for 120% of the principal amount plus any accrued and unpaid interest. Our right to redeem the debenture is subject to the holder's right to convert their debenture into shares of our Common Stock within ten days of our notice to redeem.

Warrants and Options

     As of December 31, 2001, we had outstanding warrants to purchase 7,106,763 shares of our Common Stock at exercise prices ranging between $0.17 and $4.00 per share, and we had outstanding options to purchase 7,180,499 shares of our Common Stock at exercise prices ranging between $0.22 and $5.60 per share.

Transfer Agent

     Computershare Trust Co., 12039 W. Alameda Parkway, Suite Z-2, Lakewood, Colorado 80228 is the transfer agent for our Common Stock.

                          CERTIFICATE OF INCORPORATION

     Certain provisions of our certificate of incorporation and bylaws have the effect of deterring a change of control. Our certificate of incorporation contains provisions requiring the approval of 80% of the our security holders for certain mergers, sales of all or substantially all of our assets and certain other corporate action unless the transaction is approved by 75% of the disinterested board members or unless all security holders receive a price for their shares of our capital stock which meets certain minimum price criteria. In addition, our certificate of incorporation also contains a provision that establishes a classified board of directors consisting of three classes, members of which would serve staggered terms of three years. A vacancy of the board can be filled only by vote of 75% of the continuing directors (as defined). Further directors would be removable, for cause only, by either an 80% vote or by vote of a majority of the continuing directors (as defined). Our certificate of incorporation also requires the approval of 80% of our security holders in order to amend the provisions.

                                LEGAL PROCEEDINGS

     We are not a party to any legal proceedings.

                                  LEGAL MATTERS

     The validity of the shares of Common Stock offered by the selling security holders will be passed upon by the law firm of Bartel Eng & Schroder, Sacramento, California. The firm and certain of its members own shares of Common Stock representing less than 1% of our outstanding shares of Common Stock. In addition, the firm holds a warrant to purchase up to 100,000 shares of Common Stock.

                                     EXPERTS

     The consolidated balance sheets as of December 31, 1999 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended, included in this prospectus have been so included in reliance on the report, which includes an explanatory paragraph relating to our ability to continue as a going concern, as described in note 1 to the financial statements, of PricewaterhouseCoopers LLP, independent accountants, given the authority of said firm as experts in auditing and accounting.


                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our Commission filings are available to the public over the Internet at the SEC's Website at http://www.sec.gov. You may also read and copy any document we file at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330.

     We have filed with the Commission a registration statement on form SB-2 under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, certain items of which are omitted in accordance with the rules and regulations of the Commission. Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete and in each instance reference is made to the copy of such contact or documents filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding DBS Industries, Inc. and the securities offered under this prospectus, we refer you to the registration statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

             FINANCIAL STATEMENTS, EXHIBITS AND REPORTS ON FORM 8-K


Financial Statements

The following financial statements pertaining to us are filed as part of this prospectus:

Report of Independent Accountants............................................F-2

Consolidated Balance Sheets as of September 30, 2001 (unaudited)
and December 31, 2000 and 1999...............................................F-3

Consolidated Statements of Operations for the nine months ended
September 30, 2001 and 2000 (unaudited) and for the years ended
December 31, 2000 and 1999 and for the period from April 25, 1990
(date of inception) to September 30, 2001 (unaudited)........................F-4

Consolidated Statements of Stockholders' Equity for the period from December 31, 1990 to December 31, 2000 and
from January 1, 2001 to September 30, 2001 (unaudited).......................F-5

Consolidated Statements of Cash Flows for the nine months ended
September 30, 2001 and 2000 (unaudited) and for the years ended
December 31, 2000 and 1999 and for the period from April 25, 1990
(date of inception) to September 30, 2001 (unaudited).......................F-13

Notes to Consolidated Financial Statements..................................F-14

                        Report of Independent Accountants



To the Board of Directors and Stockholders of DBS Industries, Inc. and Subsidiaries:


In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity, and of cash flows present fairly, in all material respects, the financial position of DBS Industries, Inc. and Subsidiaries (a development stage company) as of December 31, 2000 and 1999, and the results of their operations and their cash flows for the years then ended and for the period from April 25, 1990 (date of inception) to December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred losses and negative cash flows from operating activities since inception and will require additional financing. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans as to these matters are also described in
Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ PricewaterhouseCoopers LLP


San Francisco, California
March 15, 2001

                      DBS INDUSTRIES, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                             September 30,        December 31,       December 31,
                                                                 2001                2000                1999
                                                             -------------      -------------      -------------
                                                             (Unaudited)

Current assets:
  Cash and cash equivalents                                  $     136,484      $     389,319      $     282,945
  Prepaid and other current assets                                  63,128             57,378            114,439
                                                             -------------      -------------      -------------
    Total current assets                                           199,612            446,697            397,384
                                                             -------------      -------------      -------------
Furniture and equipment, net                                        29,559             32,393             48,211
Investments, license acquisition costs, and other                2,894,690          2,369,088          2,370,618
Satellite construction costs                                    12,229,907         12,229,907         12,072,873
Deferred stock offering costs                                            -                 -             673,500
                                                             -------------      -------------      -------------
                                                                15,154,156         14,631,388         15,165,202
                                                             -------------      -------------      -------------
      Total assets                                           $  15,353,768      $  15,078,085      $  15,562,586
                                                             =============      =============      =============

              LIABILITIES, MANDATORILY REDEEMABLE PREFERRED STOCK,
                            AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                           $   1,259,537      $   1,482,476      $     478,334
  Customer advances                                                400,000            400,000            400,000
  Accrued compensation                                             257,083            601,132                  -
  Related party loans                                               55,000                  -                  -
  Other accrued liabilities                                        128,132            179,410            460,577
                                                             -------------      -------------      -------------
    Total current liabilities                                    2,099,753          2,663,018          1,338,911
                                                             -------------      -------------      -------------
Non-Current liabilities:
  Convertible debentures                                           148,560                  -                  -
                                                             -------------      -------------      -------------
    Total Liabilities                                        $   2,248,312      $   2,663,018      $   1,338,911
                                                             -------------      -------------      -------------

Series B Mandatorily Redeemable Convertible Preferred
  Stock, $0.0004 par value; 550 Shares authorized; 440
  issued and outstanding at September 30, 2001 and
  December 31, 2000 (liquidation preference $481,878)              481,878            347,971                  -
                                                             -------------      -------------      -------------

Stockholders' equity:
  Series A Convertible Preferred stock, $0.0004 par
    value; 35,897 shares authorized; 25,899 issued and
    outstanding at September 30, 2001 and December 31,
    2000; (liquidation preference $776,970)                             11                 11                  -

  Common Stock, $0.0004 par value; 100,000,000
    shares authorized; 23,753,665 and 15,601,143
    issued and outstanding at September 30, 2001 and
    December 31, 2000, respectively                                  9,521              6,260              5,762

    Capital in excess of par value                              31,034,555         29,126,919         26,968,174
    Warrants                                                     3,986,835          2,989,698          1,890,436
    Note receivable from stockholder                                     -                  -            (60,000)
    Deferred stock-based compensation                             (112,532)          (450,129)        (1,532,582)
    Deficit accumulated during the development stage           (22,294,811)       (19,605,664)       (13,048,115)
                                                             -------------      -------------      -------------
      Total stockholders' equity                                12,623,578         12,067,096         14,223,675
                                                             -------------      -------------      -------------
        Total liabilities, mandatorily redeemable
        preferred stock, and stockholders' equity            $  15,353,768      $  15,078,085      $  15,562,586
                                                             =============      =============      =============

The accompanying notes are an integral part of these consolidated financial statements.

                      DBS INDUSTRIES, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                      CONSOLIDATED STATEMENTS OF OPERATIONS



                                                                                                       April 25, 1990
                                           Nine Months Ended                    Year Ended             (Inception) to
                                             September 30,                      December 31,            September 30,
                                        2001             2000               2000            1999            2001
                                   -------------     -------------     -------------    ------------    -------------
                                       (unaudited)    (unaudited)                                        (unaudited)

Revenue                            $           -     $           -     $           -    $               $     161,420
Cost and operating expenses:
  Cost of revenue                              -                                   -               -          127,580
  Marketing and sales                    166,224           902,260         1,721,725         922,623        2,810,572
  General and administrative           2,422,746         5,033,771         4,037,509       4,059,310       19,181,255
  Research and development                 1,132           419,357           736,775       1,045,296        4,749,921
                                   -------------     -------------     -------------    ------------    -------------
                                       2,590,102         6,355,388         6,496,009       6,027,229       26,869,328
                                   -------------     -------------     -------------    ------------    -------------
    Loss from operations              (2,590,102)       (6,355,388)       (6,496,009)     (6,027,229)     (26,707,908)
                                   -------------     -------------     -------------    ------------    -------------
Other income (expense):
  Interest, net                          (97,845)            2,197           (59,940)        113,336         (753,908)
  Equity in loss of investees, net             -                 -                 -               -         (512,920)
  Gain on sales of investments                 -                 -                 -               -        5,829,218
  Other, net                                   -            (1,721)                -               -          (56,634)
                                   -------------     -------------     -------------    ------------    -------------
                                         (97,845)              476           (59,940)        113,336        4,505,756
                                   -------------     -------------     -------------    ------------    -------------
    Loss before provision for
      income taxes and
      minority interests              (2,687,947)       (6,354,912)       (6,555,949)     (5,913,893)     (22,202,152)

Provision for income taxes                (1,200)                -            (1,600)         (1,600)        (101,235)
                                   -------------     -------------     -------------    ------------    -------------
Loss before minority interests        (2,689,147)       (6,354,912)       (6,557,549)     (5,915,493)     (22,303,387)

Minority interests in loss of
   consolidated subsidiaries                   -                 -                 -               -            8,575
                                   -------------     -------------     -------------    ------------    -------------
        Net loss                   $  (2,689,147)    $  (6,354,912)    $  (6,557,549)   $ (5,915,493)   $ (22,294,811)
                                   =============     =============     =============    ============    =============
 Series B Preferred Stock
   dividends associated with
   issued warrants and accretions  $    (276,878)                -                 -               -    $    (276,878)
                                   -------------     -------------     -------------    ------------    -------------
Net loss attributable to Common
   Stockholders                    $  (2,966,025)    $  (6,354,912)    $  (6,557,549)   $ (5,915,493)   $ (22,571,690)
                                   =============     =============     =============    ============    =============
Basic and diluted net loss
  per share                               $(0.15)           $(0.44)           $(0.44)         $(0.45)
                                   =============     =============     =============    ============
Weighted average number of shares
   of Common Stock, basic and
   diluted                            20,081,222        14,615,607        14,832,155      13,088,723
                                   =============     =============     =============    ============


     The accompanying notes are an integral part of these consolidated financial statements.

DBS Industries, Inc.
(A Development Stage Company)
Consolidated Statements of Stockholders' Equity
For the period from April 25, 1990 (inception) to September 30, 2001

                                                                                                              Deficit
                         Preferred Stock   Common Stock                             Note                    Accumulated    Total
                         ---------------   --------------   Capital in            Receivable    Deferred    During the     Stock-
                                    Par              Par    Excess of               From      Stock-Based   Development    holders'
                          Shares   Value   Shares   Value   Par Value   Warrants Stockholder  Compensation     Stage       Equity
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December
 31, 1990, of DBSN
 as restated
 pursuant to the
 merger on
 December 2, 1992             -       -    301,000   $ 120    $ 46,375   $     -     $     -      $      -   $ (219,990) $ (173,495)
Issuance of common
 stock for  professional
 services at $1.01
 to $2.14 per share           -       -    520,000     208      47,542         -           -             -            -      47,750
Issuance of common
 stock for cash
 at $.01 to $1.00
 per share                    -       -    244,500      98     124,507         -           -             -            -     124,605
Stock issue costs
 for the twelve
 months ended
 December 31, 1991            -       -          -       -     (15,774)        -           -             -            -     (15,774)
Net loss for the
 twelve months ended
 December 31, 1991            -       -          -       -           -         -           -             -     (115,339)   (115,339)
------------------------------------------------------------------------------------------------------------------------------------
Balance at
 December 31, 1991            -       -  1,065,500     426     202,650         -           -             -     (335,329)   (132,253)
------------------------------------------------------------------------------------------------------------------------------------
Issuance of common
 stock for cash
 at $.01 to $1.00
 - per share                  -       -  1,317,290     527     538,998         -           -             -            -     539,525
Issuance of common
 stock for
 professional
 services at
 $.01 to $.10
 - per share                  -       -    214,240      86      12,338         -           -             -            -      12,424
Issuance of common
 stock in payment
 of stockholder
 loans: June 1992
 at $.01 per share            -       -    230,000      92       2,208         -           -             -            -       2,300
Net loss for the
 seven months ended
 July 31, 1992                -       -          -       -           -         -           -             -      (90,750)    (90,750)
------------------------------------------------------------------------------------------------------------------------------------
Balance at July 31, 1992      -       -  2,827,030   1,131     756,194         -           -             -     (426,079)    331,246
------------------------------------------------------------------------------------------------------------------------------------
Shares of Fi-Tek IV,
 Inc. from
 August 3, 1989
 (inception) through
 December 2, 1992             -       -    817,540     327     155,450         -           -             -            -     155,777
Issuance of common
 stock for cash at
 $.01 to $3.20 per share      -       -  1,313,926     527     998,088         -           -             -            -     998,615
Issuance of common
 stock for interest
 at $5.00 per share           -       -     10,000       4       4,996         -           -             -            -       5,000
Issuance of common
 stock for JPS
 common stock on
 September 11, 1992
 at $.80 per share            -       -     61,447      24      49,134         -           -             -            -      49,158
Issuance of common
 stock for professional
 services on
 September 11, 1992
 at $.10 per share            -       -      6,679       3         665         -           -             -            -         668


DBS Industries, Inc.
(A Development Stage Company)
Consolidated Statements of Stockholders' Equity
For the period from April 25, 1990 (inception) to September 30, 2001




                                                                                                              Deficit
                         Preferred Stock   Common Stock                             Note                    Accumulated    Total
                         ---------------   --------------   Capital in            Receivable    Deferred    During the     Stock-
                                    Par              Par    Excess of               From      Stock-Based   Development    holders'
                          Shares   Value   Shares   Value   Par Value   Warrants Stockholder  Compensation     Stage       Equity
-----------------------------------------------------------------------------------------------------------------------------------
Issuance of common
 stock in exchange
 for DBSC common
 stock on
 October 9, 1992,
 at $2.00 per share           -       -      6,375       2      12,748         -           -             -            -      12,750
Redemption of 97,450
 common stock
 warrants on
 October 2, 1992, at
 $8.00 per share              -       -          -       -     (19,490)        -           -             -            -     (19,490)
Issuance of common
 stock December 2, 1992,
 at closing of
 acquisition of DBSN
 as a finder's
 fee at $.0004 per
 share                        -       -     25,000      10           -         -           -             -            -          10
Issuance of common
 stock for Axion
 common stock during
 March 1993 at
 $1.60 per share              -       -     50,000      20      79,980         -           -             -            -      80,000
Issuance of common
 stock for DBSC
 common stock on
 July 2, 1993, at
 $1.60 per share              -       -    133,306     53      213,238         -           -             -             -    213,291
Stock issue costs for
 the period from
 August 1, 1992
 through July 31, 1993        -       -          -      -       (6,374)        -           -             -             -     (6,374)
Net loss for the
 twelve months ended
 July 31, 1993                -       -          -      -            -         -           -             -      (755,040)  (755,040)
------------------------------------------------------------------------------------------------------------------------------------
Balance at
July 31, 1993                 -       -  5,251,303  2,101    2,244,629         -           -             -    (1,181,119) 1,065,611
------------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.

DBS Industries, Inc.
(A Development Stage Company)
Consolidated Statements of Stockholders' Equity
For the period from April 25, 1990 (inception) to September 30, 2001





                                                                                                              Deficit
                         Preferred Stock   Common Stock                             Note                    Accumulated    Total
                         ---------------   --------------   Capital in            Receivable    Deferred    During the     Stock-
                                    Par              Par    Excess of               From      Stock-Based   Development    holders'
                          Shares   Value   Shares   Value   Par Value   Warrants Stockholder  Compensation     Stage       Equity
------------------------------------------------------------------------------------------------------------------------------------
Balance at July 31, 1993       -      -  5,251,303  2,101    2,244,629         -           -           -    (1,181,119)   1,065,611
------------------------------------------------------------------------------------------------------------------------------------
Issuance of common
 stock for cash
 at $4.00 per
 share(August 1993
   through April 1994)         -      -    102,256     41      411,943         -           -           -             -      411,984
Stock issued in
 exchange for 46%
 of JPS stock on
  November 19, 1993            -      -      3,379      1       10,137         -           -           -             -       10,138
Stock issued for
 professional
 services:
 January 28, 1994,
  at $3.60 per share           -      -      5,331      2       19,188         -           -           -              -      19,190
 July 29, 1994,
  at $2.00 per share           -      -      3,833      2        7,663         -           -           -              -       7,665
Stock issued due
 to exercise of
 warrants, at $2.00
 per share (March and
 April 1994)                   -      -      2,500      1        4,999         -           -           -              -       5,000
Stock issued for
 interest on
 July 31, 1994,
 at $2.00 per share            -      -      1,000      -        2,000         -           -           -              -       2,000
Purchase of shares
 of common stock on
 January 28, 1994,
 at $3.20 per share            -      -     (1,563)     -       (5,000)        -           -           -              -      (5,000)
Reacquisition of
 common stock pursuant
 to sale of investment
 in Axion in May 1994,
 at $1.60 per share            -      -    (50,000)      -     (80,000)        -           -           -              -     (80,000)
Net loss for the twelve
 months ended July 31, 1994    -      -          -       -           -         -           -           -        (26,909)    (26,909)
------------------------------------------------------------------------------------------------------------------------------------
Balance at July 31, 1994       -      -  5,318,039   2,148   2,615,559         -           -           -     (1,208,028)  1,409,679
------------------------------------------------------------------------------------------------------------------------------------
Stock issued for services:
  November 30, 1994,
  at $1.88 per share           -      -     10,000       4      18,796         -           -           -              -      18,800
  May 15, 1995,
  at $2.00 per share           -      -     10,724       4      21,443         -           -           -              -      21,447
  July 15, 1995,
  at $1.60 per share           -      -     11,373       5      18,192         -           -           -              -      18,197
Net loss for the
  twelve months ended
  July 31, 1995                -      -          -       -           -         -           -           -     (1,284,558) (1,284,558)
------------------------------------------------------------------------------------------------------------------------------------
Balance at July 31, 1995       -      -  5,350,136   2,161   2,673,990         -           -           -     (2,492,586)    183,565
------------------------------------------------------------------------------------------------------------------------------------
Issuance of common
 stock for 1%
 JPS common stock on
 September 21, 1995
 at $1.20 per share            -      -      9,450       4      11,336         -           -           -              -      11,340


DBS Industries, Inc.
(A Development Stage Company)
Consolidated Statements of Stockholders' Equity
For the period from April 25, 1990 (inception) to September 30, 2001




                                                                                                              Deficit
                         Preferred Stock   Common Stock                             Note                    Accumulated    Total
                         ---------------   --------------   Capital in            Receivable    Deferred    During the     Stock-
                                    Par              Par    Excess of               From      Stock-Based   Development    holders'
                          Shares   Value   Shares   Value   Par Value   Warrants Stockholder  Compensation     Stage       Equity

Issuance of common
 stock for 20%
 Seimac Limited
 common stock on
 December 13, 1995
 at $4.00 per share            -      -    165,519      66     662,010         -           -           -              -     662,076
Issuance of common
 stock for
 professional services
 at $5.60 per share            -      -      2,934       1      16,427         -           -           -              -      16,428
Net loss for the five
 months ended
 December 31, 1995             -      -          -       -           -         -           -           -       (662,877)   (662,877)
------------------------------------------------------------------------------------------------------------------------------------
Balance at
December 31, 1995              -      -  5,528,039   2,232   3,363,763         -           -           -     (3,155,463)    210,532
------------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.

DBS Industries, Inc.
(A Development Stage Company)
Consolidated Statements of Stockholders' Equity
For the period from April 25, 1990 (inception) to September 30, 2001




                                                                                                              Deficit
                         Preferred Stock   Common Stock                             Note                    Accumulated    Total
                         ---------------   --------------   Capital in            Receivable    Deferred    During the     Stock-
                                    Par              Par    Excess of               From      Stock-Based   Development    holders'
                          Shares   Value   Shares   Value   Par Value   Warrants Stockholder  Compensation     Stage       Equity
------------------------------------------------------------------------------------------------------------------------------------
Balance at
December 31, 1995              -      -  5,528,039   2,232   3,363,763         -           -           -     (3,155,463)    210,532
------------------------------------------------------------------------------------------------------------------------------------
Warrants issued on
 January 13, 1996,
 to purchase 75,000 shares
 of common stock for
 services rendered at an
 exercise price of $7.30
 per share                     -      -          -       -           -   112,500           -           -              -     112,500
Issuance of common stock
 for cash January 15, 1996,
  at $4.00 per share, less
  noncash issuance cost of
  $63,900                      -      -    200,000      80     736,020         -           -           -              -     736,100
 February 15, 1996, at $5.20
  per share, less noncash
  issuance cost of $19,999     -      -     38,462      15     179,988         -           -           -              -     180,003
Stock issued for services
 January 1 - June 30, 1996,
  at $3.75 per share           -      -     22,743       9      85,277         -           -           -              -      85,286
 August 15, 1996, at $4.80
  per share                    -      -      6,018       2      28,884         -           -           -              -      28,886
 September 21, 1996, at
  $5.60 per share              -      -      4,821       2      26,996         -           -           -              -      26,998
 July 1 - December 31, 1996,
  at $2.00 per share           -      -      7,605       3      15,207         -           -           -              -      15,210
 Placement fee associated
  with January 15 and
  February 15, 1996,
  issuances settled through
  issuance of common stock     -      -     19,821       8      83,891         -           -           -              -      83,899
Net loss for the twelve months
 ended December 31, 1996       -      -          -       -           -         -           -           -     (3,752,583) (3,752,583)
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996   -      -  5,827,509   2,351   4,520,026   112,500           -           -     (6,908,046) (2,273,169)
------------------------------------------------------------------------------------------------------------------------------------
Stock issued for services
 January 31, 1997, at $1.69
  per share                    -      -      5,088       2       8,586         -           -           -              -       8,588
 February 14, 1997, at $1.75
  per share                    -      -      4,701       2       8,225         -           -           -              -       8,227
 February 28, 1997, at $2.00
  per share                    -      -      7,918       3     15,834          -           -           -              -      15,837
 March 31, 1997, at $1.63
  per share                    -      -        302       -        491          -           -           -              -         491
 April 10, 1997, at $2.00
  per share                    -      -      7,500       3     14,997          -           -           -              -      15,000
 April 30, 1997, at $1.50
  per share                    -      -        332       -        498          -           -           -              -         498
 June 30, 1997, at $1.13
  per share                    -      -     14,578       6     16,394          -           -           -              -      16,400
 July 9, 1997, at $0.75
  per share                    -      -     15,000       6     11,244          -           -           -              -      11,250
Net income for the twelve
 months ended
 December 31, 1997             -      -          -       -          -          -           -           -      3,068,917   3,068,917
------------------------------------------------------------------------------------------------------------------------------------
Balance at
 December 31, 1997             -      -  5,882,928   2,373  4,596,295    112,500           -           -     (3,839,129)    872,039
------------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.

DBS Industries, Inc.
(A Development Stage Company)
Consolidated Statements of Stockholders' Equity
For the period from April 25, 1990 (inception) to September 30, 2001




                                                                                                              Deficit
                         Preferred Stock   Common Stock                             Note                    Accumulated    Total
                         ---------------   --------------   Capital in            Receivable    Deferred    During the     Stock-
                                    Par              Par    Excess of               From      Stock-Based   Development    holders'
                          Shares   Value   Shares   Value   Par Value   Warrants Stockholder  Compensation     Stage       Equity
------------------------------------------------------------------------------------------------------------------------------------
Balance at
December 31, 1997             -      -   5,882,928   2,373   4,596,295   112,500           -             -   (3,839,129)    872,039
------------------------------------------------------------------------------------------------------------------------------------
Common stock issued for
 cash, on April 16, 1998,
 at $2.00 per share           -      -     102,000      41     203,959         -           -             -            -     204,000
Common stock issued upon
 exercise of options, on
 June 11, 1998, at $1.44
 per share                    -      -      12,500       5      17,964         -           -             -            -      17,969
Common stock issued
 (voided) in connection
 with services rendered
 February 12, 1998, at
  $0.53 per share             -      -      26,209      10      13,906         -           -             -            -      13,916
 April 1, 1998, at $3.25
  per share                   -      -      10,000       4      32,496         -           -             -            -      32,500
 May 14, 1998, at $3.75
  per share                   -      -      13,646       6      51,168         -           -             -            -      51,174
 May 14, 1998, at $3.75
  per share                   -      -     (22,743)     (9)    (85,277)        -           -             -            -     (85,286)
Common stock issued for
 cash in August and
 September 1998 at $2.00
 per share net of
 issuance costs of $485,826   -      -   2,800,000   1,120   5,113,054         -           -             -            -   5,114,174
Common stock issued upon
 exercise of options at
 $0.53 per share              -      -      17,202       6       9,128         -           -             -            -       9,134
Fair value of Common Stock
 warrants committed to
 representing stock
 issuance costs               -      -            -      -    (973,000)  973,000           -             -            -           -
Fair value of options
 granted in connection
 with services rendered       -      -            -      -     159,000         -           -             -            -     159,000
Common stock issued for
 exercise of options
 $0.60 per share 10/1/98      -      -       37,500     15      22,485         -           -             -            -      22,500
Common stock returned to
 investees at $2.00 per
 share in October 1998        -      -     (400,000)  (160)   (799,840)        -           -             -            -    (800,000)
Common stock issued upon
 exercise of options $0.531
 per share in October 1998    -      -       94,375     38      50,075         -           -             -            -      50,113
Common stock issued
 representing stock
 issuance costs               -      -        7,500      3      14,997         -           -             -            -      15,000
Net loss for the year
 ended December 31, 1998      -      -            -      -           -         -           -             -   (3,293,493) (3,293,493)
------------------------------------------------------------------------------------------------------------------------------------
Balance at
 December 31, 1998            -      -    8,581,117  3,452   8,426,410 1,085,500           -             -   (7,132,622)  2,382,740
------------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.

DBS Industries, Inc.
(A Development Stage Company)
Consolidated Statements of Stockholders' Equity
For the period from April 25, 1990 (inception) to September 30, 2001

                                                                                                              Deficit
                         Preferred Stock   Common Stock                             Note                    Accumulated    Total
                         ---------------   --------------   Capital in            Receivable    Deferred    During the     Stock-
                                    Par              Par    Excess of               From      Stock-Based   Development    holders'
                          Shares   Value   Shares   Value   Par Value   Warrants Stockholder  Compensation     Stage       Equity
------------------------------------------------------------------------------------------------------------------------------------
Balance at
December 31, 1998             -      -    8,581,117  3,452   8,426,410 1,085,500           -             -   (7,132,622)  2,382,740
------------------------------------------------------------------------------------------------------------------------------------
Common stock issued for
 cash February 1999 at
 $2.50, net of issuance
 costs of $2,104              -      -       50,000     20     122,876         -           -             -            -     122,896
February 1999 at $3.00,
 net of issuance costs
 of $25,246                   -      -      500,000    200   1,474,554         -           -             -            -   1,474,754
April 1999 at $3.00
 per share                    -      -    1,666,667    667   4,999,333         -           -             -            -   5,000,000
Common stock issued upon
 exercise of options
 January, March, August,
 and December 1999
 at $0.53 per share           -      -      195,227     78     103,557         -           -             -            -     103,635
February 1999 at $0.58        -      -       12,625      5       7,368         -           -             -            -       7,373
January and February 1999
 at $0.60                     -      -       26,667     11      15,990         -           -             -            -      16,001
February 1999 at $1.44        -      -       37,500     15      53,891         -           -             -            -      53,906
February and March 1999
 at $1.45                     -      -      200,000     80     289,920         -           -             -            -     290,000
January, February, and
 March 1999 at $1.50          -      -      195,084     78     292,548         -           -             -            -     292,626
January 1999 at $2.80         -      -        8,125      3      22,747         -           -             -            -      22,750
Common stock issued upon
 exercise of warrants
 January 1999 at $0.50
  per share                   -      -      200,000     80      99,920         -           -             -            -     100,000
 January 1999 at $1.44
  per share                   -      -       11,080      4      15,923         -           -             -            -      15,927
 January and February 1999
  at $1.50 per share          -      -       64,380     26     183,251   (86,707)          -             -            -      96,570
 March 1999 at $2.00
  per share                   -      -        7,500      2      24,673    (9,675)          -             -            -      15,000
 February and March 1999
  at $2.10 per share          -      -       33,700     13     111,534   (40,777)          -             -            -      70,770
 January - March 1999 at
  $3.00 per share, net of
  issuance costs of $123,80   -      -    2,452,000    983   7,239,689    (8,475)          -             -            -   7,232,197
 March 1999 at $3.50
  per share net of issuance
  costs of $3,344             -      -       50,000     20     172,035         -           -             -            -     172,055
Expiration of warrants        -      -            -      -      15,730   (15,730)          -             -            -           -
Deferred stock compensation   -      -            -      -   2,490,337         -           -    (2,490,337)           -           -
Options issued in connection
 with services rendered       -      -            -      -     751,497         -           -             -            -     751,497
Amortization of deferred
  stock compensation          -      -            -      -           -         -           -       957,755            -     957,755
Warrants issued in connection
 with services rendered in
 November and December 1999   -      -            -      -           -    22,800           -             -            -      22,800
Issuance of common stock in
 connection with Litigation
 settlement in March 1999
 at $5.00 per share           -      -       63,239     25     324,391         -           -             -            -     324,416
Fair value of Common Stock
 warrants committed to
 representing deferred
 stock issuance costs
 in December 1999             -      -            -      -           -   673,500           -             -            -     673,500
Warrant issued in connection
 with stock issuance costs    -      -            -      -    (270,000)  270,000           -             -            -           -
Note Receivable from
 Stockholder                  -      -            -      -           -         -     (60,000)            -            -     (60,000)
Retirement of Treasury Stock  -      -            -      -           -         -           -             -            -           -
Net loss for the year ended
 December 31, 1999            -      -            -      -           -         -           -             -   (5,915,493) (5,915,493)
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1999  -      -   14,354,911  5,762  26,968,174 1,890,436     (60,000)   (1,532,582) (13,048,115) 14,223,675
------------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.

DBS Industries, Inc.
(A Development Stage Company)
Consolidated Statements of Stockholders' Equity
For the period from April 25, 1990 (inception) to September 30, 2001

                                                                                                              Deficit
                         Preferred Stock   Common Stock                             Note                    Accumulated    Total
                         ---------------   --------------   Capital in            Receivable    Deferred    During the     Stock-
                                    Par              Par    Excess of               From      Stock-Based   Development    holders'
                          Shares   Value   Shares   Value   Par Value   Warrants Stockholder  Compensation     Stage       Equity
------------------------------------------------------------------------------------------------------------------------------------
Balance at
 December 31, 1999            -      -   14,354,911  5,762  26,968,174  1,890,436  (60,000)   (1,532,582)  (13,048,115)  14,223,675
------------------------------------------------------------------------------------------------------------------------------------
Common stock issued
 for cash
 January 2000 under
  Employee Stock Purchase
  Plan at $1.83                -     -          490      -         900          -        -             -             -          900
 July 2000 under Employee
  Stock Option Plan at $1.43   -     -        6,961      3       9,951          -        -             -             -        9,954
 June 2000 at $1.00            -     -      166,298     67     166,231          -        -             -             -      166,298
 July 2000 at $.75             -     -      133,333     53      99,946          -        -             -             -      100,000
 September 2000 at $.9863      -     -       84,490     34      83,299          -        -             -             -       83,333
 October 2000 at $.8805        -     -       63,092     25      55,531          -        -             -             -       55,556
Common stock issued
 upon exercise of options
 February 2000 at $2.1875      -     -       15,000      6      32,807          -        -             -             -       32,813
 March 2000 at $.531           -     -       15,000      6       7,959          -        -             -             -        7,965
 March 2000 at $1.45           -     -       50,000     20      72,480          -        -             -             -       72,500
 March 2000 at $1.50           -     -       10,000      4      14,996          -        -             -             -       15,000
 April 2000 at $.5840          -     -        5,500      2       3,210          -        -             -             -        3,212
 June 2000 at $.60             -     -       37,500     15      22,485          -        -             -             -       22,500
 June and August 2000 at
  $.7235                       -     -       10,000      4       7,231          -        -             -             -        7,235
 December 2000 at $.584        -     -        1,375      1         802          -        -             -             -          803

Cash received for common
 stock to be issued            -     -            -      -     600,000          -        -             -             -      600,000

Common stock issued
 upon exercise of warrants
 March 2000 at $1.50           -     -        2,495      1       5,001          -        -             -             -        5,002
 September 2000 at $.70        -     -      125,000     50      87,450          -        -             -             -       87,500
Common stock issued in
 connection with services
 rendered January 2000 at
  $2.2937                      -     -        4,687      2      10,748          -        -             -             -       10,750
 June 2000 at $1.50            -     -       66,667     26      99,974          -        -             -             -      100,000
 September 2000 at $1.25       -     -      200,000     80     249,920          -        -             -             -      250,000
 December 2000 at $0.5625      -     -       65,569     26      36,856          -        -             -             -       36,883
 July 2000 at $2.5875          -     -        3,672      1       9,500          -        -             -             -        9,501

Series A Preferred Shares
 issued January - July
 2000 at $30.00           35,897    14            -      -   1,076,896          -        -             -             -    1,076,910

Series B Preferred
 Shares issued in
 October, 2000 as
 Stock Issuance Costs          -     -            -      -      40,000          -        -             -             -       40,000

Preferred B Warrants           -     -            -      -           -     78,044        -             -             -       78,044

Dividends to Preferred
 B Stockholders                -     -            -      -     (26,016)         -        -             -             -      (26,016)

Stock issuance costs -
 January to December 2000      -     -            -      -    (636,576)         -        -             -             -     (636,576)

The accompanying notes are an integral part of these consolidated financial statements.

DBS Industries, Inc.
(A Development Stage Company)
Consolidated Statements of Stockholders' Equity
For the period from April 25, 1990 (inception) to September 30, 2001




                                                                                                              Deficit
                         Preferred Stock   Common Stock                             Note                    Accumulated    Total
                         ---------------   --------------   Capital in            Receivable    Deferred    During the     Stock-
                                    Par              Par    Excess of               From      Stock-Based   Development    holders'
                          Shares   Value   Shares   Value   Par Value   Warrants Stockholder  Compensation     Stage       Equity
-----------------------------------------------------------------------------------------------------------------------------------

Series A Preferred
 Shares converted
 September 2000
  at $1.6812              (1,666)   (1)     29,728     12        (11)          -         -             -             -            -
Series A Preferred
 Shares converted
 October 2000
  at $1.6812              (1,666)   (1)     29,728     12        (11)          -         -             -             -            -
Series A Preferred
 Shares converted
 November 2000
  at $1.70                (3,333)   (1)     58,817     24        (22)          -         -             -             -            -
Series A Preferred
 Shares converted
 November 2000
 at $1.6438               (3,333)   (1)     60,830     24        (23)          -         -             -             -            -

Options and Warrants
 issued in connection
 with services rendered        -     -           -      -     30,828     693,919         -             -             -      724,747
Warrants issued in
 connection with
 stock issuance costs          -     -           -      -          -     327,299         -             -             -      327,299

Amortization of
 deferred stock
 compensation                  -     -           -      -          -           -         -     1,078,856             -    1,078,856

Cancellation of
 deferred stock
 compensation                  -     -           -      -     (3,597)          -         -         3,597             -            -

Repayment of Note
 Receivable from
 Stockholder                   -     -           -      -          -           -    60,000             -             -       60,000

Net loss for the
 year ended
 December 31, 2000             -     -           -      -          -           -         -             -    (6,557,549)  (6,557,549)
------------------------------------------------------------------------------------------------------------------------------------
Balance at
 December 31, 2000        25,899    11  15,601,143  6,260 29,126,919   2,989,698         -      (450,128)  (19,605,664)  12,067,096
------------------------------------------------------------------------------------------------------------------------------------

DBS Industries, Inc.
(A Development Stage Company)
Consolidated Statements of Stockholders' Equity
For the period from April 25, 1990 (inception) to September 30, 2001



                                                                                                              Deficit
                         Preferred Stock   Common Stock                             Note                    Accumulated    Total
                         ---------------   --------------   Capital in            Receivable    Deferred    During the     Stock-
                                    Par              Par    Excess of               From      Stock-Based   Development    holders'
                          Shares   Value   Shares   Value   Par Value   Warrants Stockholder  Compensation     Stage       Equity
------------------------------------------------------------------------------------------------------------------------------------
Balance at
 December 31, 2000        25,899    11  15,601,143  6,260 29,126,919   2,989,698          -     (450,128)   (19,605,664) 12,067,096
------------------------------------------------------------------------------------------------------------------------------------
Common stock issued
 for cash
 January 2001 under
  Employee Stock
  Purchase Plan
  at $0.32 (unaudited)         -     -       9,844      4      3,146           -          -            -              -       3,150
 January 2001 at $0.25
  (cash received in
  Dec. 2000) (unaudited)       -     -   2,000,000    800       (800)          -          -            -              -           -
 January 2001 at $0.50
  (cash received in
  Dec. 2000) (unaudited)       -     -     200,000     80        (80)          -          -            -              -           -
 January 2001 at $0.50
  (unaudited)                  -     -     500,000    200    249,800           -          -            -              -     250,000
 January 2001 at $0.3448
  (unaudited)                  -     -     290,000    116     99,884           -          -            -              -     100,000
 March 2001 at $0.44
  (unaudited)                  -     -     568,182    227    249,773           -          -            -              -     250,000
 July 2001 at $0.20
  (unaudited)                  -     -   1,459,458    584    281,640      82,642          -            -              -     364,865
 July 2001 at $0.02
  (unaudited)                  -     -     450,000    180      9,820           -          -            -              -      10,000
 July 2001 at $0.60
  (unaudited)                  -     -     600,000    240    330,195      29,565          -            -              -     360,000
 July 2001 under
  Employee Stock
  Purchase Plan
  at $0.36 (unaudited)         -     -      12,083      5      4,345           -          -            -              -       4,350
 August 2001 at $0.47
  (unaudited)                  -     -     478,722    191     197,529     27,280          -            -              -     225,000
 August 2001 at $0.50
  (unaudited)                  -     -     500,000    200     162,245     87,555          -            -              -     250,000
 August 2001 at $0.69
  (unaudited)                  -     -      94,203     38      59,614      5,348          -            -              -      65,000

Common stock issued
 upon exercise of
 options March 2001
 at $0.53 (unaudited)          -     -     118,875     48      64,955          -          -            -              -      65,002

Cash received for stock
 issued in fiscal 2000
 (unaudited)                   -     -           -      -       3,207          -          -            -              -       3,207

Warrants issued in
 connection with services
 rendered by third parties
 (unaudited)                   -     -           -      -           -    351,658          -            -              -     351,658

Common stock issued in
 connection with services
 rendered by third parties
 (unaudited)                   -     -     821,469    329     431,671          -          -            -              -     432,000

Common stock issued in
 connection with services
 rendered by related parties
 (unaudited)                   -     -      49,686     20      27,980          -          -            -              -      28,000

Warrants issued in
 connection with stock
 issuance costs (unaudited)    -     -           -      -     (83,509)    83,509          -            -              -           -


DBS Industries, Inc.
(A Development Stage Company)
Consolidated Statements of Stockholders' Equity
For the period from April 25, 1990 (inception) to September 30, 2001



                                                                                                              Deficit
                         Preferred Stock   Common Stock                             Note                    Accumulated    Total
                         ---------------   --------------   Capital in            Receivable    Deferred    During the     Stock-
                                    Par              Par    Excess of               From      Stock-Based   Development    holders'
                          Shares   Value   Shares   Value   Par Value   Warrants Stockholder  Compensation     Stage       Equity
------------------------------------------------------------------------------------------------------------------------------------

Amortization of
 deferred stock
 compensation (unaudited)      -     -           -      -          -           -          -      337,596              -     337,596

Stock issuance costs -
 January to September 2001
 (unaudited)                   -     -           -      -    (88,200)          -          -            -              -     (88,200)

Beneficial conversion
 feature on Convertible
 Debentures (unaudited)        -     -           -      -    222,816           -          -            -              -     222,816

Warrants issued in
 connection with
 Debentures (unaudited)        -     -           -      -          -     134,581          -            -              -     134,581

Dividend relating to
 the issuance of warrants
 to Series B Preferred
 Stockholders (unaudited)      -     -           -      -   (195,000)    195,000          -            -              -           -

Cumulative dividends and
 penalties relating to
 Series B Preferred Stock
 (unaudited)                   -     -           -      -   (123,395)          -          -            -              -    (123,395)

Net loss for the nine
 months ended
 September 30, 2001
 (unaudited)                   -     -           -      -          -           -          -            -     (2,689,147) (2,689,147)
------------------------------------------------------------------------------------------------------------------------------------
Balance at
 September 30, 2001
 (unaudited)              25,899    11  23,753,665  9,521 31,034,555   3,986,835          -     (112,532)   (22,294,811) 12,623,578
------------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.

                      DBS INDUSTRIES, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
             (Information as of and for the nine month periods ended
 September 30, 2001 and 2000, and subsequent to December 31, 2000, is unaudited)


                                                                                                                    April 25, 1990
                                                            Nine Months Ended                 Year Ended             (Inception) to
                                                               September 30,                  December 31,           September 30,
                                                           2001          2000           2000             1999              2001
                                                      ------------   ------------   ------------    -------------    -------------
                                                       (unaudited)    (unaudited)                                    (unaudited)
Cash flows from operating activities
  Net loss                                            $ (2,689,147)  $ (3,554,762)  $ (6,557,549)   $  (5,915,493)   $ (22,294,811)
  Adjustments to reconcile net loss to
   net cash used in operating activities:
    Depreciation and amortization                            7,110          9,427         16,866           15,719          470,950
    Minority interest's share of net loss                        -              -              -                -           (8,575)
    Noncash charges                                        460,000        (60,000)       673,500                -        2,218,045
    Amortization of deferred stock-based
     compensation                                          337,596        494,558      1,078,857          957,755        2,374,208
    Issuance of options and warrants for
     services rendered                                     351,658        470,700      1,021,218          774,298        2,147,174
    Issuance of common stock in connection
     with litigation settlement                                  -              -              -          324,391          324,391
    Equity in loss of investees, net                             -              -              -                -          529,972
    Loss (gain) on sale of investments                        (125)             -              -                -       (5,829,343)
    Allowance for losses on advances                             -              -              -                -          216,932
    Common stock issued as payment for
     interest                                                    -              -              -                -            7,000
    Decrease (increase) in accounts
     receivable and other assets                           (30,627)        45,463         57,060          (43,301)         (68,801)
    Increase (decrease) in accounts
     payable and accrued liabilities                      (618,266)     1,164,998      1,324,107          204,675        1,315,756
    Increase in customer advances                                -              -              -                -          400,000
                                                      ------------   ------------   ------------    -------------    -------------
      Net cash used in operating activities             (2,181,801)    (1,429,616)    (2,385,941)      (3,681,956)     (18,197,102)
                                                      ------------   ------------   ------------    -------------    -------------
Cash flows from investing activities
  Proceeds from sale of investment                           2,546              -              -               -         1,102,486
  Proceeds from Loral settlement                                 -              -              -               -         3,573,677
  Purchase of furniture and equipment                       (6,698)        (2,704)             -         (34,394)         (152,139)
  Satellite construction costs                                   -       (125,644)      (157,034)    (10,800,790)      (12,229,907)
  Organization costs                                             -              -              -               -           (28,526)
  Repayment (issuance) of note receivable
    from stockholder                                             -              -         60,000         (60,000)          (31,187)
  Purchase of interest in Continental                            -              -              -               -        (2,292,409)
  Investments, license acquisition costs
    and other                                             (500,723)             -            482      (1,518,081)       (3,227,048)
  Net assets of purchased subsidiaries                           -              -              -               -          (147,500)
  Cash transferred from Fi-Tek IV, Inc.
    pursuant to the merger and reorganization                    -              -              -               -           156,648
  Cash of divested subsidiary                                    -              -              -               -              (277)
  Purchase of patents                                            -              -              -               -           (18,251)
  Proceeds from repayment of advances to
    affiliate                                                    -              -              -               -           152,500
  Restricted cash on credit line                                 -              -              -               -           300,000
                                                      ------------   ------------   ------------    -------------    -------------
     Net cash used in investing activities                (504,876)      (128,348)       (96,552)     (12,413,265)     (12,841,933)
                                                      ------------   ------------   ------------    -------------    -------------
Cash flows from financing activities
  Repayment of borrowing under credit line                       -              -              -                -         (300,000)
  Issuance of debentures                                   500,000              -              -                -        5,317,501
  Issuance of Common and Preferred Stock                 1,967,042      1,410,395      3,225,442       15,240,555       28,583,781
  Redemption of common stock warrants                            -              -              -                -          (19,490)
  Stock issuance costs                                     (88,200)      (103,307)      (636,575)        (154,100)      (1,378,611)
  Purchase of shares                                             -              -              -                -           (5,000)
  Issuance (Payment) of debentures                               -              -              -                -       (1,168,445)
  Proceeds from stockholders' loans                         55,000              -              -                -          497,750
  Payment of stockholders' loans                                 -              -              -                -         (351,967)
                                                      ------------   ------------   ------------    -------------    -------------
     Net cash provided by financing activities           2,433,842      1,307,088      2,588,867       15,086,455       31,175,519
                                                      ------------   ------------   ------------    -------------    -------------
Net increase (decrease) in cash                           (252,835)      (250,876)       106,374       (1,008,766)         136,484
Cash and cash equivalents, beginning of period             389,319        282,945        282,945        1,291,711                -
                                                      ------------   ------------   ------------    -------------    -------------
Cash and cash equivalents, end of period              $    136,484   $     32,069   $    389,319    $     282,945    $     136,484
                                                      ============   ============   ============    =============    =============


The accompanying notes are an integral part of these consolidated financial statements.

                      DBS INDUSTRIES, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Information as of and for the nine month periods ended
 September 30, 2001 and 2000, and subsequent to December 31, 2000, is unaudited)


1.   Organization and Basis of Presentation

     These consolidated financial statements include the accounts of DBS Industries, Inc. (the "Company"), and its wholly-owned subsidiaries, Global Energy Metering Service, Inc. ("GEMS"), and NewStar Limited ("NewStar"). Intercompany transactions and balances have been eliminated in consolidation.

     The Company was organized as a Delaware corporation on August 3, 1989. Since inception the Company has been in the development stage. The Company's current business plan is to develop a data communication service using a constellation of low earth orbit satellites and the Internet. The Company's financial statements have been prepared assuming the Company will continue as a going concern. Since inception, the Company has devoted substantially all of its efforts to developing its business. The Company has therefore incurred substantial losses and negative cash flows from operating activities as reflected in these consolidated financial statements. Accordingly, the Company has relied primarily upon obtaining equity capital and debt financing to support its operations. The Company does not expect revenue to exceed costs and expenses in 2001 and, accordingly, will continue to incur losses and negative cash flows from operating activities. To address financing needs, the Company is pursuing various financing alternatives. These circumstances raise substantial doubt about the Company's ability to continue as a going concern. These financial statements do not reflect any adjustments that might result from the outcome of this uncertainty.

     During fiscal 2000, the Company raised approximately $2.5 million, net of stock issuance costs, from warrant exercises and sale of shares of common and preferred stock. However, the Company will need substantial additional capital, at least $120 million, to construct its proposed satellite constellation. Such financing is likely to result in a significant dilution in the equity interests of the current stockholders. The construction of the first two of the six planned satellites was required to commence by April 1999 pursuant to the terms of the Federal Communications Commission
     (FCC) license granted to E-SAT, Inc. ("E-SAT"). The Company notified the FCC that it has achieved this milestone by entering into a construction contract on March 31, 1999.

     GEMS is a Delaware corporation in the development stage whose primary activity has been the development of satellite and radio systems for use in automating the control and distribution of gas and electric power by utility companies. GEMS had no significant activity during fiscal 2000.

     In January 1998, the Company created NewStar Limited, a wholly-owned subsidiary organized under the Laws of the Republic of Bermuda to market and sell its service to international customers.

     The Company's investments in E-SAT, in which the Company has an ownership interest of 80.1%, are accounted for using the equity method. The Company's interest in Seimac Limited was disposed of during 1998.

                      DBS INDUSTRIES, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Information as of and for the nine month periods ended
 September 30, 2001 and 2000, and subsequent to December 31, 2000, is unaudited)


2.   Summary of Significant Accounting Policies

     Hereafter, unless otherwise specified, all references to the "Company" include DBS Industries, Inc. and its wholly-owned subsidiaries.

     Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates include the recoverability of satellite construction costs and the investment in E-SAT. Actual results could differ from those estimates.

     Cash equivalents

     The Company considers all money market instruments and other highly liquid investments with original maturities of three months or less to be cash equivalents.

     Depreciation

     Furniture and equipment are depreciated over the estimated useful lives of the assets ranging from five to seven years using the straight-line method of depreciation. When assets are disposed of, the related cost and accumulated depreciation are removed from the books and the resulting gain or loss is recognized in the year of disposal.

     Satellite construction costs

     Satellite construction costs will be depreciated over the useful economic lives of the satellites once they enter into service.

     The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of. The Company reviews satellite construction costs and other long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The amount of the impairment loss, if any, would be calculated based on the excess of the carrying amount of the assets over their fair market value.

                      DBS INDUSTRIES, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Information as of and for the nine month periods ended
 September 30, 2001 and 2000, and subsequent to December 31, 2000, is unaudited)

     Goodwill

     Goodwill  is  amortized  using the  straight-line  method  over five years.
     Amortization expense charged to operations for the nine months ended September 30, 2001 and 2000 was $0 and $1,047, respectively. Amortization expense charged to operations for the years ended December 31, 2000 and 1999 was $1,047 and $2,515, respectively.

     Income taxes

     Income taxes are accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred income tax liabilities and assets are determined based on the difference between the financial reporting amounts and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future. Such amounts are based on enacted tax laws and rates in effect for the years in which the differences are expected to affect taxable income, net operating loss and tax credit carryforwards. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

     Stock-based compensation

     The Company accounts for stock-based employee compensation agreements in accordance with the provisions of Accounting Principles Board Opinion No.25, Accounting for Stock Issued to Employees (APB No. 25) and complies with the disclosure provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123). Under APB No. 25, compensation expense is based on the difference, if any, between the fair value of the Company's stock and the exercise price of the option on the measurement date, which is typically the date of grant.

     In March of 2000, the Financial Accounting Standards Board ("FASB") issued FIN 44, Accounting for Certain Transactions Involving Stock Compensation, an interpretation of APB No.25. FIN 44 was effective July 1, 2000. The implementation of FIN 44 did not have a material impact on the Company's financial statements.

     The Company accounts for options granted to non-employees under SFAS No.123. Under SFAS No. 123, options are recorded at their fair value on the measurement date, which is typically the date of grant.

     Net loss per share

     Basic earnings per share is computed based on the weighted average number of common shares outstanding and excludes any potential dilution; diluted earnings per share reflects diluted effects of all outstanding Common Stock equivalents. Options and warrants are excluded from the EPS calculation in loss years due to their antidilutive effect. Diluted net loss per share does not include the effect of the following potential common shares:

                      DBS INDUSTRIES, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Information as of and for the nine month periods ended
 September 30, 2001 and 2000, and subsequent to December 31, 2000, is unaudited)



                                       Nine Months Ended Spetember 30,      Year Ended December 31,
                                           2001              2000              2000         1999

       Shares issuable pursuant
        to options and warrants         14,134,688        6,666,737         8,103,582     6,150,994


     Recently issued accounting pronouncements

     In July 2001, the FASB issued SFAS No. 141 Business Combinations and SFAS No. 142 Goodwill and Other Intangible Assets SFAS No. 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting, and broadens the criteria for recording intangible assets separate from goodwill. Recorded goodwill and intangibles will be evaluated against this new criteria and may result in certain intangibles being subsumed into goodwill, or alternatively, amounts initially recorded as goodwill may be separately identified and recognized apart from goodwill. SFAS No. 142 requires the use of a nonamortization approach to account for purchased goodwill and certain intangibles. Under a nonamortization approach, goodwill and certain intangibles will not be amortized into results of operations, but instead would be reviewed annually for impairment and written down and charged to results of operations only in the periods in which the recorded value of goodwill and certain intangibles is more than its fair value. The provisions of each statement, which apply to goodwill and intangible assets acquired prior to June 30, 2001, will be adopted by the Company on January 1, 2002. The Company does not expect the adoption of these accounting standards will have a significant impact on its consolidated financial position, results of operations or cash flows.

     In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of and applies to all long-lived assets
     (including discontinued operations) and consequently amends Accounting Principles Board Opinion No. 30 (APB 30), Reporting Results of Operations - Reporting the Effects of Disposal of a Segment of a Business.

     SFAS No. 144 develops one accounting  model (based on the model in SFAS No.
     121) for long-lived assets that are to be disposed of by sale, as well as addresses the principal implementation issues. SFAS No. 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. That requirement eliminates APB 30's requirement that discontinued operations be measured at net realizable value or that entities include under "discontinued operations" in the financial statements amounts for operating losses that

                      DBS INDUSTRIES, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Information as of and for the nine month periods ended
 September 30, 2001 and 2000, and subsequent to December 31, 2000, is unaudited)


     have not yet occurred. Additionally, SFAS No. 144 expands the scope of discontinued operations to include all components of an entity with operations that (1) can be distinguished from the rest of the entity and
     (2) will be eliminated from the ongoing operations of the entity in a disposal transaction. SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001. The Company is in the process of evaluating the potential impact the adoption of SFAS No. 144 will have on its consolidated financial position, results of operations or cash flows.

     Reclassifications

     Certain prior period balances have been reclassified to conform to the current year's presentation.

     Segment reporting

     We have determined that we have a single reportable operating segment as defined by SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information.

     Comprehensive income

     The Company had no other comprehensive income or loss for any periods presented.

3.   Investments And License Acquisition Costs

     In October 1994, the Company and EchoStar formed E-SAT for the purpose of filing with the FCC for a license to operate a low earth orbit satellite system. E-SAT filed with the FCC on November 16, 1994. The Company holds an 80.1% interest in E-SAT. The Company's total investments in, and advances to, E-SAT as of December 31, 2000 and 1999 were $851,490 for both years. The investment is accounted for using the equity method. The Company's equity in losses of E-SAT for the years ended December 31, 2000 and 1999 were $0.

     On March 31, 1998, the Federal Communications Commission approved E-SAT's application for a low earth orbit satellite license. E-SAT is required to meet certain milestones and other covenants in order to maintain its license. On April 8, 1999, the Company notified the FCC that it had entered into a construction contract for the first two satellites of the E-SAT system on March 31, 1999.

     On July 30, 1999, the Company entered into an agreement with EchoStar under which it will receive 60.1% of E-SAT's shares from EchoStar in exchange for consideration, including the grant of rights to use up to 20% of the satellite capacity of the E-SAT system by EchoStar. As a result of this transaction, which was subsequently approved by the Federal Communications Commission, the Company now owns 80.1% of the E-SAT shares. In connection with the negotiations of the share purchase agreement with EchoStar, the Company paid $1,517,187 to a consultant during 1999 and capitalized such costs in the E-SAT investment account.

                      DBS INDUSTRIES, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Information as of and for the nine month periods ended
 September 30, 2001 and 2000, and subsequent to December 31, 2000, is unaudited)


4.   Satellite Construction Costs

     During the construction of its satellite system, the Company is capitalizing all design, engineering, launch and construction costs. Such costs amounted to approximately $12.2 million as of September 30, 2001. The Company reviews capitalized satellite construction and FCC license costs for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. Lack of receipt of adequate financing to build and prepare to launch two LEO satellites sufficiently in advance of the required FCC launch date in September 2002 may represent an impairment event and result in the write down of such capitalized costs to their recoverable value.

     On December 15, 1998, the Company and Alcatel Space Industries ("Alcatel") entered into a Memorandum of Understanding and authorization to proceed ("MOU") pursuant to which Alcatel would become the General Contractor for the design, construction and launch services for the Company's planned low earth orbit satellites. Upon signing of the MOU, the Company made a $1 million advance payment to Alcatel. In January and February 1999, the Company made additional payments to Alcatel totaling $1 million.

     On March 31, 1999, the Company signed construction and launch contracts with Surrey Satellite Technology Limited ("Surrey") and Eurockot, respectively, and made advance payments of $7.8 million in April 1999 and $2.0 million in July 1999. Total payments under these cancelable contracts will amount to approximately $47 million. In July 1999, the Company, Surrey and Eurockot reached agreements under which $3.2 million of the required milestone payments due in July 1999 totaling $4.8 million were deferred to yet to be agreed upon dates.

     On October 8, 1999, the Company signed a contract with Alcatel for the final design, construction and delivery to the launch site of six Little LEO satellites. This agreement also includes the final design, construction and delivery of the ground infrastructure, including the gateway earth station, mission center, satellite control center, ground communications network and ground-based transceivers to be installed into devices, like utility meters. Alcatel is also responsible for providing in-orbit testing of the NewStar System. The total contract price for the end-to-end system is $88.5 million. Either party has the right to terminate this agreement under certain circumstances. The Company paid $2 million in construction payments to Alcatel, pursuant to which Alcatel completed the preliminary engineering design review for the Company's system, including the payload design and designs for the gateway earth station and tracking facilities, as well as the satellite orbital analysis and communications link margins to and from space. The agreement with Alcatel required a payment at the end of 1999 of approximately $9.1 million in cash and the equivalent of $5 million in Common Stock. This payment was necessary for Alcatel to continue work and to trigger an effective date for our full system development schedule. As of September 30, 2001, this payment has not been made, and Alcatel therefore has the right to consider this contract void as to further work, and that the contract is therefore not currently in effect.

                      DBS INDUSTRIES, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Information as of and for the nine month periods ended
 September 30, 2001 and 2000, and subsequent to December 31, 2000, is unaudited)


5.   Customer Advances

     The Company's wholly-owned subsidiary, GEMS, is party to a contract to deliver 10,000 satellite radio units. The purchase order is for $1.2 million and under the terms of the purchase order, GEMS would receive a total of $500,000 in advance payments on the contract, based on certain milestone achievements. As of December 31, 1998, this purchase order had been suspended by both parties when the Argos System became unavailable. The $400,000 in milestone payments received is reported as customer advances on the accompanying consolidated balance sheets. These milestone payments could be subject to refund in whole or in part.

6.   Convertible Debentures

     On August 31, 2001, the Company sold to an accredited investor an aggregate of $500,000 principal amount of convertible debentures due August 31, 2006, together with warrants to purchase up to an aggregate of 250,000 shares of Common Stock of the Company at an exercise price of $1.06 per share. The Company shall accrue simple interest on the $500,000 at the rate of 6% per annum. As of September 30, 2001, the Company has accrued $2,500 in interest expense relating to these debentures. The principal and accrued interest are convertible into shares of Common Stock of the Company at the lower of
     (i) a fixed conversion price equal to $0.98 (maximum  conversion  price) or
     (ii) a variable conversion price equal to 85% of the market price, but in no event lower than $0.21 per share (minimum conversion price).

     Emerging Issues Task Force (EITF) Issue No. 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios (EITF 98-5) as clarified by EITF 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments, requires the Company to compute the Beneficial Conversion Feature (BCF) of the convertible debt. Therefore a BCF of approximately $223,000 was recorded as debt discount and is amortized as interest expense over the five-year life of the debenture. Additionally, the Company estimated the fair value of the warrant, using the Black-Scholes model, at approximately $134,000 and recorded it as a debt discount. This amount will also be amortized over the five-year life of the debenture. As of September 30, 2001, the Company has recorded approximately $6,000 as interest expense relating to the amortization of the value of the warrants and BCF.

                      DBS INDUSTRIES, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Information as of and for the nine month periods ended
 September 30, 2001 and 2000, and subsequent to December 31, 2000, is unaudited)


7.   Commitments

     Operating leases

     The Company and its wholly-owned subsidiaries lease their facilities under noncancelable operating leases which run concurrently and expire in July 2003. Minimum future rental payments under the leases are as follows:

            Year Ending December 31,

                      2001                  $ 148,234
                      2002                    148,234
                      2003                     86,470
                                            ---------
                                            $ 382,938

     Total rent expense was $226,268 and $150,084 for the years ended December 31, 2000 and 1999, respectively.

     Other

     Refer to Note 4 for certain contract commitments.

8.   Stockholders' Equity

     Preferred Stock

     The Company's Certificate of Incorporation, as amended in September 2001, authorizes the issuance of 10,000,000 shares of preferred stock with a par value of $0.0004 per share. The Board of Directors of the Company is authorized to issue preferred stock from time to time in series. The Board is further authorized to establish such series, to fix and determine the variations in the relative rights and preferences, and to allow for the conversion of preferred stock into Common Stock.

     Common Stock

     The Company's Certificate of Incorporation, as amended in September 2001, authorizes the issuance of 100,000,000 shares of Common Stock with a par value of $0.0004 per share. Each record holder of Common Stock is entitled to one vote for each share held on all matters properly submitted to the stockholders for their vote. Cumulative voting for the election of directors is not permitted by the Certificate of Incorporation.

                      DBS INDUSTRIES, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Information as of and for the nine month periods ended
 September 30, 2001 and 2000, and subsequent to December 31, 2000, is unaudited)


Equity Transactions with Non-Employees

     Preferred Stock Transactions

     During fiscal 2000, the Company sold to accredited investors an aggregate of 35,897 shares of its Series A Convertible Preferred Stock at $30 per share, for an aggregate placement of $1,076,910. The shares of preferred stock have a liquidation preference of $30.00 per share and were initially convertible, at the option of the holder, into ten shares of Common Stock, or at a rate of $3.00 per common share. Per the conversion terms, the conversion rate was adjusted to a range between $1.6438 and $1.8625, based upon the 5-day average closing price of the Company's Common Stock three months after the shares were issued, because the Company's Common Stock was trading below $3.00 per share. Commissions were paid to one placement agent in the aggregate amount of approximately $7,000, plus a warrant was issued in July 2000 to the placement agent to purchase 57,586 shares of Common Stock at the exercise price of $3.00 per share. As of September 30, 2001, 25,899 shares of Series A Preferred Shares remain outstanding. Accreted dividends totaled $60,970 based on a 5% dividend rate per annum.

     On October 6, 2000, the Company received from accredited investors proceeds of $400,000 from the sale in a private placement of (1) 400 shares of Series B Convertible Preferred Stock, (2) warrants to purchase 83,660 shares of Common Stock with an exercise price of $1.052 per share and (3) warrants to purchase 83,660 shares of Common Stock with an exercise price of $1.434 per share. During the first 180 days following October 6, 2000, the Series B Preferred Stock could not be converted; and the Company had the right to redeem these shares if the Company repaid the purchase price plus an additional 5-7% depending on repayment date, plus dividends at a rate of 10% per annum. After 180 days following October 6, 2000, the Series B Preferred Stock are convertible into Common Stock at the lesser of (1) approximately $0.96 per share which was the closing bid price at the time of the purchase or (2) 80% of the average of the three lowest closing bid prices of the Common Stock for the 20-day trading period prior to the conversion date. The Company also has the obligation to register the Common Stock underlying the warrants and, after 180 days, Common Stock underlying any redeemed Series B Preferred Stock. For this transaction, an agent received a fee of 40 shares of Series B Preferred Stock and warrants to purchase 120,000 shares of Common Stock of the Company with an exercise price of $1.052 per share. As of September 30, 2001, 440 shares of Series B Preferred Shares remain outstanding. Accreted dividends totaled $43,878 based on a 10% dividend rate per annum.

     On June 26, 2001, the Company's Series B preferred stockholders agreed to modify their preferred stock agreement with the Company. As a result of the modification, the Company's requirement to file a registration statement for the Series B equity was delayed four months to August 4, 2001. The Company has not filed such registration statement as of September 30, 2001 and therefore has recorded accretions of 5% monthly of the Series B Preferred Stock's liquidation amount of $400,000. These accretions totaled $38,000 in the quarter ended September 30, 2001.

                      DBS INDUSTRIES, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Information as of and for the nine month periods ended
 September 30, 2001 and 2000, and subsequent to December 31, 2000, is unaudited)


     The preferred stockholders have the right to require redemption of the Series B Preferred Stock amounts, including accretions, 90 days subsequent to August 4, 2001 in the event that the registration statement is not declared effective at that time.

     In conjunction with this modification, the Company agreed to reprice the existing 287,322 warrants issued on October 6, 2000 to the Series B preferred stockholders ranging in price from $1.0126 to $1.1342 to $0.17 per share. In addition, the Company issued to the Series B preferred stockholders warrants to purchase 500,000 shares of the Company's Common Stock at an exercise price of $0.17 per share. The fair value of $195,000 of such warrants was calculated using the Black-Scholes option pricing model with the following variables: exercise price of $0.17, closing stock price on June 26, 2001 of $0.44, life of warrants of 3 years, volatility of 150% and risk free interest rate of 5.5%. The value of such warrants was deemed to be analogous to a dividend to the preferred stockholders as prescribed under the provisions of EITF 98-5 and was recognized at the date of issuance as the warrants were immediately exercisable.

     Common Stock Transactions

     In February 1999, the Company issued (a) 500,000 units each consisting of a share of Common Stock at a price of $3.00 per share and a warrant to purchase a share of Common Stock at an exercise price of $4.00, and (b) 50,000 units consisting of a share of Common Stock at a price of $2.50 per share and a warrant to purchase a share of Common Stock at an exercise price of $3.50. Sale of these units resulted in gross proceeds to the Company of approximately $1.6 million. In connection with this offering, the Company granted warrants to purchase 75,000 shares of the Company's Common Stock at an exercise price of $3.75. Such grant represented stock issuance costs and therefore, its fair value of $270,000 was recorded as an offset against the proceeds of the offering.

     In March 1999, the Company received proceeds of approximately $7.5 million from the exercise of warrants to purchase 2.5 million shares of the Company's Common Stock.

     During April 1999, Surrey and Eurockot purchased 1,666,667 shares of the Company's Common Stock for a total $5 million in cash.

     During 1999, the Company granted options and warrants to purchase 347,273 shares of the Company's Common Stock at exercise prices ranging from $0.79 to $2.75 to several service providers. The fair value of such options and warrants, which amounted to approximately $774,000, was recorded as an expense during 1999. The following variables were used to determine the fair value of such instruments under the Black-Scholes option pricing model: volatility of 100%, expected life of 10 years for options and 2 to 3 years for warrants, risk free interest of 5% to 6% and underlying stock prices equal to fair market value at the time of grant.

                      DBS INDUSTRIES, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Information as of and for the nine month periods ended
 September 30, 2001 and 2000, and subsequent to December 31, 2000, is unaudited)


     In December 1999, the Company granted warrants to purchase 500,000 shares of the Company's Common Stock at an exercise price of $2.81 per share to a financial institution as consideration for its efforts to help raise capital. The fair value of such warrants of $674,000 was recorded as a long term asset and will be offset against proceeds once they are received. The fair value of the warrants was estimated on the date of grant using the Black-Scholes model with volatility of 100%, expected life of 3 years, risk-free interest rate of 5% and fair market value of the Common Stock of $2.25 per share.

     During 1999, the Company received proceeds of $598,526 from the exercise of options to purchase 425,084 shares of the Company's Common Stock, and proceeds of $320,768 from the exercise of warrants to purchase 324,160 shares of the Company's Common Stock.

     On June 2, 2000, the Company entered into an agreement to sell shares of its Common Stock, at the Company's option, to Torneaux Ltd., a corporation organized in the Bahamas, an accredited investor. The Company issued a Warrant to purchase 250,000 shares of its Common Stock at an exercise price of $1.01 per share as a finder's fee. In September 2000, warrants for 125,000 shares of Common Stock were exercised at the reduced price of $0.70 per share and a new warrant to purchase an additional 125,000 shares of Common Stock at an exercise price of $1.1875 per share was issued. The transaction was exempt from registration in reliance upon Section 4(2) of the Securities Act. In September 2000, the Company sold 84,490 shares of Common Stock to Torneaux Ltd. in accordance with the agreement, resulting in gross proceeds to the Company of $83,333 and issued a warrant to purchase 42,245 shares of Common Stock at an exercise price of $1.1342 per share. In October 2000, the Company sold 63,092 shares of Common Stock to Torneaux Ltd. in accordance with the agreement, resulting in gross proceeds to the Company of $55,556 and issued a warrant to purchase 31,546 shares of Common Stock at an exercise price of $1.0126 per share.

     On June 2, 2000, the Company sold an aggregate of 166,298 shares of its Common Stock to three accredited investors. The stock was sold for $1.00 per share resulting in gross proceeds to the Company of $166,298. A finder's fee of approximately $11,641 was paid in connection with these transactions. The offers and sales during the three month period ended June 30, 2000 were made by the Company in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act.

     In May 2000, the Company granted a warrant to purchase 300,000 shares of its Common Stock to a consultant for past services. No commissions were paid. The warrant has an exercise price of $0.6749 per share. The transaction was exempt from registration in reliance upon Section 4(2) of the Securities Act.

     In July 2000, the Company received from an accredited investor $100,000 from a private placement of 133,333 shares of Common Stock and granted a warrant to purchase 10,000 shares of Common Stock exercisable through July 2004 at an exercise price of $0.75 per share. No commissions were paid. The transaction was exempt from registration in reliance upon Section 4(2) of the Securities Act.

                      DBS INDUSTRIES, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Information as of and for the nine month periods ended
 September 30, 2001 and 2000, and subsequent to December 31, 2000, is unaudited)


     In August 2000, the Company granted warrants to purchase 49,000 shares of Common Stock to a consultant for services rendered. The warrants are exercisable through August 2003 at an exercise price of $0.9062 per share. The fair value of such warrants of $36,309 was expensed and was estimated on the date of grant using the Black-Scholes model with volatility of 150%, expected life of 3 years, risk free interest rate of 6% and a fair market value of the Common Stock of $0.90 per share. The transaction was exempt from registration in reliance upon Section 4(2) of the Securities Act.

     In September 2000, the Company issued 200,000 shares of Common Stock and a warrant to purchase 200,000 shares of Common Stock to a consultant for services rendered. The warrants are exercisable through September 2003 at an exercise price ranging from $1.50 to $2.50 per share. The fair value of such warrants of $194,500 was expensed and was estimated on the date of grant using the Black-Scholes model with volatility of 150%, expected life of 3 years, risk free interest rate of 6% and a fair market value of the Common Stock of $1.25 per share. The transaction was exempt from registration in reliance upon Section 4(2) of the Securities Act.

     In October 2000, the Company granted a warrant to purchase 500,000 shares of the Company's Common Stock at an exercise price of $1.31 per share to a financial institution as consideration for its efforts to help raise capital. Warrants to purchase the first 50,000 vested as of the grant date and will expire in October 2004. The remaining warrants to purchase 450,000 shares shall vest upon the closing of transactions that provide cash to the Company based on the success of the financial institution's efforts. The transaction was exempt from registration in reliance upon Section 4(2) of the Securities Act.

     In December 2000, options to purchase 70,571 shares of the Company's Common Stock that were previously issued to a Director at prices ranging from $0.060 to $2.19, were transferred to his spouse in connection with his divorce settlement. These warrants are fully vested and have expiration dates ranging between December 18, 2004 and May 22, 2008.

     In December 2000, the Company received from accredited investors proceeds of $100,000 in exchange for 100,000 units, each unit consisting of two shares of Common Stock at a price of $0.50 per share and a warrant to purchase one-quarter of one share of Common Stock at an exercise price of $1.00 per share. In connection with this transaction, a finder's fee of $7,000.00 was paid and a warrant was issued to purchase 10,000 shares of Common Stock exercisable at $1.00 per share. The 200,000 shares of Commons Stock were issued in January 2001. The transaction was exempt from registration in reliance upon Section 4(2) of the Securities Act.

     In December 2000 the Company received from accredited investors proceeds of $500,000 in exchange for 2,000,000 units, each unit consisting of one share of Common Stock at a price of $0.25 per share and a warrant to purchase one share of Common Stock at an exercise price of $0.50. In connection with this transaction, a finder's fee of $35,000.00 was paid and a warrant was issued to purchase 100,000 shares of Common Stock exercisable at $0.50 per

                      DBS INDUSTRIES, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Information as of and for the nine month periods ended
 September 30, 2001 and 2000, and subsequent to December 31, 2000, is unaudited)


     share. The 2,000,000 shares of Common Stock were issued in January 2001. The transaction was exempt from registration in reliance upon Section 4(2) of the Securities Act.

     During fiscal 2000, the Company received proceeds of $87,500 from the exercise of options to purchase 60,000 shares of the Company's Common Stock, and proceeds of $5,805 from the exercise of warrants to purchase 3,870 shares of the Company's Common Stock.

     During 2000, a total of 136,923 shares of Common Stock were issued for services rendered to three consultants for a total fair value of $147,634 which was expensed during the course of the year. The transaction was exempt from registration in reliance upon Section 4(2) of the Securities Act.

     In January 2001, the Company received proceeds in a private placement of $200,000 from an accredited investor in exchange for 400,000 shares of Common Stock and a warrant to purchase 100,000 shares of Common Stock exercisable at $1.00 per share. In connection with this transaction, a finder's fee of $14,000 was paid and a warrant was issued for 40,000 shares of Common Stock exercisable at $1.00 per share. The fair value of such warrants, which amounted to approximately $16,000, was recorded as stock issuance costs. The following variables were used to determine the fair value of such instruments under the Black-Scholes option pricing model: volatility of 150%, expected life of 4 years, risk free interest of 6.5% and underlying stock prices equal to fair market value at the time of grant.. The transaction was exempt from registration in reliance upon
     Section 4(2) of the Securities Act.

     In January 2001, the Company received proceeds in a private placement of $50,000 from three accredited investors in exchange for 100,000 shares of Common Stock and warrants to purchase 12,500 shares of Common Stock exercisable at $1.00 per share. In connection with this transaction, a finder's fee of $3,500 was paid and a warrant was issued for 5,000 shares of Common Stock exercisable at $1.00 per share. The fair value of such warrants, which amounted to approximately $2,000, was recorded as stock issuance costs. The following variables were used to determine the fair value of such instruments under the Black-Scholes option pricing model: volatility of 150%, expected life of 4 years, risk free interest of 6.5% and underlying stock prices equal to fair market value at the time of grant. The transaction was exempt from registration in reliance upon
     Section 4(2) of the Securities Act.

     In March 2001, the Company received proceeds in a private placement of $250,000 from an accredited investor in exchange for 568,182 shares of Common Stock and a warrant to purchase 113,636 shares of Common Stock exercisable at $0.90 per share. An additional warrant to purchase 450,000 shares of Common Stock exercisable at $0.50 per share was issued to the same accredited investor, relative to the same transaction, in April 2001. In connection with this transaction, a finder's fee of $17,500 was paid and a warrant was issued for 56,818 shares of Common Stock exercisable at $0.90 per share. The fair value of such warrants, which amounted to approximately $19,000, was recorded as stock issuance costs. The following variables were used to determine the fair value of such instruments under the Black-Scholes option pricing model: volatility of 150%, expected life of 4

                      DBS INDUSTRIES, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Information as of and for the nine month periods ended
 September 30, 2001 and 2000, and subsequent to December 31, 2000, is unaudited)


     years, risk free interest of 6.5% and underlying stock prices equal to fair market value at the time of grant. The transaction was exempt from registration in reliance upon Section 4(2) of the Securities Act.

     In March 2001, the Company issued 488,136 shares of Common Stock of the Company to a consultant for services rendered for a total fair value of $216,000. This amount was recorded as consulting expense. The transaction was exempt from registration in reliance upon Section 4(2) of the Securities Act.

     On April 18, 2001, the Company granted to an accredited investor a warrant to purchase 5,000 shares of Common Stock of the Company at an exercise price of $0.50 per share in exchange for extending the period during which the Company was required to file a registration statement with regard to securities purchased by the investor on December 27, 2000. The transaction was performed by the Company in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act.

     In May 2001, the Company received six-month loans from three current stockholders and a director of the Company in the amount of $30,000. In consideration for the loans, the Company will pay interest at the rate of 6.5% per annum, and has issued warrants to said stockholders and director to purchase a total of 150,000 shares of restricted Common Stock exercisable at $0.25 per share. In June 2001, the Company received a six-month loan from a director of the Company in the amount of $25,000. In consideration for the loan, the Company will pay interest at the rate of 6.5% per annum, and has issued a warrant to the director to purchase a total of 125,000 shares of restricted Common Stock exercisable at $0.45 per share. The fair value of such warrants, which amounted to approximately $41,000, is being amortized as interest expense over the term of the loans. The following variables were used to determine the fair value of such instruments under the Black-Scholes option pricing model: volatility of 150%, expected life of 6 months, risk free interest of 6% and underlying stock prices equal to fair market value at the time of grant.

     During July 2001, the Company issued a total of 1,909,458 shares of Common Stock and warrants to purchase a total of 1,086,486 shares of Common Stock as part of a private placement to five accredited investors, including Torneaux Lt., for aggregate gross proceeds of approximately $375,000. Of the shares issued, 486,486 shares were delivered upon the exercise of a portion of the total warrants that were issued in the transaction. In addition, the Company agreed to reprice certain existing Torneaux Ltd. warrants to purchase an aggregate of 73,791 shares of Common Stock from exercise prices ranging from $1.0126 to $1.1342 to $0.17 per share. The transactions were exempt from registration in reliance upon Section 4(2) of the Securities Act.

     On July 9, 2001, the Company granted a warrant to purchase an aggregate of 500,000 shares of its Common Stock to two consultants as part of two agreements dated July 9, 2001. The warrants have an exercise price of $0.38 per share. Of these 500,000 warrants, 175,000 vested upon performance of service during the quarter ended September 30, 2001, while the vesting of the remainder is contingent upon the occurrence of future events. The fair

                      DBS INDUSTRIES, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Information as of and for the nine month periods ended
 September 30, 2001 and 2000, and subsequent to December 31, 2000, is unaudited)


     value of such warrants, which amounted to approximately $54,250, was recorded as an expense. The following variables were used to determine the fair value of such instruments under the Black-Scholes option pricing model: volatility of 150%, expected life of 3 years, risk free interest of 6.5% and underlying stock prices equal to fair market value at the time of grant.

     On July 27, 2001, the Company sold an aggregate of 600,000 shares of its Common Stock to three accredited investors. The stock was sold for $0.60 per share resulting in gross proceeds to the Company of $360,000. In addition, the Company issued warrants to purchase an aggregate of 59,999 shares of its Common Stock at $0.60 per share. These transactions were performed by the Company in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act.

     On August 1, 2001, the Company granted a warrant to purchase 62,000 shares of its Common Stock to a consultant as part of an agreement dated August 1, 2001. The warrant has an exercise price of $0.77 per share. Of these 62,000 warrants, 25,000 vested upon performance of service during the quarter ended September 30, 2001, while the vesting of the remainder is contingent upon the occurrence of a future event. The fair value of the 25,000 warrants, which amounted to approximately $17,000, was recorded as an expense. The following variables were used to determine the fair value of such instruments under the Black-Scholes option pricing model: volatility of 150%, expected life of 4 years, risk free interest of 6.5% and underlying stock prices equal to fair market value at the time of grant..

     On August 9, 2001, warrants to purchase 100,000 shares of Common Stock of the Company exercisable at $0.62 per share were issued to two consultants for services rendered. The fair value of such warrants, which amounted to approximately $55,000, was recorded as an expense. The following variables were used to determine the fair value of such instruments under the Black-Scholes option pricing model: volatility of 150%, expected life of 4 years, risk free interest of 6.5% and underlying stock prices equal to fair market value at the time of grant.

     On August 10, 2001, warrants to purchase a total of 50,000 shares of Common Stock of the Company exercisable at $0.67 per share were issued to two consultants for services rendered. The fair value of such warrants, which amounted to approximately $29,500, was recorded as an expense. The following variables were used to determine the fair value of such instruments under the Black-Scholes option pricing model: volatility of 150%, expected life of 4 years, risk free interest of 6.5% and underlying stock prices equal to fair market value at the time of grant.

     On August 16, 2001, the Company sold an aggregate of 425,531 shares of its Common Stock to two accredited investors. The stock was sold for $0.47 per share resulting in gross proceeds to the Company of $200,000. In addition, the Company issued warrants to purchase 69,148 shares of its Common Stock at $0.47 per share. These transactions were performed by the Company in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act.

                      DBS INDUSTRIES, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Information as of and for the nine month periods ended
 September 30, 2001 and 2000, and subsequent to December 31, 2000, is unaudited)


     On August 19, 2001, a warrant to purchase 9,722 shares of Common Stock of the Company exercisable at $0.59 per share was issued to a consultant for services rendered. The fair value of such warrants, which amounted to approximately $5,000, was recorded as an expense. The following variables were used to determine the fair value of such instruments under the Black-Scholes option pricing model: volatility of 150%, expected life of 4 years, risk free interest of 6.5% and underlying stock prices equal to fair market value at the time of grant.

     On August 20, 2001, the Company granted a warrant to purchase 250,000 shares of its Common Stock to a consultant for services rendered. The warrant has an exercise price of $0.50 per share. The fair value of such warrants, which amounted to approximately $150,000, was recorded as an expense. The following variables were used to determine the fair value of such instruments under the Black-Scholes option pricing model: volatility of 150%, expected life of 4 years, risk free interest of 6.5% and underlying stock prices equal to fair market value at the time of grant.

     Also on August 20, 2001, the Company sold 500,000 shares of its Common Stock to an accredited investor. The stock was sold for $0.50 per share resulting in gross proceeds to the Company of $250,000. In addition, the Company issued a warrant to purchase 300,000 shares of its Common Stock at $0.50 per share. The transaction was performed by the Company in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act.

     On August 29, 2001, the Company sold 94,203 shares of its Common Stock to an accredited investor. The stock was sold for $0.69 per share resulting in gross proceeds to the Company of $65,000. In addition, the Company issued a warrant to purchase 9,420 shares of its Common Stock at $0.69 per share. The transaction was performed by the Company in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act.

     On September 7, 2001, the Company issued 333,333 shares of Common Stock to a consultant for services rendered for a total fair value of $216,000. The Company recorded this amount as consulting expense.

Equity transactions with employees

     Issuance of Common Stock to Employees

     In January 2001, 6,375 shares of Common Stock of the Company, valued at $10,000, were issued to a Director for service on the Board.

     On July 9, 2001, the Company issued 43,411 shares of Common Stock valued at $18,000 to two Directors as payment for service on the Board of Directors. This amount was recorded as compensation expense.

                      DBS INDUSTRIES, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Information as of and for the nine month periods ended
 September 30, 2001 and 2000, and subsequent to December 31, 2000, is unaudited)


     On July 17, 2001, the Company received approximately $4,350 from the sale of 12,083 shares of Common Stock to employees pursuant to the 1999 Employee Stock Purchase Plan for the period ended June 30, 2001.

     On August 16, 2001, the Company sold 53,191 shares of its Common Stock to a Director. The stock was sold for $0.47 per share resulting in gross proceeds to the Company of $25,000. In addition, the Company issued a warrant to purchase 5,319 shares of its Common Stock at $0.47 per share.

     Employee Stock Purchase Plan

     The Company has established the 1999 Employee Stock Purchase Plan (the "1999 Plan"), which was approved by the stockholders in June 1999 to serve as a vehicle to attract and retain the services of key employees and to help such key employees realize a direct proprietary interest in the Company. Under the 1999 Plan, employees, including officers, who do not beneficially own stock and/or options totaling 5% or more of the voting power of the Company, will be eligible to participate. However, no participant may be granted rights to purchase more than $25,000 worth of Common Stock (valued at the time the purchase right is granted) for each calendar year in which such purchase rights are outstanding under any other stock purchase plans. An aggregate of 50,000 shares of Common Stock of the Company were reserved for issuance under the 1999 Plan of which 17,295 were issued and outstanding as of December 31, 2000. Employees electing to participate in the 1999 Plan are allowed to deduct from 1% to 10% of their compensation to purchase shares of Common Stock. Twice a year, the employees' accumulated payroll deductions will be used to purchase shares of Common Stock at a price equal to 85% of the closing price of the Common Stock on either the first business day or last business day of the offering period, whichever is lower.

     In January 2001, the Company received approximately $3,150 from the sale of stock to an employee pursuant to the 1999 Employee Stock Purchase Plan.

     Employee Stock Option Plans

     In February 1996, the Company  adopted the 1996 Stock Option Plan (the 1996
     Plan) to consolidate its three existing plans. In May 1998, the Company adopted the 1998 Stock Option Plan (the "1998 Plan"), which provides for the issuance of a maximum of 500,000 shares of the Company's Common Stock. In May 2000, the Company adopted the 2000 Stock Option Plan (the "2000 Plan"), which provides for the issuance of a maximum of 1,750,000 shares of the Company's Common Stock. Provisions of the 1996, 1998, and 2000 Plans are substantially similar to those of the earlier plans. The overall purpose of the 1996, 1998, and 2000 Plans is to advance the long-term interest of the Company by attracting, motivating and retaining its employees, directors and consultants with the opportunity to obtain an equity interest in the Company.

                      DBS INDUSTRIES, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Information as of and for the nine month periods ended
 September 30, 2001 and 2000, and subsequent to December 31, 2000, is unaudited)


     Eligible employees, directors and consultants can receive options to purchase shares of the Company's Common Stock at a price generally not less than 100% of the fair market value of the Common Stock on the date of the grant of incentive stock options. Nonqualified and nonplan options may be granted at a price lower than fair market value. The options granted under the 1996, 1998 and 2000 Plans are exercisable over a maximum term of ten years from the date of grant and generally vest over (i) one year in the case of directors and consultants, and (ii) up to a five-year period in the case of employees. Shares sold under the 1996, 1998 and 2000 Plans are subject to various restrictions as to resale.

     Information with respect to plan and non-plan activity is set forth below:



                                                               Outstanding Options
                                        ------------------------------------------------------------
                                                                                            Weighted
                                                                                             Average
                                        Number of         Price per         Aggregate       Exercise
                                         Shares             Share             Price           Price
                                        ---------       -------------      -----------      --------

     Balance, December 31, 1998         2,044,156       $0.40 - $5.60      $ 1,741,255        $0.85

       Granted                          2,149,700       $0.39 - $5.50        2,759,768         1.28
       Exercised                         (280,144)      $0.53 - $2.80         (203,695)        0.73
       Terminated                         (10,340)          $0.53               (5,491)        0.53
                                        ---------                          -----------
     Balance, December 31, 1999         3,903,372       $0.40 - $5.60      $ 4,291,837        $1.10
                                        ---------                          -----------

       Granted                            218,461       $0.91 - $2.59          268,302         1.23
       Exercised                          (83,000)      $0.60 - $2.19          (73,724)        0.89
       Terminated                         (95,571)      $0.60 - $2.19         (145,065)        1.25
                                        ---------                          -----------
     Balance, December 31, 2000         3,943,262                          $ 4,341,350        $1.10
                                        ---------                          -----------

       Granted                          3,412,425       $0.22 - $0.77        2,308,797         0.68
       Exercised                         (118,875)      $0.53 - $0.60          (65,003)        0.55
       Terminated                         (56,313)          $0.531             (29,902)        0.53
                                        ---------                          -----------
     Balance, September 30, 2001        7,180,499                          $ 6,555,242        $0.91
                                        =========                          ===========


     The following table summarizes information with respect to stock options outstanding at December 31, 2000:

                                               Options Outstanding           Options Exercisale
                                      -------------------------------------------------------------
                                                    Weighted
                                                     Average
                                                    Remaining    Weighted                 Weighted
                                                   Contractual    Average                  Average
               Range of                 Number        Life       Exercise     Number      Exercise
            Exercise Price            Outstanding    (years)       Price   Exercisable      Price
            --------------            -----------  -----------   --------  -----------    ---------
             $0.53 - $0.75              1,685,242     7.30       $  0.59    1,542,065      $ 0.57
             $1.08 - $1.67              2,054,449     9.49          1.31    1,401,115        1.31
             $2.00 - $2.86                147,287     8.22          2.40      147,287        2.40
             $5.50 - $5.60                 56,284     8.07          5.51       56,284        5.51
                                      -----------                          ----------
                                        3,943,262                           3,146,751
                                      ===========                          ==========


                      DBS INDUSTRIES, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Information as of and for the nine month periods ended
 September 30, 2001 and 2000, and subsequent to December 31, 2000, is unaudited)


     The following table summarizes information with respect to stock options outstanding at September 30, 2001:


                                               Options Outstanding           Options Exercisale
                                      -------------------------------------------------------------
                                                    Weighted
                                                     Average
                                                    Remaining    Weighted                 Weighted
                                                   Contractual    Average                  Average
               Range of                 Number        Life       Exercise     Number      Exercise
            Exercise Price            Outstanding    (years)       Price   Exercisable      Price
            --------------            -----------  -----------   --------  -----------    ---------
             $0.22 - $0.49              1,013,607     9.44       $  0.46      481,939    $  0.47
             $0.53 - $0.77              3,788,872     8.11          0.69    3,776,372       0.69
             $0.91 - $1.75              2,174,449     7.82          1.29    1,771,115       1.30
             $2.00 - $2.86                147,287     6.53          2.40      147,287       2.40
             $5.50 - $5.60                 56,284     6.37          5.51       56,284       5.51
                                      -----------                        ------------
       Balance, September 30, 2001      7,180,499                           6,232,997
                                      ===========                        ============


                      DBS INDUSTRIES, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Information as of and for the nine month periods ended
 September 30, 2001 and 2000, and subsequent to December 31, 2000, is unaudited)


     The stock based compensation for the twelve months ended December 31, 2000 and 1999 has been allocated across the relevant functional expense categories within operating expense as follows:

                                                Year Ended December 31,
                                               2000                1999
                                           -----------          ---------

     Marketing and sales                   $   358,332          $ 153,324
     General and administrative                593,871            756,035
     Research and development                  126,654             48,396

     Total stock-based compensation        $ 1,078,857          $ 957,755

     The Company accounts for employee and board of director stock options in accordance with the provisions of APB No. 25 and complies with the disclosure provisions of SFAS No. 123.

     Under APB No. 25, compensation expense is recognized based on the amount by which the fair value of the underlying Common Stock exceeds the exercise price of the stock options at the measurement date, which in the case of employee stock options is typically the date of grant. For financial reporting purposes, the Company has determined that the deemed fair market value on the date of grant of certain employee stock options was in excess of the exercise price of the options. This amount is recorded as deferred compensation and is classified as a reduction of stockholders' equity and is amortized as a charge to operations over the vesting period of the applicable options. The vesting period is generally four years. The fair value per share used to calculate deferred compensation was derived by reference to the preferred stock values and the Company's initial public offering price range. Consequently, the Company recorded deferred stock compensation of $0 and $2,490,337 during the year ended December 31, 2000 and 1999, respectively. Amortization recognized for the years ended December 31, 2000 and 1999 totaled $1,078,857 and $957,755, respectively.

     The weighted average fair value of the options granted or modified for the years ended December 31, 2000, and 1999 were $1.37 and $0.90, respectively. The fair value of each stock option is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                                    2000             1999

                  Risk free interest rate           6.0%             5.7%
                  Expected life                   4 years           4 years
                  Volatility                        150%             100%
                  Dividend yield                     -                 -

                      DBS INDUSTRIES, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Information as of and for the nine month periods ended
 September 30, 2001 and 2000, and subsequent to December 31, 2000, is unaudited)


     The following pro forma net loss information has been prepared following the provisions of SFAS No. 123:

                                                    December 31,
                                               2000             1999
                                          ------------------------------
     Net loss
       As reported                        $ (6,557,549)    $ (5,915,493)
       Proforma                           $ (7,226,245)    $ (6,252,010)

     Net loss per share
       As reported                             $ (0.44)         $ (0.45)
       Pro forma                               $ (0.49)         $ (0.48)

9.   Related Party Transactions

     During fiscal 2000, several executives of the Company deferred receipt of their salaries due. The executives included the President ($125,000), the Chief Financial Officer ($45,000), the Chief Legal Counsel ($41,250) and the Vice President of Operations ($33,750).

10.  Income Taxes

     The provision for income taxes for all periods presented relates to current minimum taxes. The estimated tax effect of significant temporary differences and carryforwards that gave rise to deferred income tax assets as of December 31, 2000 and 1999, is as follows:


                                                             2000                            1999
                                                 -----------------------------   -----------------------------
                                                    Federal           State         Federal           State
                                                 ------------      -----------   ------------      -----------
     Deferred tax assets:
       Net operating loss carryforwards          $  5,325,000      $   936,000   $  3,439,000      $   602,000
       Research and development credit
         carryforwards                                177,000                -        147,000                -
           Deferred compensation and other             35,000            6,000         64,000           12,000
                                                 ------------      -----------   ------------      -----------
       Deferred tax assets                          5,537,000          942,000      3,650,000          614,000
       Valuation allowance                         (5,537,000)        (942,000)    (3,650,000)        (614,000)
                                                 ------------      -----------   ------------      -----------
           Net deferred tax assets               $          -      $         -   $          -      $         -
                                                 ============      ===========   ============      ===========

                      DBS INDUSTRIES, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Information as of and for the nine month periods ended
 September 30, 2001 and 2000, and subsequent to December 31, 2000, is unaudited)


     Due to the uncertainty of realization, a valuation allowance has been provided to offset the net deferred tax assets. The increase in the valuation allowance was $2,215,000 and $2,047,500 during the years ended December 31, 2000 and 1999, respectively. The provision for income taxes differs from the amount which would arise by applying the combined statutory income tax rate of approximately 40% due to changes in the deferred tax valuation allowance.

     As of December 31, 2000, the Company has net operating loss carryforwards of approximately $15,660,000 and $15,350,000 for federal income tax purposes and California state franchise tax purposes, respectively. The Company also has research and development credit carryforwards. Such carryforwards expire in varying amounts between 2000 and 2020.

     As a result of changes enacted by the 1986 Tax Reform Act, utilization of net operating loss and tax credit carryforwards may be limited due to equity transactions occurring on or after May 6, 1986.

11.  Risks and Uncertainties

     The Company periodically maintains cash balances at banks in excess of the Federal Deposit Insurance Corporation insurance limit of $100,000.

12.  Supplemental Disclosures of Non Cash Investing and Financing Activities

     During fiscal 2000 the Company issued 132,236 shares of Common Stock in lieu of cash for services rendered by two vendors. The total value of the services provided was $ 138,882.

13.  Subsequent Events

     On October 2, 2001, the Company issued 75,298 shares of Common Stock to a terminated employee in accordance with his termination settlement for a total fair value of $37,649.

     On November 12, 2001, the Company issued 2,000 shares of Common Stock to a consultant for services rendered for a total fair value of $780. The transaction was performed by the Company in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act.

     On November 19, 2001, the Company issued 150,000 shares of Common Stock to a terminated employee in accordance with his termination settlement for a total fair value of $46,800.

     On November 19, 2001, the Company sold 172,414 shares of its Common Stock to an accredited investor. The stock was sold for $0.29 per share resulting in gross proceeds to the Company of $50,000. In addition, the Company issued a warrant to purchase 17,241 shares of its Common Stock at $0.29 per share. The transaction was performed by the Company in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act.

                      DBS INDUSTRIES, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Information as of and for the nine month periods ended
 September 30, 2001 and 2000, and subsequent to December 31, 2000, is unaudited)


     On November 30, 3001 the Company issued 441,176 shares of Common Stock to two investors upon conversion of an aggregate of 120 shares of series B preferred stock based upon $0.272 per Common Share. Additionally, a total of 50,498 shares of Common Stock were issued to investors in lieu of accrued and unpaid cash dividends at the same conversion price. The transaction was performed by the Company in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act.

     On December 13, 2001, the Company issued 166,667 shares of Common Stock to an accredited investor. The stock was sold for $0.30 per share resulting in gross proceeds to the Company of $50,000. In addition, the Company issued a warrant to purchase 83,333 shares of its Common Stock at $0.30 per share. The transaction was performed by the Company in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Officers and Directors

     Section 145 of the General Corporation Law of Delaware provides for the indemnification of officers and directors under certain circumstances against expenses incurred successfully defending against a claim and authorizes Delaware corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director. The Certificate of Incorporation and Bylaws of DBS Industries, Inc. provide for indemnification of its officers and directors to the full extent authorized by law.

Item 25. Other Expenses of Issuance and Distribution

     The following table sets forth the costs and expenses payable by the Company in connection with the issuance and distribution of the securities being registered hereunder. No expenses shall be borne by the Selling Security Holders. All of the amounts shown are estimates, except for the SEC Registration and NASD Application Fees.

           SEC registration fee                   $  1,423
           Printing and engraving expenses*       $    500
           Accounting fees and expenses*          $ 25,000
           Legal fees and expenses*               $ 25,000
           Transfer agent and registrar fees*     $  6,000
           Fees and expenses for qualification
           under state securities laws            $   -0-
           Miscellaneous*                         $  1,000

           TOTAL                                  $ 58,923

* estimated

Item 26. Recent Sales of Unregistered Securities

     (a) On December 13, 2001, the Company issued 166,667 units to one accredited investor, on November 19, 2001, the Company issued 172,414 units to one accredited investor, on August 29, 2001 the Company issued 94,203 units to one accredited investor, on August 20, 2001 the Company issued 500,000 units to one accredited investor, on August 16, 2001 the Company issued an aggregate of 478,722 units to two accredited investors and on July 27, 2001 the Company issued an aggregate of 600,000 units to three accredited investors. The issuances were part of a private placement that raised aggregate gross proceeds of approximately $1,000,000. The units were issued to nine accredited investors and, generally, each unit consisted of one share of Common Stock and a warrant to purchase one-tenth (1/10) share of Common Stock; however, the issuance on December 13, 2001 included a warrant to purchase 1/2 share of Common Stock and the issuance on August 16, 2001 included a warrant to purchase one fifth (1/5) share of Common Stock instead of one tenth (1/10). The warrants have a term of four years. No commissions were paid and the transactions were exempt from registration in reliance upon Section 4(2) of the Securities Act.

     (b) On November 30, 2001 the Company issued 441,176 shares of Common Stock to two investors upon conversion of an aggregate of 120 shares of series B preferred stock based upon a conversion rate of $0.272 per Common Share. Additionally, a total of 50,498 shares of Common Stock were issued to investors in lieu of accrued and unpaid cash dividends at the same conversion price. No commissions were paid and the transaction was exempt from registration in reliance upon Section 4(2) of the Securities Act.

     (c) On November 19, 2001, the Company issued 150,000 shares of Common Stock and on October 2, 2001 the Company issued 75,298 shares of Common Stock in connection with termination settlements reached with two employees. No commissions were paid and the transactions were exempt from registration in reliance upon Section 4(2) of the Securities Act.

     (d) On November 12, 2001, the Company issued 2,000 shares of Common Stock and on September 7, 2001 the Company issued 333,333 shares of Common Stock to two consultants for their past services. No commissions were paid and the transactions were exempt from registration in reliance upon Section 4(2) of the Securities Act.

     (e) On August 31, 2001, the Company issued 500,000 units to one accredited investor at a purchase price equal to $1.00 per unit. Each unit consisted of one convertible debenture, with the principal amount of the convertible debenture due August 31, 2006, together with a warrant to purchase one-half (1/2) share of Common Stock at an exercise price of $1.06 per share resulting in gross proceeds to the Company of $500,000. The convertible debentures accrue simple interest on the principal amount at the rate of 6% per annum. The convertible debenture principal and accrued interest is convertible into shares of Common Stock at the lower of (i) a fixed conversion price equal to $0.98 (maximum conversion price) or (ii) a variable conversion price equal to 85% of the market price, but in no event lower than $0.21 per share (minimum conversion price). The warrants have a term of five years. A structuring fee of $30,000 was paid to Azure Capital Holdings, LLC and a finder's fee of $15,000 was paid to Madison & Wall Worldwide, Inc. The transaction was exempt from registration in reliance upon
Section 4(2) of the Securities Act.

     (f) On August 19, 2001, the Company issued a warrant to purchase 9,722 shares of Common Stock, on August 10, 2001 the Company issued a warrant to purchase 50,000 shares of Common Stock, on August 9, 2001 the Company issued two warrants to purchase a total of 100,000 shares of Common Stock, on August 1, 2001 the Company issued a warrant to purchase 62,000 shares of Common Stock and on July 9, 2001 the Company issued two warrants to purchase a total of 500,000 shares of Common Stock. The warrants were issued to a total of 7 consultants for their past services. Each warrant has a term of four years. No commissions were paid and the transactions were exempt from registration in reliance upon Section 4(2) of the Securities Act.

     (g) On July 17, 2001, the Company issued a total of 12,083 shares of Common Stock to certain employees pursuant to the 1999 Employee Stock Purchase Plan for the period ended June 30, 2001. The issuances resulted in aggregate gross proceeds of approximately $4,350. No commissions were paid and the transaction was exempt from registration in reliance upon Section 4(2) of the Securities Act.

     (h) On July 9, 2001, the Company issued 43,411 shares of Common Stock to two Directors as payment for past service on the Board of Directors. No commissions were paid and the transaction was exempt from registration in reliance upon Section 4(2) of the Securities Act.

     (i) During July 2001, the Company issued a total of 1,909,458 shares of Common Stock and warrants to purchase a total of 1,086,486 shares of Common Stock as part of a private placement to five accredited investors, including Torneaux Ltd., for aggregate gross proceeds of approximately $375,000. Of the shares issued, 486,486 shares were delivered upon the exercise of a portion of the total warrants that were issued in the transaction. In addition, the Company agreed to reprice certain existing Torneaux Ltd. warrants to purchase an aggregate of 73,791 shares of Common Stock from exercise prices ranging from $1.0126 to $1.1342 to $0.17 per share. The transactions were exempt from registration in reliance upon Section 4(2) of the Securities Act.

     (j) In June 2001, the Company issued to a director of the Company a warrant to purchase 125,000 shares of Common Stock in connection with a six-month loan to the Company in the amount of $25,000. The warrant has a term of two years. No commissions were paid and the transaction was exempt from registration in reliance upon Section 4(2) of the Securities Act.

     (k) On June 26, 2001, the Company's Series B preferred stockholders agreed to modify their preferred stock agreement with the Company, including a four month postponement of the requirement to register their shares. In conjunction with this modification, the Company agreed to reprice the existing 287,322 warrants issued on October 6, 2000 to the Series B preferred stockholders ranging in price from $1.0126 to $1.1342 to $0.17 per share. In addition, the Company issued to the Series B preferred stockholders warrants to purchase 500,000 shares of Common Stock at an exercise price of $0.17 per share. The warrants have a term of five years. No commissions were paid and the transaction was exempt from registration in reliance upon Regulation S.

     (l) In May 2001, the Company issued warrants to purchase a total of 150,000 shares of Common Stock to three current stockholders and a director in connection with six-month loans in the aggregate amount of $30,000. The warrants have a term of two years. No commissions were paid and the transaction was exempt from registration in reliance upon Section 4(2) of the Securities Act.

     (m) On April 18, 2001, the Company issued a warrant to purchase 5,000 shares of Common Stock to one accredited investor in exchange for extending the period during which the Company was required to file a registration statement with regard to securities purchased by the investor on December 27, 2000. The warrant has a term of four years. No commissions were paid and the transaction was exempt from registration in reliance upon Section 4(2) of the Securities Act.

     (n) On March 6, 2001, the Company issued one unit to an accredited investor. The unit consisted of 568,182 shares of Common Stock and a warrant to purchase 113,636 shares of Common Stock at an exercise price of $0.90 per share and an additional warrant to purchase 450,000 shares of Common Stock exercise price of $0.50 per share resulting in gross proceeds to the Company of $250,000. In connection with this transaction, a finder's fee of $17,500 was paid to Capital Access. The transaction was exempt from registration in reliance upon
Section 4(2) of the Securities Act.

     (o) In March 2001, the Company issued 488,136 shares of Common Stock of the Company to a consultant for past services. No commissions were paid and the transaction was exempt from registration in reliance upon Section 4(2) of the Securities Act.

     (p) On February 28, 2001, the Company issued 100,000 units to three accredited investors, on January 23, 2001 the Company issued 200,000 units to one accredited investor, on January 18, 2001 the Company issued 290,000 units to one accredited investor, on December 27, 2000 the Company issued 500,000 units to two accredited investors, and on December 18, 2000 the Company issued 100,000 units to two accredited investors. Each unit consisted of between two and four shares of Common Stock and a warrant to purchase between one-eighth (1/8) and one-half (1/2) share of Common Stock. The private placement resulted in aggregate gross proceeds of $950,000. In connection with the issuance on February 28, 2001 a finder's fee of $3,500 was paid to Capital Access and in connection with the issuance on December 18, 2000 a finder's fee of $7,000 was paid and a warrant to purchase 10,000 shares of common stock was issued. The warrants have a term of four years. The transactions were exempt from registration in reliance upon Section 4(2) of the Securities Act.

     (q) In consideration for the cancellation of certain outstanding options held by a director, on December 15, 2000, the Company issued a warrants to purchase a total of 70,571 shares of Common Stock. The warrants have a term ranging from five to eight years. No commissions were paid and the transaction was exempt from registration in reliance upon Section 4(2) of the Securities Act.

     (r) On October 6, 2000, the Company issued 400 units to two foreign investors in a private placement resulting in aggregate gross proceeds of approximately $400,000. Each unit consisted of one share of Series B Convertible Preferred Stock, 209.15 warrants to purchase Common Stock at an exercise price of $1.052 per share and 209.15 warrants to purchase Common Stock at an exercise price of $1.434 per share. The Series B Preferred Stock are convertible into Common Stock at the lesser of (1) approximately $0.96 per share which was the closing bid price at the time of the purchase or (2) 80% of the average of the three lowest closing bid prices of the Common Stock for the 20-day trading period prior to the conversion date. The Company also has the obligation to register the Common Stock underlying the warrants and the Common Stock underlying any redeemed Series B Preferred Stock. For this transaction, Intercoastal Holdings LLC received a fee of 40 shares of Series B Preferred Stock and warrants to purchase 120,000 shares of Common Stock at an exercise price of $1.052 per share. The warrants have a term of five years. The transaction was exempt from registration in reliance upon Regulation S.

     (s) On October 4, 2000, the Company issued a warrant to purchase 500,000 shares of the Company's Common Stock to Regency Capital Partners as consideration for its efforts to help raise capital. Warrants to purchase the first 50,000 shares vested as of the grant date and expire on October 4, 2003. The remaining warrants to purchase 450,000 shares were cancelled on April 1, 2001. The transaction was exempt from registration in reliance upon Section 4(2) of the Securities Act.

     (t) On December 12, 2000 the Company issued 65,569 shares of Common Stock, on September 8, 2000, the Company issued 200,000 shares of Common Stock and a warrant to purchase 200,000 shares of Common Stock, on August 1, 2000 the Company issued a warrant to purchase 49,000 shares of Common Stock, on May 1, 2000 the Company issued a warrant to purchase 300,000 shares of Common Stock and on January 13, 2000 the Company issued 4,687 shares of Common Stock. In addition, on June 21, 2000 the Company issued 66, 667 shares of its Common Stock to its outside legal counsel. The shares and warrants were issued to consultants for past services. The transactions were exempt from registration in reliance upon Section 4(2) of the Securities Act.

     (u) On August 31, 2000, the Company repriced one-half (1/2) of certain warrants previously issued and reduced their exercise prices to $0.70 per share as incentive for the holder to exercise 125,000 shares of the Company's Common Stock. The exercise resulted in gross proceeds to the Company of $87,500. In addition, the Company issued additional warrants to purchase 125,000 shares of the Company's Common. The warrants have a term of two years. No commissions were paid and the transaction was exempt from registration in reliance upon Section 4(2) of the Securities Act.

     (v) On July 25, 2000, the Company issued 133,333 shares of Common Stock and a warrant to purchase 10,000 shares of Common Stock to one accredited investor. The transaction resulted in gross proceeds to the Company of $99,999.75. The warrant has a term of four years. No commissions were paid and the transaction was exempt from registration in reliance upon Section 4(2) of the Securities Act.

     (w) On June 2, 2000, the Company entered into an agreement to sell shares of its Common Stock, at the Company's option, to Torneaux Ltd., a corporation organized in the Bahamas. On August 11, 2000, the Company issued a warrant to purchase 250,000 shares of the Company's Common Stock to Beacon Capital Corp. as a finder's fee. That transaction was exempt from registration in reliance upon
Section 4(2) of the Securities Act.

     (x) On June 2, 2000, the Company sold an aggregate of 166,298 shares of its Common Stock to three accredited investors resulting in gross proceeds of $166,298. A finder's fee of approximately $11,641 was paid in connection with this transaction. The transaction was exempt from registration in reliance upon
Section 4(2) of the Securities Act.

     (y) From December 1999 through March 2000, the Company sold an aggregate of 35,897 shares of its Series A Convertible Preferred Stock to 12 accredited investors. The stock was sold for $30 per share resulting in gross proceeds to the Company of $1,077,000. In connection with certain of the transactions, a commission of $69,090 was paid and warrants to purchase 57,586 shares of Common Stock at an exercise price of $3.00 per share were issued to SJ Capital issued on July 18, 2000. The warrants have a term of five years. The transactions were exempt from registration in reliance upon Regulation D.

     (z) From September through December 1999, the Company issued warrants or options to purchase an aggregate of 260,000 shares of its Common Stock to consultants for past services. No commissions were paid. No commissions were paid and the transactions were exempt from registration in reliance upon Section 4(2) of the Securities Act.

     (aa) On April 14, 1999, the Company issued 333,333 shares of its Common Stock to Surrey Satellite Technology Limited for gross proceeds of $1 million. No commission was paid and the transaction was exempt from registration in reliance upon Regulation S.

     (bb) On April 8, 1999, the Company issued 1,333,334 shares of its Common Stock to Eurockot Launch Services GmbH for gross proceeds of $4 million. No commission was paid and the transaction was exempt from registration in reliance upon Regulation S.

     (cc) On February 12, 1999, the Company issued 500,000 units to four accredited investors and on February 1, 1999 the Company issued 50,000 units to one accredited investor. Each Unit consisted of one share of Common Stock and a warrant to purchase one share of Common and resulted in gross proceeds to the Company of $1.625 million. The warrants have a term of three years. The transaction was exempt from registration in reliance upon Regulation D. The Company paid $75,000 and issued a warrant to purchase 75,000 shares of Common Stock at $3.75 per share to Cardinal Capital, LLC as a commission in connection with this transaction.

     (dd) In March 1999, the Company issued 63,239 shares of its Common Stock to Bridge Group (HK) International, Ltd. as part of a settlement of a legal claim asserted by the Bridge Group against the Company's president. Such shares were valued at $5.12 per share. No commission was paid and the transaction was exempt from registration in reliance upon Section 4(2) of the Securities Act.

Item 27. Exhibits

     (2.1) Plan and Agreement of Reorganization, dated September 30, 1992, entered into with DBS Industries, Inc., Network, Inc, and certain of its shareholders which was previously filed in, and is hereby incorporated by reference to, the Company's Current Report on Form 8-K, date of report, December 2, 1991.(1)

     (3.0)  Restated Certificate of Incorporation, effective May 28, 1997.(1)

     (3.1)  Bylaws, effective February 19, 1999.(1)

     (3.2) Certificate of Amendment of Certificate of Incorporation, effective April 28, 1999.(1)

     (3.3) Certificate of Designations, creating the Series A Convertible Preferred Stock effective January 25, 2000.(8)

     (3.4) Certificate of Designations, creating the Series B Convertible Preferred Stock effective September 25, 2000. (10)

     (3.5) Certificate of Correction to Certificate of Designations of Series B Convertible Preferred Stock, effective October 10, 2000. (11)

     (3.6) Certificate of Amendment to the Certificate of Designations of Series A Convertible Preferred Stock effective March 6, 2001. (11)

     (3.7) Certificate of Amendment to the Articles of Incorporation of E-SAT, Inc. dated December 29, 2000. (11)

     (3.8) Certificate of Amendment of Certificate of Incorporation, effective September 4, 2001.

     (4.1) Form of Unit Warrant Agreement, which was previously filed in, and is hereby incorporated by reference to, the Company's Registration Statement on Form S-18, No. 33-31868-D, effective May 11, 1990.(1)

     (4.2)  Specimen Stock Certificate.(1)

     (4.3)  Form of Warrant issued to SJ Capital.(8)

     (5.1)  Opinion of Bartel Eng & Schroder.

     (10.6) 1993 Incentive Stock Option Plan for DBS Industries, Inc.(1)

     (10.7) 1993 Non-Qualified  Stock Option Plan for Non-Employee  Directors of
            DBS Industries, Inc.(1)

     (10.8) 1993  Non-Qualified  Stock  Option  Plan  for  Consultants  of  DBS
            Industries, Inc.(1)

    (10.9) Commercial Lease and Sublease and Consent pertaining to Mill Valley, CA office space.(1)

   (10.20) AXION Royalty Agreement incorporated by reference to the Company's Current Report on Form 8-K dated May 16, 1994.(1)

   (10.24) DBS Industries, Inc. $3,000,000, Three-Year Convertible Debenture Series B due January 12, 1999, incorporated by reference to the Company's Current Report on Form 8-K dated February 1, 1996.(1)

   (10.25) Memorandum of Understanding between ABB Power T&D Company, Inc. and Global Energy Metering Service, Inc. dated February 9, 1996.(1)

   (10.26) Stock Purchase Agreement between Seimac Limited and DBS Industries, Inc., comprised of Common Stock Exchange Agreement and Shareholders Agreement both dated December 13, 1995.(1)

   (10.30) DBS Industries, Inc., $640,000 Three-Year Convertible Debenture, Series C due December 31, 1999.(1)

   (10.31) Employment Agreement between Fred W. Thompson and the Company, dated April 18, 1996.(1)

   (10.32) Employment Agreement between Randall L. Smith and GEMS (the Company's Subsidiary), dated March 1, 1996.(1)

   (10.33) Employment Agreement between E.A. James Peretti and GEMS (the Company's subsidiary) dated April 18, 1996.(1)

   (10.34)  1996 Stock Option Plan.(1)

   (10.36)  1998 Stock Option Plan.(1)

   (10.37) Memorandum of Understanding Between DBS Industries, Inc. and Matra Marconi Space.(2)

   (10.38)  Letter of Intent with SAIT-Radio Holland SA.(2)

   (10.39) Purchase Agreement with Astoria Capital, L.P. and Microcap Partners, L.P.(2)

   (10.40) Warrant Agreement with Astoria Capital, L.P. and Microcap Partners, L.P.(2)

   (10.41) Employment Agreement between Gregory T. Leger and DBS Industries, Inc. dated March 1, 1998.(3)

   (10.42)  Unit Purchase Agreement with Michael Associates.(4)

   (10.43) Unit Purchase Agreement with Lodestone Capital Fund LLC, Fourteen Hill Capital, LP, High Peak Limited and Michael Fitzsimmons.(3)

   (10.44) Launch Services Agreement with Eurockot Launch Services GmbH dated March 31, 1999.(4) (Redacted per Confidential Treatment Request)

   (10.45) Satellite Construction Agreement with Surrey Satellite Technology Limited dated March 31, 1999.(4) (Redacted per Confidential Treatment Request)

   (10.46) Amendment to Employment Agreement between Fred W. Thompson and DBS Industries, Inc. dated September 1, 1999.(6)

   (10.47) Amendment to Employment Agreement between Gregory T. Leger and DBS Industries, Inc., dated September 1, 1999.(6)

   (10.48) Employment Agreement between Frederick R. Skillman, Jr., and DBS Industries, Inc., dated July 28, 1999.(6)

   (10.49) Amendment to Employment Agreement between Frederick R. Skillman, Jr., and DBS Industries, Inc. dated September 1, 1999.(6)

   (10.50) Employment Agreement between H. Tate Holt and DBS Industries, Inc. dated June 1, 1999. (6)

   (10.51) Employment Agreement between Stanton C. Lawson and DBS Industries, Inc. dated October 18, 1999. (6)

   (10.52) Employment Agreement between Randy Stratt and DBS Industries, Inc. dated November 8, 1999. (6)

   (10.53) Prime Contract for E-SAT Communications System between DBS Industries, Inc. and Alcatel Space Industries dated October 8, 1999, and as amended on December 22, 1999. (6) (Redacted per Confidential Treatment Request)

   (10.54) Share Purchase Agreement between EchoStar DBS Corporation and DBS Industries, Inc. dated July 30, 1999. (6) (Redacted per Confidential Treatment Request)

   (10.55)  2000 Stock Option Plan. (7)

   (10.56) Common Stock Purchase Agreement between Torneaux Ltd. and DBS Industries, Inc. dated June 2, 2000. (8)

   (10.57) Amendment to Common Stock purchase Agreement between Torneaux Ltd. and DBS Industries, Inc. dated June 30, 2000. (10)

   (10.58) Stock Purchase Agreement between Courtney Benham and DBS Industries, Inc. dated June 2, 2000. (11)

   (10.59) Stock Purchase Agreement between Codera Wine Group Pension Plan and DBS Industries, Inc. dated June 2, 2000. (11)

   (10.60) Stock Purchase Agreement between Patrick Watt House Living Trust and DBS Industries, Inc. dated June 2, 2000. (11)

   (10.61) Stock Purchase Agreement between Barbara J. Drew and DBS Industries, Inc. dated July 25, 2000. (11)

   (10.62) Registration Rights Agreement between EchoStar DBS Corporation and DBS Industries, Inc. dated December 29, 2000. (12)

   (10.63) Voting Agreement between EchoStar DBS Corporation and DBS Industries, Inc. dated December 29, 2000. (12)

   (10.64) Operator-to-Operator Agreement between Iridium Satellite LLC and DBS Industries dated May 24, 2001. (13)

   (10.65) Amendment to Series B Preferred Stockholder Agreement dated June 26, 2001. (13)

   (10.66)  1999 Employee Stock Purchase Plan (5)

   (10.67) Securities Purchase Agreement between Azure Capital Holdings LLC and DBS Industries dated August 31, 2001. (14)

   (10.68) 6% Convertible Debenture between Azure Capital Holdings LLC and DBS Industries dated August 31, 2001. (14)

    (21.1)  List of Subsidiaries of DBS Industries, Inc.

    (23.1)  Consent of PricewaterhouseCoopers LLP.

    (23.2)  Consent of Bartel Eng & Schroder is contained in Exhibit 5.1.

(1) Previously filed in, and incorporated by reference to, Form 10-KSB for Fiscal Years July 31, 1993, July 31, 1994, July 31, 1995 and December 31, 1995, December 31, 1996, December 31, 1997, December 31, 1998, and December 31, 1999 or Form 8-K where indicated.
(2) Previously filed with Registration Statement on Form SB-2 filed on September 16, 1998.
(3) Previously filed with Registration Statement on Form SB-2 filed on November 30, 1998.
(4) Previously filed with Registration Statement on Form SB-2 filed on May 3, 1999.
(5)  Previously  filed in the Proxy  Statement  on Schedule  14A filed on May 4,
     1999.
(6) Previously filed in the Form 10-KSB for the Fiscal Year ended December 31, 1999.
(7) Previously filed in the Proxy Statement on Schedule 14A filed on April 11, 2000.
(8)  Previously filed in the Form 8-K filed on June 15, 2000.
(9) Previously filed with Registration Statement on Form SB-2 filed on August 11, 2000.
(10) Previously filed with Form 10-Q for period ended June 30, 2000.
(11) Previously filed with Form 10-Q for period ended September 30, 2000.
(12) Previously filed with Form 10-KSB for the Fiscal Year ended December 31, 2000.
(13) Previously filed with Form 10-Q for period ended June 30, 2001.
(14) Previously filed with Form 10-Q for period ended September 30, 2001.

Reports on Form 8-K

     None.

Item 28. Undertakings

     The undersigned registrant hereby undertakes that it will:

     (1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) Include any additional changed material information on the plan of distribution.

     (2) For purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                                    SIGNATURE

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Mill Valley, State of California, on December 31, 2001.

                                        DBS INDUSTRIES, INC.,
                                        a Delaware Corporation

                                        /s/  Fred W. Thompson
                                        ____________________________________
                                        FRED W. THOMPSON,
                                        President

                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Fred W. Thompson and Stanton C. Lawson or either of them as his true and lawful attorneys-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agent or any of them, or of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates stated.

Signatures                                                    Date

/s/  Fred W. Thompson                                   December 31, 2001
-----------------------------------------------
FRED W. THOMPSON
President, Chief Executive Officer and Director
(Principal Executive Officer)


/s/  Stanton C. Lawson                                  December 31, 2001
-----------------------------------------------
STANTON C. LAWSON
Chief Financial Officer, Vice President of
Finance and Director
(Principal Financial and Accounting
 Officer)

/s/  Michael T. Schieber                                December 31, 2001
-----------------------------------------------
MICHAEL T. SCHIEBER
Director

/s/  Jerome W. Carlson                                  December 31, 2001
-----------------------------------------------
JEROME W. CARLSON
Director

/s/  Jessie J. Knight, Jr.                              December 31, 2001
-----------------------------------------------
JESSIE J. KNIGHT, JR.
Director

/s/  Roy T. Grant                                       December 31, 2001
-----------------------------------------------
ROY T. GRANT
Director